Exhibit 10.1

EXECUTION COPY

AMENDMENT NO. 4 TO CREDIT AGREEMENT

This AMENDMENT NO. 4 TO CREDIT AGREEMENT, dated as of September 21, 2016 (this “Amendment”), is entered into by and among SF CC Intermediate Holdings, Inc., a Delaware corporation (“Parent”), Smart & Final Stores LLC, a California limited liability company (the “Borrower”), the subsidiaries of the Borrower listed on the signature pages hereto (the “Subsidiary Guarantors”; and together with the Parent and the Borrower, the “Loan Parties”), Morgan Stanley Senior Funding, Inc. (“Morgan Stanley”), as administrative agent for the lenders under the Credit Agreement, as defined below (in such capacity, the “Administrative Agent”), and the Consenting Lenders (as defined below).

PRELIMINARY STATEMENTS:

WHEREAS, Parent, the Borrower, the Administrative Agent and the financial institutions and other persons party thereto as lenders from time to time (the “Lenders”) entered into that certain First Lien Term Loan Credit Agreement, originally dated as of November 15, 2012 (as amended by that certain Amendment No. 1 to Credit Agreement and Incremental Facility Amendment, dated as of May 29, 2013, that certain Amendment No. 2 to Credit Agreement and Incremental Facility Amendment, dated as of December 19, 2013 and that certain Amendment No. 3 to Credit Agreement, dated as of May 12, 2015, and as otherwise amended from time to time prior to the date hereof, the “Credit Agreement”; capitalized terms not otherwise defined in this Amendment have the same meanings as specified in the Credit Agreement);

WHEREAS, the Borrower, Parent, the other Loan Parties and the Administrative Agent have agreed to amend the Credit Agreement to, among other changes, extend the Maturity Date of the Term Loans to November 15, 2022, increase the outstanding principal amount of the Term Loans by approximately $30 million (by funding the Commitments set forth on Schedule I hereto), and increase the Applicable Margin with respect to the Term Loans by 0.25%, all as hereinafter set forth; and

WHEREAS, certain Lenders are prepared to become parties hereto for the purpose of consenting to the amendments set forth in Section 1 below (such Lenders, the “Consenting Lenders”, and each a “Consenting Lender”);

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto hereby agree as follows:

SECTION 1.           Amendments to Credit Agreement.

(a)                               The Credit Agreement is, effective as of the Fourth Amendment Effective Date (as defined below), and subject to the satisfaction of the conditions precedent set forth in Section 3, hereby amended to delete the struck text (indicated textually in the same manner as the following example: ~~struck text~~) and to add the double-underlined text (indicated textually in

S&F - Amendment No. 4 to
Credit Agreement

the same manner as the following example: double-underlined text) as set forth in the selected pages of the Amended Credit Agreement attached as Annex A hereto, except that any Schedule, Exhibit or other attachment to the Credit Agreement not amended pursuant to the terms of this Amendment or otherwise included as part of said Annex A shall remain in effect without any amendment or other modification thereto (other than as provided in Section 3 below).

(b)                              If any existing Lender declines or fails to consent to this Amendment by returning an executed counterpart of this Amendment to the Administrative Agent prior to the Consent Deadline (as defined below), then pursuant to and in compliance with the terms of Section 2.17(c) of the Credit Agreement, such Lender may be replaced and its Term Loans purchased and assumed by an assignee upon such assignee’s execution of this Amendment (which will also be deemed to be the execution of an Assignment and Acceptance, and the execution of this Amendment by the Administrative Agent and the Borrower shall be deemed to be the consent of the Administrative Agent and the Borrower (to the extent such consent is required under the Credit Agreement) thereto) and payment by such assignee of the purchase price required by Section 2.17(c) of the Credit Agreement.

(c)                               As of the Fourth Amendment Effective Date, and pursuant to Section 2.02(d) of the Credit Agreement (as amended pursuant to Section 1(a) above), each of the Lenders listed on Schedule I hereto shall make additional Term Loans to the Borrower, in each case in the respective principal amount set forth opposite each such Lender’s name on such Schedule I.  Such additional Term Loans shall be drawn as Incremental Term Loans constituting a Ratio-Based Incremental Facility, with the same terms and conditions as the Term Loans outstanding on the Fourth Amendment Effective Date, and shall constitute “Term Loans” for all purposes of this Amendment, the Amended Credit Agreement and the other Loan Documents.

SECTION 2.           Reference to and Effect on the Loan Documents. (a) This Amendment shall constitute a Loan Document for purposes of the Credit Agreement and the other Loan Documents, and on and after the Fourth Amendment Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the “Credit Agreement”, shall mean and be a reference to the Credit Agreement, as amended by this Amendment (the “Amended Credit Agreement”).

(b)                              The Credit Agreement, as specifically amended by this Amendment, and the other Loan Documents are, and shall continue to be, in full force and effect, and are hereby in all respects ratified and confirmed.

(c)                               Except as expressly provided herein, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any Lender or the Administrative Agent under the Credit Agreement or any other Loan Document, nor shall it constitute a waiver of any provision of the Credit Agreement or any Loan Document.

(d)                             Each of the Guarantors (as defined in the Collateral Agreement) hereby consents to the amendments to the Credit Agreement effected hereby, and hereby confirms,

acknowledges and agrees that, (a) notwithstanding the effectiveness of this Amendment, the obligations of such Guarantor contained in any of the Loan Documents to which it is a party are, and shall remain, in full force and effect and are hereby ratified and confirmed in all respects, except that, on and after the Fourth Amendment Effective Date, each reference in the Loan Documents to “the Credit Agreement”, “thereunder”, “thereof” or words of like import shall mean and be a reference to the Amended Credit Agreement, (b) the pledge and security interest in the Collateral granted by it pursuant to the Security Documents to which it is a party shall continue in full force and effect and (c) such pledge and security interest in the Collateral granted by it pursuant to such Security Documents shall continue to secure the Obligations purported to be secured thereby, as amended or otherwise affected hereby.

SECTION 3.           Conditions of Effectiveness.  This Amendment shall become effective as of the date (the “Fourth Amendment Effective Date”) on which the following conditions shall have been satisfied (or waived):

(a)                               the Administrative Agent (or its counsel) shall have received counterparts to this Amendment, duly executed by (i) Parent, the Borrower and the other Loan Parties and (ii) Consenting Lenders constituting the Required Lenders under, and as defined in, the Credit Agreement (as determined as of the Fourth Amendment Effective Date, immediately prior to giving effect to this Amendment), in each case prior to 3:00 p.m., New York City time, on September 15, 2016 (the “Consent Deadline”);

(b)                              after giving effect to this Amendment and the transactions contemplated hereby, the representations and warranties set forth in Article III of the Amended Credit Agreement shall be true and correct in all material respects as of the Fourth Amendment Effective Date (provided that, in each case such materiality qualifier shall not be applied to any representations or warranties that pursuant to their terms are already qualified by materiality or Material Adverse Effect), with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date);

(c)                               immediately prior to and after giving effect to the transactions contemplated herein, no Default or Event of Default shall have occurred and be continuing;

(d)                             the Administrative Agent shall have received a certificate, dated as of the Fourth Amendment Effective Date, signed by a Responsible Officer of the Borrower certifying as to compliance with the conditions precedent set forth in clauses (b) and (c) of this Section 3;

(e)                               the Administrative Agent shall have received (i) a certified copy of the resolutions, in form and substance reasonably satisfactory to the Administrative Agent, of the board of directors, other managers or general partner of each Loan Party (or a duly authorized committee thereof) authorizing the execution, delivery and performance of this Amendment, and the performance of the Amended Credit Agreement and the other Loan Documents after giving effect to this Amendment, certified as of the Fourth Amendment Effective Date by a Responsible Officer of such Loan Party as being in full force and effect without modification or amendment, and (ii) good standing certificates for each Loan Party for each jurisdiction in which such Loan Party is organized;

(f)                                the Administrative Agent shall have received such incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer of such Loan Party authorized to act as a Responsible Officer in connection with this Amendment and the other Loan Documents to which such Loan Party is a party;

(g)                              the Administrative Agent shall have received the legal opinion of Proskauer Rose LLP in form and substance reasonably satisfactory to the Administrative Agent;

(h)                              the Borrower shall have paid to the Administrative Agent, on or prior to the Fourth Amendment Effective Date, for the ratable account of the Consenting Lenders and the Lenders who take assignments of Term Loan pursuant to Section 1(b) above, in immediately available funds denominated in Dollars, an upfront fee in an amount equal to 0.50% of the aggregate principal amount of all of the Term Loans which are amended pursuant to this Amendment (the “Upfront Fee”), it being understood that the Borrower shall have no liability to pay any of the Upfront Fee if the Fourth Amendment Date does not occur; and

(i)                                  the Borrower shall have paid all reasonable, documented and invoiced out-of-pocket expenses of the Administrative Agent and the “Lead Arrangers” (as defined in that certain Amended and Restated Engagement Letter, dated on or about the date hereof, made by and among the Borrower, and Morgan Stanley and the other banks and financial institutions party thereto as “Lead Arrangers”) (including the reasonable fees, disbursements and other charges of Shearman & Sterling LLP, counsel to the Administrative Agent and the Lead Arrangers) required to be paid by the Borrower and incurred in connection with the preparation and negotiation of this Amendment.

SECTION 4.           Representations and Warranties.  The Borrower hereby represents and warrants to the Administrative Agent, the Consenting Lenders and the Lenders taking assignments of Term Loans pursuant to Section 1(b) above, that:

(a)                               on and as of the date hereof (i) it has all requisite limited liability company power and authority to enter into and perform its obligations under this Amendment and the Amended Credit Agreement, and (ii) this Amendment has been duly authorized, executed and delivered by it; and

(b)                              this Amendment, and the Amended Credit Agreement, constitute legal, valid and binding obligations of the Borrower, enforceable against it in accordance with their respective terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.

SECTION 5.           Execution in Counterparts.  This Amendment may be executed in one or more counterparts (and by different parties hereto in different counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Delivery of an executed counterpart of a signature page to this Amendment by facsimile or electronic .pdf shall be effective as delivery of a manually executed counterpart of this Amendment.

SECTION 6.  GOVERNING LAW.  THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 7.           WAIVER OF RIGHT OF TRIAL BY JURY.  EACH PARTY TO THIS AMENDMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AMENDMENT, OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THE AMENDED CREDIT AGREEMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AMENDMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 7 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Amendment No. 4 to Credit Agreement to be executed by their respective authorized officers or other authorized signatories as of the date first above written.

SMART & FINAL STORES LLC,
as Borrower

By:	/s/ Richard N. Phegley
Name: Richard N. Phegley
Title: Senior Vice President

[SIGNATURE PAGE]

SF CC INTERMEDIATE HOLDINGS, INC.,
as a Guarantor

By:	/s/ Richard N. Phegley
Name: Richard N. Phegley
Title: Senior Vice President

SMART & FINAL LLC,
as a Guarantor

By:	/s/ Richard N. Phegley
Name: Richard N. Phegley
Title: Senior Vice President

AMERIFOODS TRADING COMPANY LLC,
as a Guarantor

By:	/s/ Richard N. Phegley
Name: Richard N. Phegley
Title: Senior Vice President

PORT STOCKTON FOOD DISTRIBUTORS LLC,
as a Guarantor

By:	/s/ Richard N. Phegley
Name: Richard N. Phegley
Title: Senior Vice President

[SIGNATURE PAGE]

CASH & CARRY STORES LLC,
as a Guarantor

By:	/s/ Richard N. Phegley
Name: Richard N. Phegley
Title: Senior Vice President

SMART & FINAL LOGISTICS LLC,
as a Guarantor

By:	/s/ Richard N. Phegley
Name: Richard N. Phegley
Title: Senior Vice President

COMMERCE DISTRIBUTION COMPANY LLC,
as a Guarantor

By:	/s/ Richard N. Phegley
Name: Richard N. Phegley
Title: Senior Vice President

SMART & FINAL PROPERTIES I LLC,
as a Guarantor

By:	/s/ Richard N. Phegley
Name: Richard N. Phegley
Title: Senior Vice President

[SIGNATURE PAGE]

MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent

By:	/s/ Brendan MacBride
Name: Brendan MacBride
Title: Authorized Signatory

[SIGNATURE PAGE]

MORGAN STANLEY SENIOR FUNDING, INC.,
as Term Lender

By:	/s/ Justin Kotzin
Name: Justin Kotzin
Title: Authorized Signatory

[SIGNATURE PAGE]

[LENDER SIGNATURE PAGES ON FILE WITH THE ADMINISTRATIVE AGENT]

ANNEX A

AMENDMENTS TO THE FIRST LIEN TERM LOAN CREDIT AGREEMENT

[Attached On Following Pages]

~~FINAL CONFORMED~~EXECUTION VERSION

[~~CONFIRMED~~CONFORMED FOR CHANGES IN AMENDMENT NO. ~~3~~4 TO CREDIT AGREEMENT DATED AS OF ~~MAY 12~~SEPTEMBER 21, ~~2015~~2016]

FIRST LIEN TERM LOAN CREDIT AGREEMENT,

originally dated as of November 15, 2012,

among

SMART & FINAL STORES LLC,
as Borrower,

SMART & FINAL LLC,
as Borrower Holdco,

SF CC INTERMEDIATE HOLDINGS, INC.,
as Parent,

THE LENDERS PARTY HERETO,

MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent, Bookrunner and Arranger,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
CREDIT SUISSE SECURITIES (USA) LLC and
DEUTSCHE BANK SECURITIES INC.,
as Bookrunners and Arrangers

and

CREDIT SUISSE SECURITIES (USA) LLC and
DEUTSCHE BANK SECURITIES INC.,
as Co-Documentation Agents

TABLE OF CONTENTS

Page

ARTICLE I

Definitions

SECTION 1.01	Defined Terms	2
SECTION 1.02	Terms Generally	~~56~~58
SECTION 1.03	Accounting Terms; GAAP	~~56~~58
SECTION 1.04	Effectuation of Transfers	~~57~~59
SECTION 1.05	Currencies	~~57~~59

ARTICLE II

The Credits

SECTION 2.01	[Reserved]	~~57~~59
SECTION 2.02	Term Loans and Borrowings	~~57~~59
SECTION 2.03	Request for Borrowing	~~58~~60
SECTION 2.04	Funding of Borrowings	~~58~~60
SECTION 2.05	Interest Elections	~~59~~60
SECTION 2.06	Promise to Pay; Evidence of Debt	~~60~~62
SECTION 2.07	Repayment of Term Loans	~~60~~62
SECTION 2.08	Optional Prepayment of Term Loans	~~61~~63
SECTION 2.09	Mandatory Prepayment of Term Loans	~~62~~64
SECTION 2.10	Fees	~~63~~65
SECTION 2.11	Interest	~~63~~65
SECTION 2.12	Alternate Rate of Interest	~~64~~66
SECTION 2.13	Increased Costs	~~64~~66
SECTION 2.14	Break Funding Payments	~~65~~67
SECTION 2.15	Taxes	~~66~~68
SECTION 2.16	Payments Generally; Pro Rata Treatment; Sharing of Set-offs	~~68~~70
SECTION 2.17	Mitigation Obligations; Replacement of Lenders	~~70~~72
SECTION 2.18	Illegality	~~71~~73
SECTION 2.19	Incremental Facilities	~~71~~73
SECTION 2.20	Refinancing Amendments	~~74~~76
SECTION 2.21	Extensions of Term Loans	~~75~~77

ARTICLE III

Representations and Warranties

SECTION 3.01	Organization; Powers	~~77~~79
SECTION 3.02	Authorization	~~77~~79
SECTION 3.03	Enforceability	~~78~~80

i

SECTION 3.04	Governmental Approvals	~~78~~80
SECTION 3.05	[Reserved]	~~78~~80
SECTION 3.06	[Reserved]	~~78~~80
SECTION 3.07	Title to Properties; Possession Under Leases	~~78~~80
SECTION 3.08	Subsidiaries	~~79~~81
SECTION 3.09	Litigation; Compliance with Laws	~~79~~81
SECTION 3.10	Federal Reserve Regulations	~~79~~81
SECTION 3.11	Investment Company Act	~~80~~82
SECTION 3.12	Use of Proceeds	~~80~~82
SECTION 3.13	Tax Returns	~~80~~82
SECTION 3.14	No Material Misstatements	~~80~~82
SECTION 3.15	Employee Benefit Plans	~~81~~83
SECTION 3.16	Environmental Matters	~~82~~84
SECTION 3.17	Security Documents	~~82~~84
SECTION 3.18	Location of Real Property and Leased Premises	~~83~~85
SECTION 3.19	Solvency	~~83~~85
SECTION 3.20	No Material Adverse Effect	~~83~~85
SECTION 3.21	Insurance	~~84~~86
SECTION 3.22	USA PATRIOT Act; FCPA; OFAC	~~84~~86
SECTION 3.23	Intellectual Property; Licenses, Etc.	~~84~~86

ARTICLE IV

Conditions of Lending

SECTION 4.01	Conditions Precedent	~~85~~87

ARTICLE V

Affirmative Covenants

SECTION 5.01	Existence; Businesses and Properties	~~88~~90
SECTION 5.02	Insurance	~~89~~91
SECTION 5.03	Taxes	~~90~~92
SECTION 5.04	Financial Statements, Reports, etc.	~~90~~92
SECTION 5.05	Litigation and Other Notices	~~93~~95
SECTION 5.06	Compliance with Laws	~~94~~96
SECTION 5.07	Maintaining Records; Access to Properties and Inspections	~~94~~96
SECTION 5.08	Use of Proceeds	~~94~~96
SECTION 5.09	Compliance with Environmental Laws	~~94~~96
SECTION 5.10	Further Assurances; Additional Security	~~94~~96
SECTION 5.11	Fiscal Year; Accounting	~~96~~98
SECTION 5.12	Credit Ratings	~~96~~98
SECTION 5.13	Lender Calls	~~96~~98
SECTION 5.14	Post-Closing Matters	~~96~~98

ARTICLE VI

Negative Covenants

SECTION 6.01	Indebtedness	~~97~~99
SECTION 6.02	Liens	~~100~~102
SECTION 6.03	Sale and Lease-Back Transactions	~~104~~106
SECTION 6.04	Investments, Loans and Advances	~~104~~106
SECTION 6.05	Mergers, Consolidations, Sales of Assets and Acquisitions	~~108~~110
SECTION 6.06	Restricted Payments	~~111~~113
SECTION 6.07	Transactions with Affiliates	~~114~~116
SECTION 6.08	Business of Borrower Holdco and its Subsidiaries	~~116~~118
SECTION 6.09	Limitation on Payments and Modifications of Indebtedness; Modifications of Certificate of Incorporation, By Laws and Certain Other Agreements; etc.	~~116~~118

ARTICLE VIA

Parent Covenant

ARTICLE VII

Events of Default

SECTION 7.01	Events of Default	~~120~~122
SECTION 7.02	Exclusion of Immaterial Subsidiaries	~~123~~126

ARTICLE VIII

The Agents

SECTION 8.01	Appointment	~~124~~126
SECTION 8.02	Delegation of Duties	~~125~~128
SECTION 8.03	Exculpatory Provisions	~~126~~128
SECTION 8.04	Reliance by Administrative Agent	~~127~~129
SECTION 8.05	Notice of Default	~~127~~129
SECTION 8.06	Non-Reliance on Agents and Other Lenders	~~128~~130
SECTION 8.07	Indemnification	~~128~~130
SECTION 8.08	Agent in Its Individual Capacity	~~129~~131
SECTION 8.09	Successor Agent	~~129~~131
SECTION 8.10	Arrangers and Co-Documentation Agents	~~129~~131

ARTICLE IX

Miscellaneous

SECTION 9.01	Notices; Communications	~~129~~132
SECTION 9.02	Survival of Agreement	~~131~~133

SECTION 9.03	Binding Effect	~~131~~133
SECTION 9.04	Successors and Assigns	~~131~~133
SECTION 9.05	Expenses; Indemnity	~~138~~141
SECTION 9.06	Right of Set-off	~~140~~142
SECTION 9.07	Applicable Law	~~140~~143
SECTION 9.08	Waivers; Amendment	~~141~~143
SECTION 9.09	Interest Rate Limitation	~~143~~145
SECTION 9.10	Entire Agreement	~~143~~145
SECTION 9.11	WAIVER OF JURY TRIAL	~~143~~145
SECTION 9.12	Severability	~~143~~146
SECTION 9.13	Counterparts	~~144~~146
SECTION 9.14	Headings	~~144~~146
SECTION 9.15	Jurisdiction; Consent to Service of Process	~~144~~146
SECTION 9.16	Confidentiality	~~144~~147
SECTION 9.17	Platform; Borrower Materials	~~145~~147
SECTION 9.18	Release of Liens and Guarantees	~~145~~148
SECTION 9.19	Release of Parent as Borrower	~~146~~148
SECTION 9.20	USA PATRIOT Act Notice	~~146~~148
SECTION 9.21	Security Documents and ABL/Term Loan Intercreditor Agreement	~~146~~149
SECTION 9.22	Acknowledgment and Consent to Bail-In of EEA Financial Institutions	149

Exhibits and Schedules

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Solvency Certificate
Exhibit C	Form of Borrowing Request
Exhibit D	Form of Interest Election Request
Exhibit E	Form of Non-Debt Fund Affiliate Assignment and Acceptance

Schedule 1.01C	Sale/Lease-Back Documents
Schedule 1.01E	Certain Stores
Schedule 2.01	Commitments
Schedule 3.04	Governmental Approvals
Schedule 3.07(b)	Possession under Leases
Schedule 3.08(a)	Subsidiaries
Schedule 3.13	Taxes
Schedule 3.16	Environmental Matters
Schedule 3.18	Material Real Property
Schedule 3.21	Insurance
Schedule 3.23	Intellectual Property
Schedule 5.14	Post-Closing Matters
Schedule 6.02(a)	Liens
Schedule 6.04	Investments
Schedule 6.07	Transactions with Affiliates
Schedule 9.01	Notice Information

v

FIRST LIEN TERM LOAN CREDIT AGREEMENT, originally dated as of November 15, 2012 (as amended as of the First Amendment Effective Date by the First Amendment (each as defined below), as amended as of the Second Amendment Effective Date by the Second Amendment (each as defined below), ~~and~~ as amended as of the Third Amendment Effective Date by the Third Amendment (each as defined below) and as amended as of the Fourth Amendment Effective Date by the Fourth Amendment (each as defined below), this “Agreement”), among SF CC Intermediate Holdings, Inc., a Delaware corporation (“Parent”, and also as the initial borrower hereunder prior to the Contribution, as described below), Smart & Final LLC, a California limited liability company (“Borrower Holdco”), Smart & Final Stores LLC, a California limited liability company  (“S&F Stores”, and the “Borrower”), the Lenders party hereto from time to time, and Morgan Stanley Senior Funding, Inc., as administrative agent (in such capacity, and as further defined in Section 1.01, the “Administrative Agent”) and as collateral agent (in such capacity, and as further defined in Section 1.01, the “Collateral Agent”).

A.                                Ares Corporate Opportunities Fund III, L.P. and Ares Corporate Opportunities Fund IV, L.P. (collectively, “Sponsor”) formed Parent, and pursuant to the Purchase and Sale Agreement, dated as of October 9, 2012 (the “Purchase Agreement”), by and among SF CC Holdings, Inc., a Delaware corporation (“SF CC”), Smart & Final Holdco LLC and the other parties thereto, Parent on the Closing Date (as assignee of SF CC), acquired (the “Acquisition”) 100% of the capital stock of Smart & Final Holdings Corp., a Delaware corporation (as further defined in Section 1.01, the “S&F Holdings”), from the holders of such capital stock.

B.                                 SF CC now directly owns 100% of the Equity Interests of Parent; Parent now directly owns 100% of the Equity Interests of Borrower Holdco; and Borrower Holdco now directly owns 100% of the Equity Interests of the Borrower.

C.                                 In connection with the consummation of the Acquisition, (i) the Lenders extended credit in the form of Term Loans on the Closing Date in an aggregate principal amount of $525.0 million to Parent and (ii) Sponsor and certain other investors (including members of S&F Holdings’ management) arranged or designated by Sponsor (collectively with Sponsor, the “Investors”) made contributions in the form of cash, common Equity Interests and/or other types of Equity Interests reasonably acceptable to the Arrangers on the Closing Date in an aggregate amount equal to at least 25.0% of the sum of (A) the aggregate gross proceeds of the loans borrowed under the ABL Credit Agreement on the Closing Date (excluding the aggregate gross proceeds of loans borrowed under the ABL Credit Agreement to fund certain amounts payable on the Closing Date), the Term Loans borrowed hereunder on the Closing Date and the term loans borrowed under the Second Lien Term Loan Credit Agreement (as defined below) on the Closing Date, and (B) the total consolidated pro forma equity capitalization of Parent and its Subsidiaries, in each case, as of the Closing Date after giving effect to the Transactions (the “Equity Contribution”).

D.                                Shortly after the Closing Date,  Parent, S&F Holdings, Casino USA, Inc. (“Casino”), Borrower Holdco, and S&F Stores entered into a series of contributions and assignments pursuant to the Contribution and Assignment Agreements (as defined in Section 1.01) whereby (i) S&F Holdings, Casino and Borrower Holdco (formerly Smart & Final Inc.) were converted into limited liability companies pursuant to applicable state law and

(ii) Parent assigned all of its rights and obligations hereunder and under the other Loan Documents, and contributed the Term Loans, to S&F Stores (the “Contribution”).  In connection with the Contribution, S&F Stores acceded to this Agreement and became the “Borrower” hereunder, and Parent was released from its obligations as borrower hereunder and became a parent guarantor of the Obligations.

E.                                  As of May 29, 2013, Parent, the Borrower, the subsidiaries of the Borrower party thereto, the Lenders party thereto, the Administrative Agent and the other parties thereto entered into the First Amendment, which amended the terms of this Agreement as of the First Amendment Effective Date, pursuant to which the Borrower incurred Incremental Term Loans (as defined below) in an aggregate principal amount of $55.0 million, the proceeds of which were used, in part, to prepay amounts then outstanding under the Second Lien Term Loan Credit Agreement.

F.                                   As of December 19, 2013, Parent, the Borrower, the subsidiaries of the Borrower party thereto, the Lenders party thereto, the Administrative Agent and the other parties thereto entered into the Second Amendment, which amended the terms of this Agreement as of the Second Amendment Effective Date.  Pursuant to such Second Amendment, the Borrower incurred Incremental Term Loans (as defined below) in a principal amount equal to $140.0 million, the proceeds of which were used to prepay in full all amounts outstanding under the Second Lien Term Loan Credit Agreement as of the Second Amendment Effective Date (the “Second Lien Prepayment”) and to pay costs, fees and expenses related to the Second Amendment and the transactions contemplated thereby.  Immediately following the consummation of the Second Lien Prepayment, the Second Lien Obligations were satisfied and paid in full, and the Second Lien Term Loan Credit Agreement, the Term Loan Intercreditor Agreement and the other Second Lien Loan Documents were terminated.

G.                                As of May 12, 2015, Parent, the Borrower, the subsidiaries of the Borrower party thereto, the Lenders party thereto, the Administrative Agent and the other parties thereto entered into the Third Amendment, which amended the terms of this Agreement as of the Third Amendment Effective Date.

H.                                As of September 21, 2016, Parent, the Borrower, the subsidiaries of the Borrower party thereto, the Lenders party thereto, the Administrative Agent and the other parties thereto entered into the Fourth Amendment, which amended the terms of this Agreement as of the Fourth Amendment Effective Date.

~~H~~I.                          In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

Definitions

SECTION 1.01                   Defined Terms.  As used in this Agreement, the following terms shall have the meanings specified below:

“ABL Commitments” shall mean “Commitments” as defined in the ABL Credit

Agreement.

“ABL Credit Agreement” shall mean the Revolving Credit Agreement, dated as of the Closing Date, among Parent, S&F Stores, the lenders party thereto and Bank of America, N.A., as administrative agent, ~~initially~~ in respect of up to $~~150.0~~200.0 million of asset-based revolving credit facilities~~, as such document~~ as of the Fourth Amendment Effective Date, as amended on December 19, 2013, as further amended on July 19, 2016, and as may be amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof and of this Agreement.

“ABL Facility” shall mean the “Revolving Facility” as defined in the ABL Credit Agreement.

“ABL Loan Documents” shall mean the ABL Credit Agreement and the other “Loan Documents” as defined in the ABL Credit Agreement, as each such document may be amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof and of this Agreement.

“ABL Obligations” shall mean the “Obligations” as defined in the ABL Credit Agreement.

“ABL Priority Collateral” shall have the meaning assigned to such term in the ABL/Term Loan Intercreditor Agreement.

“ABL Priority Collateral Asset Sale” shall mean any Asset Sale that consists of or includes the disposition of ABL Priority Collateral outside the ordinary course of business.

“ABL Security Documents” shall mean the “Security Documents” as defined in the ABL Credit Agreement.

“ABL/Term Loan Intercreditor Agreement” shall mean the Intercreditor Agreement, dated as of the Closing Date, by and among the Collateral Agent, Morgan Stanley Senior Funding, Inc., as collateral agent under the Second Lien Term Loan Credit Agreement, Bank of America, N.A., as collateral agent under the ABL Credit Agreement, Parent and the Subsidiary Loan Parties party thereto, as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof and of this Agreement.

“ABR” shall mean, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the prime commercial lending rate published as of such day by the Wall Street Journal as the “prime rate” and (c) the LIBOR Quoted Rate plus 1%.

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the ABR.

“Acquisition” shall have the meaning assigned to such term in the recitals hereto.

“Additional Lender” shall mean any Assignee that makes an Incremental Term Loan or an Other Term Loan.

“Adjusted LIBO Rate” shall mean, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum equal to the greater of (a) the LIBO Rate in effect for such Interest Period divided by one, minus the Statutory Reserves applicable to such Eurocurrency Borrowing, if any, and (b) 0.75%.

“Administrative Agent” shall mean Morgan Stanley Senior Funding, Inc., in its capacity as administrative agent for itself and the Lenders hereunder, and any duly appointed successor in such capacity.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.10(a).

“Administrative Questionnaire” shall mean an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.

“Affiliated Lender” shall mean Sponsor and the Sponsor Affiliates, other than (a) Parent or any Subsidiary (including the Borrower) and (b) any natural person.

“Agents” shall mean the Administrative Agent and the Collateral Agent, in their respective capacities as such.

“Agreement” shall have the meaning assigned to such term in the introductory paragraph hereof.

“Annual Financial Statements” shall have the meaning assigned to such term in Section 5.04(a).

“Applicable Margin” shall mean (a) with respect to ~~any~~the Term Loans ~~made on the Closing Date, with respect to the Incremental Term Loans made as part of the First Amendment Incremental Facility, and with respect to the Incremental Term Loans made as part of the Second Amendment Incremental Facility, in each case, 3.25~~existing immediately prior to the Fourth Amendment Effective Date, 3.50% per annum in the case of any Eurocurrency Loan and ~~2.25~~2.50% per annum in the case of any ABR Loan, (b) with respect to any ~~other~~ Incremental Term Loans made at any time after the Fourth Amendment Effective Date, the “Applicable Margin” set forth in the Incremental Facility Amendment establishing the terms thereof, (c) with respect to any Other Term Loans, the “Applicable Margin” set forth in the Refinancing Amendment establishing the terms thereof, and (d) with respect to any Extended Term Loans, the “Applicable Margin” set forth in the Extension Amendment establishing the terms thereof.

“Applicable Period” shall mean an Excess Cash Flow Period or an Excess Cash

Flow Interim Period, as the case may be.

“Applicable Prepayment Percentage” shall have the meaning assigned to such term in Section 2.08(b).

“Approved Fund” shall have the meaning assigned to such term in Section 9.04(b).

“Arranger” shall mean each of Morgan Stanley Senior Funding, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse Securities (USA) LLC and Deutsche Bank Securities Inc.

“Asset Sale” shall mean any loss, damage, destruction or condemnation of, or any sale, transfer or other disposition (including any Sale and Lease-Back Transaction) to any person of any asset or assets of the Borrower or any other Subsidiary.

“Asset Sale Proceeds Account” shall mean one or more deposit accounts or securities accounts (as such terms are defined in the Uniform Commercial Code) containing only the Net Proceeds (or the cash proceeds that, but for the first proviso of the definition of “Net Proceeds”, would constitute Net Proceeds) of Asset Sales, any investments thereof in Permitted Investments and the proceeds thereof, pending the application of such Net Proceeds in accordance with Section 2.09.

“Assignee” shall have the meaning assigned to such term in Section 9.04(b).

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Assignee, and accepted by the Administrative Agent and the Borrower (if required by Section 9.04), substantially in the form of Exhibit A or such other form as shall be approved by the Administrative Agent and reasonably satisfactory to the Borrower.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Below Threshold Asset Sale Proceeds” shall have the meaning assigned to such term in the definition of “Net Proceeds”.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” shall mean, as to any person, the board of directors, board of managers or other governing body of such person, or if such person is owned or managed by a single entity, the board of directors, board of managers or other governing body of such entity.

“Borrower” shall have the meaning assigned to such term in the introductory paragraph hereof.

“Borrower Holdco” shall have the meaning assigned to such term in the recitals of hereto (and, following the Conversion, its successor, a Delaware limited liability company).

“Borrower Materials” shall have the meaning assigned to such term in Section 9.17.

“Borrowing” shall mean a group of Term Loans of a single Type made on a single date under a single Term Facility and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C.

“Budget” shall have the meaning assigned to such term in Section 5.04(e).

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close; provided that when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in the London interbank market.

“Capital Expenditures” shall mean, for any person in respect of any period, the aggregate of all expenditures incurred by such person during such period that, in accordance with GAAP, are or should be included in “additions to property, plant or equipment” or similar items reflected in the statement of cash flows of such person; provided, however, that Capital Expenditures for Borrower Holdco and its Subsidiaries shall not include:

(a)                               expenditures to the extent they are made with (i) Equity Interests of any Parent Entity or (ii) proceeds of the issuance of Equity Interests of, or a cash capital contribution to, the Borrower after the Closing Date;

(b)                              expenditures with proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire, maintain, develop, construct, improve, upgrade or repair assets or properties useful in the business of Borrower Holdco and its Subsidiaries within 24 months of receipt of such proceeds;

(c)                               interest capitalized during such period;

(d)                             expenditures that are accounted for as capital expenditures of such person and that actually are paid for by a third party (excluding Borrower Holdco, the Borrower and any other Subsidiary) and for which none of Borrower Holdco, the Borrower or any other Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other person (whether before, during or after such period);

(e)                               the book value of any asset owned by such person prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided that (i) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period that such expenditure is actually made and (ii) such book value shall have been included in Capital Expenditures when such asset was originally acquired;

(f)                                the purchase price of equipment purchased during such period to the extent the consideration therefor consists of any combination of (i) used or surplus equipment traded in at the time of such purchase and (ii) the proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business;

(g)                              Investments in respect of a Permitted Business Acquisition;

(h)                              the Acquisition; or

(i)                                  the purchase of property, plant or equipment made within 24 months of the sale of any asset to the extent purchased with the proceeds of such sale.

“Capital Lease Obligations” shall mean, with respect to any person, the obligations of such person to pay rent or other amounts under any lease of (or other similar arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP (as in effect on the Closing Date) and, for purposes hereof, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Cash Management Bank” shall mean any provider of Cash Management Services that, at the time such Cash Management Obligations were entered into or, if entered into prior to the Closing Date, on the Closing Date, was the Administrative Agent, a Lender or an Affiliate of the foregoing, whether or not such person subsequently ceases to be the Administrative Agent, a Lender or an Affiliate of the foregoing.

“Cash Management Obligations” shall mean obligations owed by any Loan Party to any Cash Management Bank in respect of or in connection with Cash Management Services and designated by the Cash Management Bank and the Borrower in writing to the Administrative Agent as “Cash Management Obligations”.

“Cash Management Services” shall mean any treasury, depository, pooling, netting, overdraft, stored value card, purchase card (including so called “procurement card” or “P-card”), debit card, credit card, cash management and similar services and any automated clearing house transfer of funds.

“Casino” shall mean Casino USA Inc., a California corporation (and, following the Conversion, its successor, a California limited liability company).

“CFC” shall have the meaning assigned to such term in the definition of “Collateral and Guarantee Requirement”.

A “Change in Control” shall be deemed to occur if:

(a)                               at any time, (i) Parent shall fail to own, directly or indirectly, beneficially and of record, 100% of the issued and outstanding Equity Interests of S&F Stores, (ii) a “change of control” (or comparable event) shall occur under the ABL Loan Documents or the documentation governing any Permitted Refinancing Indebtedness in respect of any of the foregoing or (iii) a majority of the seats (other than vacant seats) on the Board of Directors of Parent shall at any time be occupied by persons who were not (A) nominated by the Board of Directors of Parent or a Permitted Holder, (B) appointed by directors so nominated or (C) appointed by a Permitted Holder;

(b)                              at any time prior to the consummation of a Qualified IPO, the Permitted Holders, taken together, shall cease to own beneficially (within the meaning of Rules 13d-3 and 13d-5 of the Exchange Act as in effect on the Closing Date), directly or indirectly, Equity Interests representing at least a majority of the aggregate ordinary voting power for the election of directors represented by the issued and outstanding Equity Interests of Parent (determined on a fully diluted basis but not giving effect to contingent voting rights that have not yet vested); or

(c)                               at any time after the consummation of a Qualified IPO, any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date, but excluding any employee benefit plan of such person and its subsidiaries and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than the Permitted Holders or any “group” including any Permitted Holders, shall have acquired beneficial ownership (within the meaning of Rules 13d-3 and 13d-5 of the Exchange Act as in effect on the Closing Date) of Equity Interests of Parent representing more than 35% of the aggregate ordinary voting power for the election of directors represented by the issued and outstanding Equity Interests of Parent (determined on a fully diluted basis but not giving effect to contingent voting rights that have not yet vested) and the percentage of the aggregate ordinary voting power for the election of directors so held by such person or “group” is greater than the percentage of the aggregate ordinary voting power for the election of directors represented by the Equity Interests of Parent owned beneficially (within the meaning of Rules 13d-3 and 13d-5 of the Exchange Act as in effect on the Closing Date), directly or indirectly, in the aggregate by the Permitted Holders (determined on a fully diluted basis but not giving effect to contingent voting rights that have not yet vested).

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender

(or, for purposes of Section 2.13(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any written request, guideline or directive (whether or not having the force of law) of any Governmental Authority, made or issued after the Closing Date; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives promulgated thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, in each case pursuant to Basel III, in each case shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated or issued.

“Charges” shall have the meaning assigned to such term in Section 9.09.

“Class” shall mean, with respect to a Term Facility, (a) when used with respect to Lenders, the Lenders under such Term Facility, and (b) when used with respect to Loans or Borrowings, Loans or Borrowings under such Term Facility.

“Closing Date” shall mean November 15, 2012.

“Closing Date Senior Secured First Lien Net Leverage Ratio” shall mean 4.00 to 1.00.

“Closing Date Senior Secured Net Leverage Ratio” shall mean 5.50 to 1.00.

“Closing Date Total Net Leverage Ratio” shall mean 5.50 to 1.00.

“Co-Documentation Agents” shall mean Credit Suisse Securities (USA) LLC and Deutsche Bank Securities Inc.

“Code” shall mean the Internal Revenue Code of 1986.

“Collateral” shall mean the “Collateral” as defined in the Collateral Agreement and shall also include all other property that is subject to any Lien in favor of the Collateral Agent for the benefit of the Secured Parties pursuant to any Security Document.

“Collateral Agent” shall mean Morgan Stanley Senior Funding, Inc., in its capacity as Collateral Agent for itself and the other Secured Parties, and any duly appointed successor in that capacity.

“Collateral Agreement” shall mean the Guarantee and Collateral Agreement dated as of the Closing Date, among the Loan Parties and the Collateral Agent, as amended, supplemented or otherwise modified from time to time.

“Collateral and Guarantee Requirement” shall mean the requirement that:

(a)                               on the Closing Date, the Collateral Agent shall have received from each Loan Party a counterpart of the Collateral Agreement duly executed and delivered on behalf of such Loan Party;

(b)                              on the Closing Date, (i) the Collateral Agent shall have received, subject to the exceptions set forth in the Collateral Agreement, (A) a pledge of all the issued and outstanding Equity Interests of each Domestic Subsidiary owned on the Closing Date directly by any Loan Party and (B) a pledge of 100% of the outstanding non-voting Equity Interests and 65% of the outstanding voting Equity Interests of each (1) “first tier” Foreign Subsidiary that is a controlled foreign corporation of Borrower Holdco under Section 957 of the Code (such entity, a “CFC”) directly owned by any Loan Party and (2) each “first tier” Qualified CFC Holding Company directly owned by any Loan Party and (ii) the Collateral Agent (or a designated bailee thereof) shall have received all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank;

(c)                               (i) all Indebtedness of Borrower Holdco, the Borrower and each other Subsidiary of Borrower Holdco having, in the case of each instance of Indebtedness, an aggregate principal amount in excess of $5.0 million (other than (A) intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of Borrower Holdco and its Subsidiaries or (B) to the extent that a pledge of such promissory note or instrument would violate applicable law) that is owing to any Loan Party shall be evidenced by a promissory note or an instrument and shall have been pledged pursuant to the Collateral Agreement (or other applicable Security Document as reasonably required by the Collateral Agent) and (ii) the Collateral Agent (or a designated bailee thereof) shall have received all such promissory notes or instruments, together with note powers or other instruments of transfer with respect thereto endorsed in blank;

(d)                             in the case of any person that becomes a Subsidiary Loan Party after the Closing Date, the Collateral Agent shall have received a supplement to the Collateral Agreement, substantially in the form specified therein, duly executed and delivered on behalf of such Subsidiary Loan Party;

(e)                               after the Closing Date, subject to the exceptions set forth in the Collateral Agreement, (i) all the outstanding Equity Interests of (A) any person that becomes a Subsidiary Loan Party after the Closing Date and (B) subject to Section 5.10(f), all the Equity Interests that are acquired by a Loan Party after the Closing Date, shall have been pledged pursuant to the Collateral Agreement; provided that (1) in no event shall more than 65% of the issued and outstanding voting Equity Interests of any “first tier” Foreign Subsidiary that is a CFC or any “first tier” Qualified CFC Holding Company directly owned by such Loan Party be pledged to secure the Obligations, and (2) in no event shall any of the issued and outstanding Equity Interests of (x) any Foreign Subsidiary that is a CFC and that is not a “first tier” Foreign Subsidiary of a Loan Party, (y) any Foreign Subsidiary that is a direct or indirect Subsidiary of a Foreign Subsidiary that is a CFC or (z) any Qualified CFC Holding Company that is not a “first tier” Subsidiary of a Loan Party be pledged to secure Obligations, and (ii) the Collateral Agent (or a designated bailee thereof) shall have received all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank, to the extent required by the Collateral Agreement;

(f)                                except as otherwise contemplated by the Security Documents, all documents and instruments, including Uniform Commercial Code financing statements and all other actions reasonably requested by the Collateral Agent to be filed, registered, recorded or delivered to create the Liens intended to be created by the Security Documents (in each case, including any supplements thereto) and perfect such Liens to the extent required by, and with the priority required by, the Security Documents, shall have been delivered to the Collateral Agent (or a designated bailee thereof) for filing, registration or the recording concurrently with, or promptly following, the execution and delivery of each such Security Document;

(g)                              except as otherwise contemplated by any Security Document, each Loan Party shall have obtained all consents and approvals required to be obtained by it in connection with (i) the execution and delivery of all Security Documents (or supplements thereto) to which it is a party and the granting by it of the Liens thereunder and (ii) the performance of its obligations thereunder; and

(h)                              after the Closing Date, the Collateral Agent shall have received (i) such other Security Documents as may be required to be delivered pursuant to Section 5.10 and (ii) upon reasonable request by the Collateral Agent, evidence of compliance with any other requirements of Section 5.10.

“Commitment” shall mean with respect to each Lender, the commitment of such Lender (i) to make Term Loans as set forth on Schedule 2.01, ~~and~~ (ii) to make Incremental Term Loans, as set forth in the applicable Incremental Facility Amendment for such Incremental Term Loans, and (iii) to make additional Term Loans as set forth on Schedule I to the Fourth Amendment.  On the Closing Date, the aggregate amount of Commitments was $525.0 million (all of which was drawn as Term Loans).  On the First Amendment Effective Date, the aggregate amount of Commitments was $55.0 million (all of which was drawn as Incremental Term Loans).  On the Second Amendment Effective Date, the aggregate amount of Commitments is $140.0 million.  On the Fourth Amendment Effective Date, the aggregate amount of Commitments is $30.092 million (all of which were drawn on the Fourth Amendment Effective Date as Incremental Term Loans, on the same terms and conditions as the Term Loans outstanding on the Fourth Amendment Effective Date).

“Consolidated Debt” shall mean, with respect to Borrower Holdco and its Subsidiaries for any period, the sum (without duplication) of all Indebtedness (other than letters of credit or bank guarantees, to the extent undrawn) consisting of Capital Lease Obligations, Indebtedness for borrowed money, Disqualified Stock and Indebtedness in respect of the deferred purchase price of property or services of Borrower Holdco and its Subsidiaries as set forth on the most recently delivered Required Financial Statements for such period.

“Consolidated Depreciation and Amortization Expense” shall mean, with respect to Borrower Holdco and its Subsidiaries for any period, the total amount of depreciation and amortization expense, including the amortization of key money and other intangible assets and deferred financing fees and amortization of unrecognized prior service costs, of Borrower Holdco and its Subsidiaries as set forth on the most recently delivered Required Financial Statements for such period and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” shall mean, with respect to Borrower Holdco and its Subsidiaries for any period, the Consolidated Net Income of Borrower Holdco and its Subsidiaries for such period:

(1)                              increased, in each case, to the extent deducted (and not added back) or, in the case of clause (l), not already included in Consolidated Net Income and, in each case, without duplication, by:

(a)        provision for taxes based on income, profits or capital, including state, franchise, excise and similar taxes and foreign withholding taxes paid or accrued, including any penalties and interest relating to any tax examinations, and state taxes in lieu of business fees (including business license fees) and payroll tax credits, income tax credits and similar tax credits; plus

(b)        Consolidated Net Interest Expense; plus

(c)        cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock or Disqualified Stock of Borrower Holdco and its Subsidiaries; plus

(d)        Consolidated Depreciation and Amortization Expense; plus

(e)        extraordinary, non-recurring, unusual and exceptional losses, charges and expenses; plus

(f)                                (i) losses, charges and expenses relating to the Transactions, (ii) transaction fees, costs and expenses incurred (A) in connection with the consummation of any transaction (or any transaction proposed but not consummated) permitted under the Loan Documents, the ABL Loan Documents or, to the extent incurred on or prior to the Second Lien Prepayment, permitted under the “Loan Documents” (as defined in the Second Lien Term Loan Credit Agreement), including equity issuances, investments, acquisitions, dispositions, recapitalizations, mergers, option buyouts and the incurrence, modification or repayment of indebtedness permitted to be incurred under the Credit Facilities (including, for the purposes of this provision, under the Second Lien Term Loan Facility on or prior to the Second Lien Prepayment) (including any Permitted Refinancing Indebtedness in respect thereof) or any amendments, waivers or other modifications under the agreements relating to such indebtedness or similar transactions, (B) in connection with a Qualifying IPO or (C) to the extent reimbursable by third parties pursuant to indemnification provisions or similar agreements or insurance (subject to recapture to the extent not so reimbursed within 365 days) and (iii) without duplication of any of the foregoing, non-operating or non-recurring professional fees, costs and expenses in an amount up to $5.0 million for such period; plus

(g)                              business optimization expenses (including expenses related to consolidation initiatives), relocation and integration expenses, costs, charges, expenses, accruals and reserves related to cost savings initiatives, strategic initiatives and initiatives aimed at profitability improvement, and other restructuring costs, charges, expenses, accruals and reserves (which, for the avoidance of doubt, shall include the effect of inventory optimization programs, consolidation and closing of stores, distribution centers and other facilities and exiting lines of business, operating expense reductions, personnel relocation, restructuring, redundancy, severance, termination, settlement and judgment, one-time compensation charges, modifications to pension and post-retirement employee benefit plans, the amount of any signing, retention and completion bonuses, new systems design and implementation costs, software development costs and curtailments and project startup costs)); provided that the aggregate amount added back pursuant to this clause (g) in any four-fiscal quarter period shall not exceed the greater of (i) $20.0 million and (ii) 15.0% of Consolidated EBITDA for such period (calculated prior to giving effect to any increase pursuant to this clause (g)); plus

(h)                              losses, charges and expenses attributable to abandoned, closed, disposed or discontinued operations and losses, charges and expenses related to the disposal of disposed, abandoned, closed or discontinued operations; plus

(i)                                  unrealized net losses in the fair market value of any Hedge Agreements, the net costs of implementation of any Hedge Agreements, and losses, charges and expenses attributable to the early extinguishment or conversion of indebtedness, Hedge Agreements or other derivative instruments (including deferred financing expenses written off and premiums paid); plus

(j)                                  the amount of any minority interest expense consisting of subsidiary income attributable to minority equity interests of third parties in any non-wholly owned subsidiary of Borrower Holdco; plus

(k)                              the amount of management, monitoring, consulting, transaction and advisory fees (including termination fees) and related indemnities, charges and expenses paid or accrued to or on behalf of any Parent Entity or any of the Permitted Holders, in each case, to the extent permitted under Section 6.07 of this Agreement; plus

(l)                                  the amount of net cost savings and synergies projected by the Borrower in good faith to be realized as a result of specified actions taken or expected to be taken (which cost savings or synergies shall be subject only to certification by management of the Borrower and shall be calculated on a Pro Forma Basis as though such cost savings or synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (A) such cost savings or synergies are reasonably identifiable and factually supportable and (B) such actions have been taken or are expected to be taken within 18 months after the date of determination to take such action; and provided, further, that the aggregate amount added back pursuant to this clause (l) in any four-fiscal quarter period shall not exceed the greater of (i) $20.0 million and (ii) 15.0% of Consolidated EBITDA for such period (calculated prior to giving effect to any increase pursuant to this clause (l)); plus

(m)                          losses, charges and expenses related to the pre-opening and opening of stores, distribution centers or other facilities; plus

(n)                              earn-out obligations incurred in connection with any Permitted Business Acquisition or other Investment and paid or accrued during the applicable period to the extent such earn-out is deducted from the calculation of Consolidated Net Income; plus

(o)                              business interruption insurance in an amount representing the earnings for the applicable period that such proceeds are intended to replace (whether or not received, so long as the Borrower in good faith expects to receive the same within the next four fiscal quarters (it being understood that to the extent not actually received within such four fiscal quarter period, such proceeds shall be deducted in calculating Consolidated EBITDA for the next four fiscal quarter period)); plus

(p)                              the proceeds from any claim on insurance or any settlements or judgments, in each case, with respect to product liability or lost profits; plus

(q)                              (i) any charges or expenses incurred pursuant to any management equity plan or stock option plan or arrangement or other management or employee benefit plan or agreement or post-employment benefit plan or agreement, pension plan, any stock subscription or shareholder agreement or any distributor equity plan or agreement, (ii) any charges, costs, expenses, accruals or reserves in connection with the rollover, acceleration or payout of equity interests held by management and (iii) losses, charges and expenses related to payments made to option holders of the Borrower or any Parent Entity in connection with, or as a result of, any distribution being made to equityholders of such person or any of its direct or indirect parents, which payments are being made to compensate such option holders as though they were equityholders at the time of, and entitled to share in, such distribution, in each case pursuant to clauses (ii) and (iii) hereof, to the extent such charges, costs, expenses, accruals or reserves are funded with Net Proceeds contributed to the Borrower as a capital contribution or as a result of the sale or issuance of equity (other than Disqualified Stock) of the Borrower; plus

(r)                                 unrealized or realized net currency translation losses impacting net income (including currency remeasurements of Indebtedness and any net losses resulting from Hedge Agreements for currency exchange risk associated with the above or other currency-related risk); plus

(s)                                effects of adjustments (including the effects of such adjustments pushed down to the Borrower and its Subsidiaries) in such person’s consolidated financial statements pursuant to GAAP (including in the inventory, property and equipment, software, goodwill, intangible assets, in-proceeds research and development, deferred revenue and debt line items thereof) resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to the Transactions or any consummated acquisition or disposition or the amortization or write off of any amounts thereof; plus

(t)                                 with respect to any joint venture that is not a Subsidiary of the Borrower, an amount equal to the proportion of those items described in clauses (a), (b) and (d) above relating to such joint venture corresponding to the Borrower’s and its Subsidiaries’ proportionate share of such joint venture’s Consolidated Net Income; plus

(u)                              with respect to Investments in any person (other than a Subsidiary of the Borrower), net losses to the extent received in cash or cash equivalents; plus

(v)                              the excess of GAAP rent expense over actual cash rent paid due to the use of straight line rent for GAAP purposes; plus

(w)                          any other non-cash losses, charges and expenses, including any write offs or write downs; provided that if any such non-cash charge represents an accrual or reserve for potential cash items in any future four-fiscal quarter period, (i) the Borrower may determine not to add back such non-cash charge in the current period and (ii) to the extent the Borrower does decide to add back such non-cash charge, the cash payment in respect thereof in such future four-fiscal quarter period shall be subtracted from Consolidated EBITDA for such future four-fiscal quarter period;

(2)                              decreased by (without duplication and to the extent increasing Consolidated Net Income of Borrower Holdco and its Subsidiaries for such period), (a) non-cash gains, excluding any non-cash gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that were deducted (and not added back) in the calculation of Consolidated EBITDA for any prior period, (b) the excess of actual cash rent paid over GAAP rent expense due to the use of straight line rent for GAAP purposes and (c) any gains during such four quarter period of the type described in clauses (e), (i), (r) and (s) above.

Notwithstanding the foregoing, the Consolidated EBITDA of Borrower Holdco and its Subsidiaries for (a) the fiscal quarter ended December 31, 2011 shall be deemed to be equal to $23.8 million, (b) the fiscal quarter ended March 25, 2012 shall be deemed to be equal to $24.4 million, (c) the fiscal quarter ended June 17, 2012 shall be deemed to be equal to $36.1 million and (d) the fiscal quarter ended October 7, 2012 shall be deemed to be equal to $48.0 million.

“Consolidated First Lien Net Debt” shall mean senior secured consolidated funded Indebtedness of Borrower Holdco and its Subsidiaries (consisting of Indebtedness for borrowed money, Capital Lease Obligations, purchase money debt and all guarantees of the foregoing, net of Unrestricted Cash of Borrower Holdco and its Subsidiaries (other than the cash proceeds of any such Indebtedness being incurred in reliance on compliance with any financial ratio-based incurrence test)), in each case, set forth on the most recently delivered Required Financial Statements for such period, that is secured by a lien on the Term Loan Priority Collateral that is pari passu with the Obligations or that is secured by a lien on the ABL Priority Collateral that is senior to the Obligations; provided that with respect to the amount of cash and cash equivalents used for purposes of calculating the Consolidated First Lien Net Debt with respect to any such Indebtedness being incurred in reliance on compliance with any financial ratio-based incurrence test, such cash and cash equivalents shall not include any proceeds received from such Indebtedness.  For the avoidance of doubt, Indebtedness in respect of the ABL Credit Agreement shall constitute Consolidated First Lien Net Debt.

“Consolidated Interest Expense” shall mean, with respect to any person for any period, the sum, without duplication, of (a) consolidated interest expense of such person and its Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including amortization of original issue discount, the interest component of Capital Lease Obligations, net payments and receipts (if any) pursuant to interest rate Hedging Agreements, deferred financing fees, debt issuance costs, commissions, fees and expenses and expensing of any bridge, commitment or other financing fees), plus (b) consolidated capitalized interest of Borrower Holdco and its Subsidiaries for such period, whether paid or accrued, plus (c) any amounts paid or payable in respect of interest and/or principal on Indebtedness the proceeds of which have been contributed to the Borrower or any of its Subsidiaries and that has been guaranteed by, or is otherwise considered Indebtedness of the Borrower, together with any interest in respect thereof; provided that when determining Consolidated Interest Expense in respect of any period ending prior to the first anniversary of the Closing Date, Consolidated Interest Expense shall be calculated by multiplying the aggregate Consolidated Interest Expense accrued since the Closing Date by 365 and then dividing such product by the number of days from and including the Closing Date to and including the last day of such period.

“Consolidated Net Income” shall mean, with respect to any person for any period, the aggregate of the Net Income of such person and its subsidiaries for such period, on a consolidated basis; provided that, without duplication:

(a)                               any net after-tax extraordinary, nonrecurring or unusual gains, losses, income, expenses or charges (less all fees and expenses relating thereto) including, without limitation, any severance, relocation or other restructuring expenses, any expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, fees, expenses or charges relating to curtailments or modifications to pension and post-retirement employee benefit plans in connection with the Transactions, acquisition integration costs, facilities shutdown and opening costs, and any fees, expenses, charges or change in control payments related to the Transactions (including any transition-related expenses incurred before, on or after the Closing Date), in each case, shall be excluded;

(b)                              any net after-tax income or loss from abandoned, closed or discontinued operations and any net after-tax gain or loss on the disposal of abandoned, closed or discontinued operations shall be excluded;

(c)                               any net after-tax gain or loss (less all fees, expenses and charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the Borrower) shall be excluded;

(d)                             any net after-tax income or loss (less all fees, expenses and charges relating thereto) attributable to the early extinguishment of indebtedness, Hedge Agreements or other derivative instruments shall be excluded;

(e)                               (i) the Net Income for such period of any person that is not a subsidiary of such person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent person or a Subsidiary thereof in respect of such period and (ii) the Net Income for such period shall include any ordinary course dividends, distributions or other payments in cash received from any person in excess of the amounts included in clause (i) hereof;

(f)                                Consolidated Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(g)                              effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such person and its subsidiaries) in component amounts required or permitted by GAAP, resulting from the application of recapitalization accounting or purchase accounting in relation to the Transactions or any acquisition consummated after the Closing Date or the amortization or write off of any amounts thereof, net of taxes, shall be excluded;

(h)                              any non-cash impairment charges or asset write offs, in each case pursuant to Statement of Financial Accounting Standards Board Accounting Standards Codification 350, 360-10 or 360-20, and the amortization of intangibles arising pursuant to Statement of Financial Accounting Standards Board Accounting Standards Codification 805, shall be excluded;

(i)                                  any non-cash expenses realized or resulting from stock option plans, employee benefit plans or agreements or post-employment benefit plans or agreements, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other rights shall be excluded;

(j)                                  accruals and reserves that are established or adjusted as a result of the Transactions within 12 months after the Closing Date and that are so required to be established in accordance with GAAP, and changes as a result of the adoption or modification of accounting policies in connection with the Transactions shall be excluded;

(k)                              non-cash gains, losses, income and expenses resulting from fair value accounting required by Statement of Financial Accounting Standards Board Accounting Standards Codification 815 and related interpretations shall be excluded;

(l)                                  any currency translation gains and losses related to currency remeasurements of Indebtedness, and any net loss or gain resulting from Hedge Agreements for currency exchange risk, shall be excluded;

(m)                          (i) the non-cash portion of rent expense shall be excluded and (ii) the cash portion of rent expense that exceeds the amount expensed in respect of such rent expense shall be included;

(n)                              to the extent covered by insurance and actually reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (i) not denied by the applicable carrier in writing within 180 days and (ii) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption shall be excluded; provided that any proceeds of such reimbursement when received shall be excluded from the calculation of Consolidated Net Income to the extent the expense reimbursed was previously excluded pursuant to this clause (n);

(o)                              any costs or expenses incurred in connection with the payment of dividend equivalent rights to option holders pursuant to any management equity plan, stock option plan or any other management or employee benefit plan or agreement shall be excluded;

(p)                              any other costs, expenses or charges resulting from store closures shall be excluded, and with respect to the planned store closures set forth on Schedule 1.01E hereto, income (or losses) from such stores shall be excluded;

(q)                              up to $5.0 million of cash pre-opening costs and expenses in any fiscal year, and all non-cash pre-opening costs and expenses, in connection with pre-opening and opening of stores, distribution centers and other facilities shall be excluded; and

(r)                                 non-cash charges for deferred tax asset valuation allowances shall be excluded.

“Consolidated Net Interest Expense” shall mean, with respect to Borrower Holdco and its Subsidiaries for any period, (a) Consolidated Interest Expense for such period minus (b) interest income for such period.

“Consolidated Senior Secured Net Debt” shall mean senior secured consolidated funded Indebtedness of Borrower Holdco and its Subsidiaries (consisting of Indebtedness for borrowed money, Capital Lease Obligations, purchase money debt and all guarantees of the foregoing, net of Unrestricted Cash of Borrower Holdco and its Subsidiaries (other than the cash proceeds of any such Indebtedness being incurred in reliance on compliance with any financial ratio-based incurrence test)), in each case, set forth on the most recently delivered Required Financial Statements for such period; provided that with respect to the amount of cash and cash equivalents used for purposes of calculating the Consolidated Senior Secured Net Debt with respect to any such Indebtedness being incurred in reliance on compliance with any financial ratio-based incurrence test, such cash and cash equivalents shall not include any proceeds received from such Indebtedness.

“Consolidated Total Assets” shall mean, as of any date, the total assets of Borrower Holdco and its Subsidiaries, determined in accordance with GAAP, as set forth on the most recently delivered Required Financial Statements as of such date.

“Consolidated Total Net Debt” shall mean consolidated funded Indebtedness of Borrower Holdco and its Subsidiaries (consisting of Indebtedness for borrowed money, Capital Lease Obligations, purchase money debt and all guarantees of the foregoing, net of Unrestricted Cash of Borrower Holdco and its Subsidiaries (other than the cash proceeds of any such Indebtedness being incurred in reliance on compliance with any financial ratio-based incurrence test)), in each case, set forth on the most recently delivered Required Financial Statements for such period; provided that with respect to the amount of cash and cash equivalents used for purposes of calculating the Consolidated Total Net Debt with respect to any such Indebtedness being incurred in reliance on compliance with any financial ratio-based incurrence test, such cash and cash equivalents shall not include any proceeds received from such Indebtedness.

“Contribution” shall have the meaning assigned to such term in the recitals hereto.

“Contribution and Assignment Agreements” shall mean the contribution and assignment and acceptances entered into by Parent, S&F Holdings, Casino USA, Borrower Holdco and S&F Stores, in each case, in order to consummate the Contribution on terms that are reasonably satisfactory to the Administrative Agent (it being understood and agreed that the draft Contribution and Assignment Agreements delivered to the Administrative Agent on November 1, 2012 are reasonably satisfactory to the Administrative Agent).

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Conversion” means with respect to certain Subsidiaries of Parent disclosed to the Administrative Agent prior to the Closing Date, the conversion of such Subsidiaries from a corporation to a limited liability company.

“Credit Agreement Refinancing Indebtedness” shall mean any (a) Permitted Pari Passu Secured Refinancing Debt, (b) Permitted Junior Secured Refinancing Debt, (c) Permitted Unsecured Refinancing Debt or (d) Indebtedness incurred pursuant to a Refinancing Amendment, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance Term Loans in whole or part (including any successive Credit Agreement Refinancing Indebtedness) (“Refinanced Debt”); provided that (i) such exchanging, extending, renewing, replacing or refinancing Indebtedness is in an original aggregate principal amount not greater than the principal amount of the Refinanced Debt (plus the amount of unpaid accrued or capitalized interest and premiums thereon (including tender premiums), underwriting discounts, defeasance costs, fees, commissions and expenses), (ii) such Indebtedness does not require any scheduled payment of principal (including pursuant to a sinking fund obligation) other than amortization not to exceed 1.0% per annum of the aggregate principal amount thereof or mandatory redemption or redemption at the option of the holders thereof or similar prepayment by reason of (A) the occurrence of an Asset Sale or Recovery Event (subject to reinvestment rights that are in the aggregate no less favorable to the Borrower than those under this Agreement and, in the case of Permitted Junior Secured Refinancing Debt and Permitted Unsecured Refinancing Debt, to rights in respect of the application of the Net Proceeds thereof to the prior repayment of, or offer to repay, the Term Loans pursuant to the terms thereof) (which will be applied ratably among the Refinanced Debt in the case of Indebtedness secured on a pari passu basis), (B) the occurrence of a customary “change of control”, (C) customary acceleration rights following an event of default in accordance with the terms of the ABL/Term Loan Intercreditor Agreement or (D) the incurrence of Indebtedness that is not permitted thereunder or hereunder (subject to the application of the Net Proceeds thereof to the prior repayment of, or offer to prepay, the Term Loans pursuant to the terms hereof) prior to the then Latest Maturity Date, (iii) the Weighted Average Life to Maturity of such Indebtedness is not less than the Weighted Average Life to Maturity of, the Loans in the Class being prepaid (or, if the Refinanced Debt is Credit Agreement Refinancing Indebtedness, the Loans in the Class that was prepaid with such Refinanced Debt), (iv) the terms and conditions of such Indebtedness (other than (A) as provided in the foregoing clause (ii), (B) interest rate, fees, funding discounts and other pricing terms, redemption, prepayment or other premiums, optional prepayment terms and redemption terms (subject to the foregoing clause (ii)), (C) subordination terms and (D) covenants or other provisions applicable only to periods after the then Latest Maturity Date at the time of incurrence of such Indebtedness) are substantially identical to, or, taken as a whole, no more favorable to the lenders or holders providing such Indebtedness, than those set forth in the Loan Documents are to the Lenders holding such Refinanced Debt; provided that a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent prior to the incurrence of such Indebtedness, together with copies of substantially final drafts of the definitive credit documentation relating to such Indebtedness (it being understood that the Borrower shall have no obligation to deliver such drafts if it is bound by a confidentiality obligation with respect thereto, in which case a reasonably detailed description of the material terms and conditions of such Indebtedness shall be provided in lieu thereof), stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement of this clause (iv) shall be conclusive evidence that such terms and conditions satisfy such requirement; and provided, further, that the Borrower and the Administrative Agent shall be permitted to amend the terms of this Agreement and the other Loan Documents to provide for such terms more favorable to the Lenders as may be necessary in order to satisfy the condition set forth in the immediately preceding proviso, without the requirement for the consent of any Lender or any other person (a “Credit Agreement Refinancing Indebtedness Amendment”), (v) such Indebtedness is not secured by any assets or property of the Loan Parties that does not constitute Collateral (subject to customary exceptions for cash collateral in favor of an agent, letter of credit issuer or similar “fronting” lender), (vi) such Indebtedness is not guaranteed by any Subsidiary of Parent other than the Loan Parties and (vii) such Refinanced Debt shall be repaid (in the case of Refinanced Debt consisting of Loans), defeased or satisfied and discharged, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid.

“Credit Agreement Refinancing Indebtedness Amendment” shall have the meaning assigned to such term in the definition of “Credit Agreement Refinancing Indebtedness”.

“Credit Facilities” shall mean each Term Facility and the ABL Facility.

“Cumulative Credit” shall mean, at any date, an amount, not less than zero in the aggregate, determined on a cumulative basis, equal to (without duplication):

(a)                               $45.0 million; plus

(b)                              the Cumulative Retained Excess Cash Flow Amount at such time; plus

(c)                               the cumulative amount of proceeds (including cash and the fair market value of property other than cash) from the sale of Equity Interests of the Borrower or any Parent Entity after the Closing Date and on or prior to such time (including upon exercise of warrants or options) which proceeds have been contributed as common equity to the capital of the Borrower or contributed as common equity to the capital of the Borrower through the contribution of an intercompany receivable resulting from such sale of Equity Interests (which intercompany receivable is subsequently contributed to the capital of the Borrower or otherwise canceled), and common Equity Interests of the Borrower issued upon the conversion of Indebtedness of Parent or any Subsidiary owed to a person other than Parent or a Subsidiary not previously applied for a purpose other than use in the Cumulative Credit; provided that this clause (c) shall exclude issuances of Disqualified Stock, sales of Equity Interests financed as contemplated by Section 6.04(e), any amounts used to finance the payments or distributions in respect of any Junior Financing pursuant to Section 6.09(b)(i)(C), Equity Interests issued in connection with a Cure Right (as defined in the ABL Loan Documents) and Equity Interests issued in connection with the incurrence of Indebtedness pursuant to Section 6.01(x); plus

(d)                             100% of the aggregate amount of contributions to the common capital of the Borrower received in cash (and the fair market value of property other than cash) after the Closing Date (subject to the same exclusions as are applicable to clause (c) above); plus

(e)                               100% of the aggregate principal amount of any Indebtedness (including the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock) of Parent or any Subsidiary issued after the Closing Date (other than Indebtedness issued to a Subsidiary), which has been converted into or exchanged for Equity Interests (other than Disqualified Stock) in the Borrower or any Parent Entity; plus

(f)                                100% of the aggregate amount received by Parent or any Subsidiary in cash (and the fair market value of property other than cash) after the Closing Date from (i) the sale (other than to Parent or any Subsidiary) of the Equity Interests of an Unrestricted Subsidiary or (ii) any dividend or other distribution by an Unrestricted Subsidiary; plus

(g)                              in the event any Unrestricted Subsidiary has been redesignated as a Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, Parent, Borrower or any other Subsidiary, the lesser of (i) the fair market value of the Investments of the Borrower or any other

Subsidiary in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable) and (ii) the fair market value of the original Investments by the Borrower or any other Subsidiary in such Unrestricted Subsidiary, in each case, as determined by the Borrower in good faith; plus

(h)                              any mandatory prepayment declined by a Lender under Section 2.09(c); plus

(i)                                  an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received by Parent or any Subsidiary in respect of any Investments made pursuant to Section 6.04(j); minus

(j)                                  any amounts thereof used to make Investments pursuant to Section 6.04(j)(ii) after the Closing Date prior to such time; minus

(k)                              the cumulative amount of Restricted Payments made pursuant to Section 6.06(f) prior to such time; minus

(l)                                  payments or distributions in respect of Junior Financings pursuant to Section 6.09(b)(i) (other than payments made with proceeds from the issuance of Equity Interests that were excluded from the calculation of the Cumulative Credit pursuant to clause (c) above);

provided that contributions to common capital of Parent or any Subsidiary resulting from a Restricted Payment made pursuant to Section 6.06(j) shall not be included in the calculation of the Cumulative Credit.

“Cumulative Retained Excess Cash Flow Amount” shall mean, at any date, an amount, not less than zero in the aggregate, determined on a cumulative basis, equal to:

(a)                               the Retained Percentage of Excess Cash Flow for all Excess Cash Flow Periods ending after the Closing Date and prior to such date; plus

(b)                              for any Excess Cash Flow Interim Period, the Retained Percentage of Excess Cash Flow for such Excess Cash Flow Interim Period; minus

(c)                               all Retained Excess Cash Flow Overfundings as of such date.

“Current Assets” shall mean, with respect to Parent and the Subsidiaries on a consolidated basis at any date of determination, all assets (other than Permitted Investments or other cash equivalents) that would, in accordance with GAAP, be classified on a consolidated balance sheet of Parent and the Subsidiaries as current assets at such date of determination, other than amounts related to current or deferred Taxes based on income or profits.

“Current Liabilities” shall mean, with respect to Parent and the Subsidiaries on a consolidated basis at any date of determination, all liabilities that would, in accordance with GAAP, be classified on the Required Financial Statements as current liabilities at such date of determination, other than (a) the current portion of any Indebtedness, (b) accruals of Consolidated Interest Expense (excluding Consolidated Interest Expense that is due and unpaid), (c) accruals for current or deferred Taxes based on income or profits, (d) accruals, if any, of transaction costs resulting from the Transactions, (e) accruals of any costs or expenses related to (i) severance or termination of employees prior to the Closing Date or (ii) bonuses, pension and other post retirement benefit obligations, and (f) accruals for add-backs to Consolidated EBITDA included in clauses (f), (g), (l) and (w) of the definition thereof.

“Debt Fund Affiliate” shall mean (a) any Sponsor Affiliate that is a bona fide bank, debt fund, distressed asset fund, hedge fund, mutual fund, insurance company, financial institution or an investment vehicle that is engaged in the business of investing in, acquiring or trading commercial loans, bonds and similar extensions of credit in the ordinary course of business, in each case, that is not organized primarily for the purpose of making equity investments, and (b) any investment fund or account of a Permitted Debt Fund Affiliate Investor managed by third parties (including by way of a managed account, a fund or an index fund in which a Permitted Debt Fund Affiliate Investor has invested) that is not organized or used primarily for the purpose of making equity investments, in each case, with respect to which Sponsor does not, directly or indirectly, possess the power to direct or cause the direction of investment policies of such entity.

“Debt Service” shall mean, with respect to Parent and the Subsidiaries on a consolidated basis for any period, Consolidated Interest Expense for such period plus scheduled principal amortization of Consolidated Debt for such period.

“Default” shall mean any event or condition which, but for the giving of notice, lapse of time or both, would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Designated Non-Cash Consideration” shall mean the fair market value of non-cash consideration received by the Borrower or any other Subsidiary in connection with an Asset Sale that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Borrower setting forth the basis of such valuation, less the amount of cash or cash equivalents received in connection with a subsequent sale of such Designated Non-Cash Consideration.

“Disinterested Director” shall mean, with respect to any person and transaction, a member of the Board of Directors of such person who does not have any material direct or indirect financial interest in or with respect to such transaction.

“Disqualified Institution” shall mean (i) the persons identified in writing to the Administrative Agent on or prior to the Closing Date as competitors that are directly or indirectly engaged in the same or similar line of business as Parent, the Borrower or any other Subsidiary (or, if after the Closing Date, that are mutually agreed upon between the Borrower and the Administrative Agent, each party acting reasonably) (or any affiliates of the foregoing that are reasonably identifiable as such); provided such competitors described in this clause (i) shall exclude any bank, financial institution or fund (other than a Disqualified Institution under clause (ii) or (iii) below) that regularly invests in commercial loans or similar extensions of credit in the ordinary course of business and for which no personnel involved with the relevant competitor (A) makes investment decisions or (B) has access to non-public information relating to the Borrower or any person that forms part of its business (including its Subsidiaries), (ii) certain banks, financial institutions and other institutional lenders and investors that have been specifically identified in writing to the Administrative Agent on or prior to the Closing Date and (iii) Affiliates of the Arrangers engaged as principals primarily in private equity, mezzanine financing or venture capital or engaged directly or indirectly in the sale of S&F Holdings and its subsidiaries as representatives of S&F Holdings, in the case of each of clauses (ii) and (iii), that have been specifically identified in writing to the Administrative Agent on or prior to the Closing Date (or, if after the Closing Date, that are mutually agreed upon between the Borrower and the Administrative Agent, each party acting reasonably) (other than, in each case, such persons engaged by the Borrower as part of the Transactions or persons identified in writing by the Borrower to the Administrative Agent that are to be no longer considered Disqualified Institutions).

“Disqualified Stock” shall mean, with respect to any person, any Equity Interests of such person that, by their terms (or by the terms of any security or other Equity Interests into which they are convertible or for which they are redeemable or exchangeable), or upon the happening of any event or condition (a) mature or are mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale shall be subject to the prior repayment in full of the Term Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) are redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provide for the scheduled payments of dividends in cash or (d) either mandatorily or at the option of the holders thereof, are or become convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Stock, in each case, prior to the date that is 91 days after the earlier of (i) the Latest Maturity Date and (ii) the date on which the Term Loans and all other Obligations (other than Obligations in respect of Specified Hedge Agreements, Cash Management Obligations and contingent indemnification and reimbursement obligations that are not yet due and payable and for which no claim has been asserted) are repaid in full and the Commitments are terminated; provided, that only the portion of the Equity Interests that so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided further, that if such Equity Interests are issued to any employee or to any plan for the benefit of employees of Parent or its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Stock solely because they may be required to be repurchased by Parent or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided further, that any class of Equity Interests of such person that by its terms authorizes such person to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Distressed Person” shall have the meaning assigned to such term in the definition of “Lender-Related Distress Event”.

“Dollars” or “$” shall mean lawful money of the United States of America.

“Domestic Subsidiary” shall mean any Subsidiary that is not (a) a Foreign Subsidiary or (b) a Qualified CFC Holding Company.

“Dutch Auction” shall mean an auction of Term Loans conducted (a) pursuant to Section 9.04(k) to allow an Affiliated Lender to acquire Term Loans at a discount to par value and on a non pro rata basis or (b) pursuant to Section 9.04(o) to allow a Purchasing Borrower Party to prepay Term Loans at a discount to par value and on a non pro rata basis, in each case, in accordance with the applicable Dutch Auction Procedures.

“Dutch Auction Procedures” shall mean, with respect to a purchase of Term Loans by an Affiliated Lender pursuant to Section 9.04(k) or with respect to a purchase or prepayment of Term Loans by a Purchasing Borrower Party pursuant to Section 9.04(o), Dutch auction procedures as reasonably agreed upon by such Affiliated Lender or Purchasing Borrower Party, as the case may be, and the Administrative Agent.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“environment” shall mean ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna or as otherwise defined in any Environmental Law.

“Environmental Laws” shall mean all applicable laws (including common law), statutes, rules, regulations, codes, ordinances, orders, binding agreements and final, binding decrees or judgments, in each case, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the generation, management, Release or threatened Release of, or exposure to, any Hazardous Material or to occupational health and safety matters (to the extent relating to the environment or exposure to Hazardous Materials).

“Equity Contribution” shall have the meaning assigned to such term in the recitals hereto.

“Equity Interests” shall mean, with respect to any person, any and all shares, interests, rights to purchase or otherwise acquire, warrants, options, participations or other equivalents of or interests in (however designated) equity or ownership of such person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest, and any securities or other rights or interests convertible into or exchangeable for any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time, and any final regulations promulgated and the rulings issued thereunder.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with Parent or any of its Subsidiaries, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) a Reportable Event, or the requirements of Section 4043(b) of ERISA apply, with respect to a Plan, (b) a withdrawal by Parent or any of its Subsidiaries or, to the knowledge of Parent or the Borrower, any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations by Parent or any of its Subsidiaries or, to the knowledge of Parent or the Borrower, any ERISA Affiliate that is treated as a termination under Section 4062(e) of ERISA, (c) a complete or partial withdrawal by Parent or any of its Subsidiaries or, to the knowledge of Parent or the Borrower, any ERISA Affiliate from a Multiemployer Plan, receipt of written notification by Parent or any of its Subsidiaries or, to the knowledge of Parent or the Borrower, any ERISA Affiliate concerning the imposition of Withdrawal Liability or written notification that a Multiemployer Plan is, or is expected to be, insolvent, in reorganization within the meaning of Title IV of ERISA or endangered or in critical status within the meaning of Section 305 of ERISA, (d) the provision by a Plan administrator or the PBGC of notice of intent to terminate a Plan, the treatment of a Plan or Multiemployer Plan amendment as a termination under Sections 4041 or 4041A of ERISA or the commencement of proceedings by the PBGC to terminate a Plan or Multiemployer Plan, (e) the incurrence by Parent or any of its Subsidiaries or, to the knowledge of Parent or the Borrower, any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan, other than for the payment of plan contributions or PBGC premiums due but not delinquent under Section 4007 of ERISA, (f) the application for a minimum funding waiver under Section 302(c) of ERISA with respect to a Plan, (g) the imposition of a lien under Section 303(k) of ERISA with respect to any Plan, (h) a determination that any Plan is in “at risk” status (within the meaning of Section 303 of ERISA or (i) a Foreign Benefit Event.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurocurrency Borrowing” shall mean a Borrowing comprised of Eurocurrency Loans.

“Eurocurrency Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” shall have the meaning assigned to such term in Section 7.01.

“Excess Cash Flow” shall mean, with respect to Parent and the Subsidiaries on a consolidated basis for any Applicable Period, Consolidated EBITDA of Parent and the Subsidiaries on a consolidated basis for such Applicable Period, minus, without duplication:

(a)                               Debt Service for such Applicable Period;

(b)                              the amount of any voluntary prepayment permitted hereunder of term Indebtedness during such Applicable Period (other than any voluntary prepayment of the Term Loans, which shall be the subject of Section 2.09(b)), so long as the amount of such prepayment is not already reflected in Debt Service;

(c)                               (i) Capital Expenditures by Parent and the Subsidiaries on a consolidated basis during such Applicable Period that are paid in cash (to the extent permitted under this Agreement) and (ii) the aggregate consideration paid in cash during the Applicable Period in respect of Permitted Business Acquisitions and other investments permitted under Section 6.04 less any amounts received in respect thereof as a return of capital;

(d)                             Capital Expenditures or Permitted Business Acquisitions that Parent or any Subsidiary shall, during such Applicable Period, become obligated to make in cash but that are not made during such Applicable Period (to the extent permitted under this Agreement); provided that (i) the Borrower shall deliver a certificate to the Administrative Agent not later than 90 days after the end of such Applicable Period, signed by a Responsible Officer of the Borrower and certifying that such Capital Expenditures and the delivery of the related equipment or such Permitted Business Acquisitions will be made in cash in the following Applicable Period, and (ii) any amount so deducted shall not be deducted again in a subsequent Applicable Period;

(e)                               Taxes paid in cash by Parent and the Subsidiaries on a consolidated basis during such Applicable Period or that will be paid within six months after the close of such Applicable Period; provided that with respect to any such amounts to be paid after the close of such Applicable Period, (i) any amount so deducted shall not be deducted again in a subsequent Applicable Period and (ii) appropriate reserves shall have been established in accordance with GAAP;

(f)                                an amount equal to any increase in Working Capital of Parent and the Subsidiaries for such Applicable Period;

(g)                              cash expenditures made in respect of Hedge Agreements during such Applicable Period, to the extent not reflected in the computation of Consolidated EBITDA or Consolidated Interest Expense;

(h)                              permitted Restricted Payments made in cash to Parent during such Applicable Period, permitted Restricted Payments made to any person other than Parent,

the Borrower or any of the Subsidiaries during such Applicable Period, in each case, in accordance with Section 6.06 (other than Section 6.06(f)) and the payment of monitoring, consulting, management, transaction, advisory, termination or similar fees payable to Sponsor or any Sponsor Affiliate pursuant to the Management Agreement or another similar or related agreement with Sponsor or any Sponsor Affiliate, and indemnities, expenses, reimbursements and reasonable and documented out-of-pocket fees and expenses of Sponsor or any Sponsor Affiliate in connection therewith, in each case, in accordance with Section 6.07(i);

(i)                                  amounts paid in cash during such Applicable Period on account of (i) items that were accounted for as non-cash reductions of or exclusions from Net Income in determining Consolidated Net Income or as non-cash reductions of or exclusions from Consolidated Net Income in determining Consolidated EBITDA of Parent and the Subsidiaries in a prior Applicable Period and (ii) reserves or accruals established in purchase accounting;

(j)                                  to the extent not deducted in the computation of Net Proceeds in respect of any asset disposition or condemnation giving rise thereto, the amount of any mandatory prepayment of Indebtedness (other than Indebtedness created hereunder or under any other Loan Document), together with any interest, premium or penalties required to be paid (and actually paid) in connection therewith;

(k)                              the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and its Subsidiaries during such period that are made in connection with any prepayment, early extinguishment or conversion of Indebtedness to the extent such payments are not expensed during such period or are not deducted in calculating Consolidated Net Income and such payments are not otherwise prohibited under this Agreement;

(l)                                  the aggregate amount attributable to Investments in any joint venture that is not a Subsidiary of Parent, except to the extent actually paid to Parent or its Subsidiaries in the form of a cash dividend or cash distribution;

(m)                          amounts paid in cash to fund indemnity payments required in respect of any Asset Sale or any other disposition permitted under this Agreement;

(n)                              the aggregate amount paid in cash with respect to any management or employee benefit plan or agreement, post-employment benefit plan or agreement, pension plan or distributor equity plan or agreement; and

(o)                              the aggregate amount of items that were added to or not deducted from Net Income in calculating Consolidated Net Income or were added to or not deducted from Consolidated Net Income in calculating Consolidated EBITDA to the extent such items represented a cash payment (which had not reduced Excess Cash Flow upon the accrual thereof in a prior Applicable Period), or an accrual for a cash payment, by Parent and the Subsidiaries or did not represent cash received by Parent and the Subsidiaries, in each case, on a consolidated basis during such Applicable Period;

plus, without duplication:

(p)                              an amount equal to any decrease in Working Capital for such Applicable Period;

(q)                              all amounts referred to in clauses (b), (c), (d) and (h) above to the extent funded with the proceeds of the issuance or the incurrence of Indebtedness (including Capital Lease Obligations and purchase money Indebtedness, but excluding, solely as relating to Capital Expenditures, proceeds of revolving loans under the ABL Credit Agreement), the sale or issuance of any Equity Interests (including any capital contributions) and any loss, damage, destruction or condemnation of, or any sale, transfer or other disposition (including any Sale and Lease-back Transaction and any mortgage or lease of Real Property) to any person of any assets, in each case, to the extent there is a corresponding deduction from Excess Cash Flow above;

(r)                                 to the extent any permitted Capital Expenditures or Permitted Business Acquisitions referred to in clause (d) above and the delivery of any related equipment do not occur in the following Applicable Period of the Borrower specified in the certificate of the Borrower provided pursuant to clause (d) above, the amount of such Capital Expenditures or Permitted Business Acquisitions that were not so made in such following Applicable Period;

(s)                                cash payments received in respect of Hedge Agreements during such Applicable Period to the extent (i) not included in the computation of Consolidated EBITDA or (ii) such payments do not reduce Consolidated Interest Expense;

(t)                                 any extraordinary or nonrecurring gains realized in cash during such Applicable Period (except to the extent such gains consist of Net Proceeds subject to Section 2.09(a));

(u)                              to the extent deducted in the computation of Consolidated EBITDA, cash interest income;

(v)                              amounts received in cash in respect of indemnity payments required in respect of any Permitted Business Acquisition or any other Investment permitted under this Agreement; and

(w)                          the aggregate amount of items that were deducted from Net Income in calculating Consolidated Net Income or were deducted from Consolidated Net Income in calculating EBITDA to the extent such items either (i) represented cash received by Parent or any Subsidiary or (ii) do not represent cash paid by Parent or any Subsidiary, in each case, on a consolidated basis during such Applicable Period.

“Excess Cash Flow Interim Period” shall mean, during any Excess Cash Flow Period commencing with the fiscal year of Parent ending on December 28, 2014, any two-fiscal quarter period (a) commencing on the first day after the end of the immediately preceding Excess Cash Flow Period and (b) ending on the last day of the immediately succeeding two-fiscal quarter period.

“Excess Cash Flow Period” shall mean each fiscal year of Parent, commencing with the fiscal year of Parent ending on December 29, 2013.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Indebtedness” shall mean all Indebtedness not incurred in violation of Section 6.01.

“Excluded Swap Obligation” means, with respect to any Guarantor (as defined in the Collateral Agreement), any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor under the Collateral Agreement or any other Loan Document, or the grant by such Guarantor of a security interest to secure, as applicable, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor, or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” shall mean, with respect to any Recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder, (a) income taxes imposed on or measured by its net income (however denominated) or franchise taxes imposed in lieu of net income taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) any branch profits tax or any similar tax that is imposed by any jurisdiction described in clause (a) above, (c) in the case of a Lender making a Term Loan to the Borrower, any withholding tax (including any backup withholding tax) imposed by the United States that (i) is in effect and would apply to amounts payable hereunder to such Lender at the time such Lender acquires its interest in the Term Loans or Commitments (or designates a new lending office except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from a Loan Party with respect to any withholding tax pursuant to Section 2.17(a) or Section 2.17(c)) or (y) is attributable to such Lender’s failure to comply with Section 2.17(e) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Executive Order” shall have the meaning assigned to such term in Section 3.22(b).

“Existing Facilities” shall mean (i) the Amended & Restated Revolving Credit Agreement, dated as of June 29, 2011, by and among S&F Holdings, S&F Stores, as the borrower, the lenders party thereto and Bank of America, N.A., as the administrative agent, (ii) the Amended & Restated First Lien Term Loan Credit Agreement, dated as of December 22, 2010, by and among S&F Holdings, S&F Stores, as the borrower, the lenders party thereto and

Credit Suisse AG, as the administrative agent, and (iii) the Amended & Restated Second Lien Term Loan Credit Agreement, dated as of August 19, 2010, by and among S&F Holdings, as a borrower, S&F Stores, as a borrower, the lenders party thereto and Credit Suisse AG, as the administrative agent.

“Extended Term Loan Installment Date” shall have the meaning assigned to such term in Section 2.07(b).

“Extended Term Loans” shall have the meaning assigned to such term in Section 2.21(a).

“Extending Term Lender” shall have the meaning assigned to such term in Section 2.21(a).

“Extension” shall have the meaning assigned to such term in Section 2.21(a).

“Extension Amendment” shall have the meaning assigned to such term in Section 2.21(c).

“Extension Offer” shall have the meaning assigned to such term in Section 2.21(a).

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1.0%) charged to the Administrative Agent on such day on such transactions as determined in good faith by the Administrative Agent.

“Fee Letter” shall mean the Amended & Restated Fee Letter, dated October 23, 2012, by and among SFCC, Morgan Stanley Senior Funding, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bank of America, N.A., Credit Suisse Securities (USA) LLC, Credit Suisse AG, Deutsche Bank Securities Inc. and Deutsche Bank Trust Company Americas, as amended and in effect from time to time.

“Fees” shall mean the Administrative Agent Fees and all other fees set forth in the Fee Letter and relating hereto.

“Financial Covenant Default” shall have the meaning assigned to such term in Section 7.01(f).

“Financial Officer” shall mean, with respect to any person, the chief financial officer, principal accounting officer, director of financial services, treasurer, assistant treasurer or controller of such person.

“First Amendment” means that certain Amendment No. 1 to Credit Agreement and Incremental Facility Amendment, dated as of May 29, 2013, among Parent, the Borrower, the other Loan Parties party thereto, the Administrative Agent, the Lenders party thereto, and the co-documentation agents, syndication agents, joint lead arrangers and joint book-runners party thereto.

“First Amendment Effective Date” means the date on which all of the conditions contained in Section 4 of the First Amendment have been satisfied or waived by the Administrative Agent.

~~“First Amendment Incremental Facility” shall mean the “Incremental Facility” consisting of the tranche of Incremental Term Loans made on the First Amendment Effective Date, pursuant to the First Amendment.~~

“First Lien Intercreditor Agreement” shall mean a “pari passu” intercreditor agreement between or among the Administrative Agent and one or more Senior Representatives for holders of Permitted Pari Passu Secured Refinancing Debt in form and substance reasonably satisfactory to the Administrative Agent.

“Foreign Benefit Event” shall mean, with respect to any Foreign Benefit Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments under any applicable law on or before the due date for such contributions or payments, (c) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Benefit Plan, which termination would reasonably be expected to give rise to liability for Parent or any of its Subsidiaries or to appoint a trustee or similar official to administer any such Foreign Benefit Plan, or alleging insolvency or any such Foreign Benefit Plan, (d) the incurrence of any liability under applicable law on account of the complete or partial termination of such Foreign Benefit Plan or the complete or partial withdrawal of any participating employer therein, (e) the occurrence of any transaction that is prohibited under any applicable law and could reasonably be expected to result in the incurrence of any liability by Parent or any of its Subsidiaries, or (f) the imposition on Parent or any of its Subsidiaries of any fine, excise tax or penalty resulting from any noncompliance with any applicable law, in each case, that would result in a Material Adverse Effect.

“Foreign Benefit Plan” shall mean any benefit plan (other than a Plan or a Multiemployer Plan) that is not governed by the laws of the United States and that, under applicable law, is required to be funded through a trust or other funding vehicle maintained exclusively by a Governmental Authority.

“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than the United States of America.  For purposes of this definition, the United States of America, each state thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” shall mean any Subsidiary that is incorporated or organized under the laws of any jurisdiction other than the United States of America.  For purposes of this definition, the United States of America, each state thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Fourth Amendment” means that certain Amendment No. 4 to Credit Agreement, dated as of September 21, 2016, among, Parent, the Borrower, the other Loan Parties party thereto, the Administrative Agent, the Lenders party thereto, and the other parties thereto.

“Fourth Amendment Effective Date” means the date on which all of the conditions contained in Section 3 of the Fourth Amendment have been satisfied or waived by the Administrative Agent.

“GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis, subject to the provisions of Section 1.03; provided that any reference to the application of GAAP in Sections 3.13(b), 5.03, 5.07 and 6.02(e) to a Foreign Subsidiary (and not as a consolidated Subsidiary of Parent) shall mean generally accepted accounting principles in effect from time to time in the jurisdiction of organization of such Foreign Subsidiary.

“Governmental Authority” shall mean any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory or legislative body.

“Guarantee” of or by any person (the “guarantor”) shall mean (a) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take or pay or otherwise) or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligations, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness or other obligation of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part) or (v) as an account party in respect of any letter of credit, bank guarantee or other letter of credit guaranty issued to support such Indebtedness or other obligation, or (b) any Lien on any assets of the guarantor securing any Indebtedness (or any existing right, contingent or otherwise, of the holder of Indebtedness to be secured by such a Lien) of any other person, whether or not such

Indebtedness or other obligation is assumed by the guarantor; provided, however, that the term “Guarantee” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted by this Agreement (other than such obligations with respect to Indebtedness).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.

“Hazardous Materials” shall mean all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, including, without limitation, explosive or radioactive substances or petroleum or petroleum byproducts or distillates, friable asbestos or friable asbestos containing materials, polychlorinated biphenyls or radon gas, in each case, that are regulated or would give rise to liability under any Environmental Law.

“Hedge Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, in each case, not entered into for speculative purposes; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Parent or any of its Subsidiaries shall be a Hedge Agreement.

“Immaterial Subsidiary” shall mean any Subsidiary that (a) did not, as of the last day of the fiscal quarter of Parent most recently ended, have assets with a value in excess of 5.0% of the Consolidated Total Assets or revenues representing in excess of 5.0% of total revenues of Parent and its Subsidiaries on a consolidated basis as of such date, and (b) taken together with all Immaterial Subsidiaries as of the last day of the fiscal quarter of Parent most recently ended, did not have assets with a value in excess of 10.0% of Consolidated Total Assets or revenues representing in excess of 10.0% of total revenues of Parent and its Subsidiaries on a consolidated basis as of such date.

“Incremental ABL Commitment” shall mean the “Incremental Revolving Facility Commitment” as defined in the ABL Credit Agreement.

“Incremental ABL Loans” shall mean revolving facility loans made by one or more lenders to the Borrower pursuant to Section 2.21 of the ABL Credit Agreement.

“Incremental Equivalent First Lien Term Debt” shall mean Indebtedness consisting of senior secured first lien or junior lien notes, subordinated notes or senior unsecured notes, in each case, issued in a public offering, Rule 144A or other private placement, a bridge facility in lieu of the foregoing or secured or unsecured “mezzanine” or high yield debt, in each case, subject to the terms set forth in Section 2.19(f).

“Incremental Facility” shall have the meaning assigned to such term in

Section 2.19(a).

“Incremental Facility Amendment” shall have the meaning assigned to such term in Section 2.19(b).

“Incremental Facility Closing Date” shall have the meaning assigned to such term in Section 2.19(e).

“Incremental Term Loans” shall have the meaning assigned to such term in Section 2.19(a).

“Incremental Term Loan Installment Date” shall have the meaning assigned to such term in Section 2.07(b).

“Incremental Yield” shall have the meaning assigned to such term in Section 2.19(c).

“Indebtedness” shall mean, with respect to any person, without duplication, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person under conditional sale or title retention agreements relating to property or assets purchased by such person, (d) all obligations of such person issued or assumed as the deferred purchase price of property or services, to the extent the same would be required to be shown as a long-term liability on a balance sheet prepared in accordance with GAAP, (e) all Capital Lease Obligations of such person, (f) all net payments that such person would have to make in the event of an early termination, on the date Indebtedness of such person is being determined, in respect of outstanding Hedge Agreements, (g) the principal component of all obligations, contingent or otherwise, of such person as an account party in respect of letters of credit and bank guarantees, (h) the principal component of all obligations of such person in respect of bankers’ acceptances, (i) all Guarantees by such person of Indebtedness described in clauses (a) through (h) above) and (j) the amount of all obligations of such person with respect to the redemption, repayment or other repurchase of any Disqualified Stock (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Stock); provided that Indebtedness shall not include (i) trade payables, accrued expenses and intercompany liabilities arising in the ordinary course of business, (ii) prepaid or deferred revenue arising in the ordinary course of business, (iii) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase prices of an asset to satisfy unperformed obligations of the seller of such asset, (iv) earn-out obligations until such obligations become a liability on the balance sheet of such person in accordance with GAAP or (v) obligations under or in respect of the Sale/Lease-Back Documents.  The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such person in respect thereof.

“Indemnified Taxes” shall mean (a) all Taxes other than Excluded Taxes imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Information” shall have the meaning assigned to such term in Section 3.14(a).

“Information Memorandum” shall mean the Confidential Information Memorandum dated October 2012, as modified or supplemented prior to the Closing Date.

“Insufficiency” with respect to any Plan, the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.

“Intellectual Property Rights” shall have the meaning assigned to such term in Section 3.23.

“Interest Coverage Ratio” shall mean, on any date, the ratio of (a) Consolidated EBITDA for the period of four consecutive fiscal quarters of Borrower Holdco and its Subsidiaries most recently ended as of such date to (b) Consolidated Net Interest Expense for such period plus all cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock or Disqualified Stock of Borrower Holdco made during such period.

“Interest Election Request” shall mean a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.05.

“Interest Payment Date” shall mean, (a) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Term Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing and, in addition, the date of any refinancing or conversion of such Borrowing with or to a Borrowing of a different Type and (b) with respect to any ABR Loan, the first Business Day of each April, July, October and January.

“Interest Period” shall mean, as to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as applicable, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is one, three or six months thereafter (or, if available to all Lenders, 12 months), as the Borrower may elect, or the date any Eurocurrency Borrowing is converted to an ABR Borrowing in accordance with Section 2.05 or repaid or prepaid in accordance with Section 2.07, 2.08 or 2.09; provided, however, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period and (c) no Interest Period shall extend beyond the applicable Maturity Date.  Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Intermediate Parents” shall mean Borrower Holdco, Casino and S&F Holdings.

“Investment” shall have the meaning assigned to such term in Section 6.04.

“Investors” shall have the meaning assigned to such term in the recitals hereto.

“Junior Financing” shall have the meaning assigned to such term in Section 6.09(b).

“Junior Lien Intercreditor Agreement” shall mean a “junior lien” intercreditor agreement between or among the Administrative Agent and one or more Senior Representatives for holders of Permitted Junior Secured Refinancing Debt in form and substance reasonably satisfactory to the Administrative Agent.

“Latest Maturity Date” shall mean, at any date of determination, the latest Maturity Date of the Term Facilities in effect on such date.

“Lender” shall mean each financial institution listed on Schedule 2.01 (other than any such person that has ceased to be a party hereto pursuant to an Assignment and Acceptance in accordance with Section 9.04), as well as any person that becomes a Lender hereunder pursuant to Section 9.04  and any Additional Lender.

“Lender Default” shall mean (a) the wrongful refusal (which has not been retracted) of a Lender to make available its portion of any Borrowing, (b) a Lender having notified the Borrower and/or the Administrative Agent in writing that it does not intend to comply with its obligations under Section 2.04 or (c) the admission by a Lender that it has been deemed insolvent or is subject to a Lender-Related Distress Event.

“Lender-Related Distress Event” shall mean, with respect to any Lender or any person that directly or indirectly Controls such Lender (each, a “Distressed Person”), as the case may be, a voluntary or involuntary case with respect to such Distressed Person under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, or a custodian, conservator, receiver or similar official being appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person or any person that directly or indirectly controls such Distressed Person being subject to a forced liquidation, or such Distressed Person making a general assignment for the benefit of creditors or being otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt, or such Distressed Person becoming the subject of a Bail-In Action; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any Equity Interests in any Lender or any person that directly or indirectly controls such Lender by a Governmental Authority or an instrumentality thereof.

“lending office” shall mean, as to any Lender, the applicable branch, office or Affiliate of such Lender designated by such Lender to make Term Loans.

“Letter of Credit” shall have the meaning assigned to such term in the ABL Credit

Agreement.

“LIBO Rate” shall mean, with respect to any Eurocurrency Borrowing for any Interest Period, the rate per annum equal to the arithmetic mean of the offered rates for deposits in Dollars with a term equivalent to such Interest Period that appears on the Reuters Screen LIBOR01 Page (or such other page as may replace such page on such service for the purpose of displaying the rates at which Dollar deposits are offered by leading banks in the London interbank deposit market as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; provided that if such rate is not available at such time for any reason, then the “LIBO Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurocurrency Loan being made, continued or converted by the Administrative Agent and with a term equivalent to such Interest Period would be offered by the Administrative Agent to major banks in the London interbank Eurocurrency market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“LIBOR Quoted Rate” shall mean, for any day, a fluctuating rate per annum equal to the greater of (i) the Adjusted LIBO Rate for an interest period of one month as reported on the LIBOR01 Page as of 11:00 a.m. (London, England time) on such day and (ii) 0.75%.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, charge, security interest or similar encumbrance in or on such asset or (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.

“Loan Documents” shall mean this Agreement, the Security Documents, the ABL/Term Loan Intercreditor Agreement, any Note and, solely for the purposes of Sections 3.01, 3.02, and 7.01 hereof, the Fee Letter.

“Loan Parties” shall mean Parent, the Intermediate Parents, the Borrower and the other Subsidiary Loan Parties.

“Management Agreement” shall mean, collectively, (a) the Management Services Agreement, dated as of November 15, 2012, among SF CC, S&F Stores and ACOF Operating Manager III, LLC, and (b) the Management Services Agreement, dated as of November 15, 2012, among SF CC, S&F Stores and ACOF Operating Manager IV, LLC, in each case, as in effect on the Closing Date or as amended, supplemented or otherwise modified to add provisions consistent with Section 6.06(k).

“Management Group” shall mean the group consisting of the directors, executive officers and other management personnel of Parent and the Subsidiaries, as the case may be, on the Closing Date.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, financial condition or results of operations, in each case, of the Borrower and its Subsidiaries, taken as a whole, (b) the ability of the Borrower and the other Loan Parties (taken as a whole) to perform their payment obligations under the Loan Documents or (c) the rights and remedies of the Administrative Agent and the Lenders, taken as a whole, under the Loan Documents.

“Material Indebtedness” shall mean Indebtedness (other than the Term Loans) of Borrower Holdco or any other Subsidiary Loan Party in an aggregate principal amount exceeding $25.0 million.

“Material Subsidiary” shall mean any Subsidiary other than Immaterial Subsidiaries.

“Maturity Date” shall mean, as the context may require, (a) with respect to the Term Loans existing ~~on the Closing~~immediately prior to the Fourth Amendment Effective Date, November 15, ~~2019~~2022, (b) with respect to any Incremental Term Loans made at any time after the Fourth Amendment Effective Date, the final maturity date specified therefor in the applicable Incremental Facility Amendment, (c) with respect to any Other Term Loans, the final maturity date specified therefor in the applicable Refinancing Amendment and (d) with respect to any Extended Term Loans, the final maturity date specified therefor in the applicable Extension Amendment.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“Minimum Extension Condition” shall have the meaning assigned to such term in Section 2.21(b).

“MNPI” shall mean any material Nonpublic Information regarding Parent and the Subsidiaries that has not been disclosed to the Lenders generally (other than Lenders who elect not to receive such information).  For purposes of this definition “material Nonpublic Information” shall mean Nonpublic Information that would reasonably be expected to be material to a decision by any Lender to assign or acquire any Term Loans or to enter into any of the transactions contemplated thereby.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage Policies” shall have the meaning assigned to such term in Section 5.10(b).

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which Parent, the Borrower or any other Subsidiary or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414) is making or accruing an obligation to make contributions, or has within any of the preceding six plan years made or accrued an obligation to make contributions.

“Net Income” shall mean, with respect to any person, the net income (loss) of such person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Net Proceeds” shall mean:

(a)                               100% of the cash proceeds actually received by Parent or any Subsidiary Loan Party (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) in respect of any Asset Sale (other than sales pursuant to Section 6.05(a), (b), (c), (d), (e), (f), (h), (i), (j) or (l)) or Recovery Event, net of (i) attorneys’ fees, accountants’ fees, investment banking and advisory fees and related search and recording charges, (ii) required debt payments and required payments of other obligations in respect of Indebtedness secured by a Lien permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document or a Lien which is expressly pari passu with (in which case the pro rata portion (determined based on the then outstanding principal amount of the Term Loans that would otherwise be required to be prepaid with such Net Proceeds and the aggregate amount of such principal) of such Net Proceeds applied in respect of any such payments secured by such Lien shall not constitute Net Proceeds for purposes hereof) or subordinate to the Liens pursuant to the Loan Documents), (iii) other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith, (iv) Taxes (and the amount of any distributions made pursuant to Section 6.06 to permit any Parent Entity to pay taxes) (including sales, transfer, deed or mortgage recording taxes) paid or payable as a result thereof and (v) any reserve established in accordance with GAAP (provided that such reserved amounts shall be Net Proceeds to the extent and at the time of any reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount)), in each case, as determined reasonably and in good faith by a Responsible Officer of Parent; provided that (A) no proceeds realized in a single transaction or series of related transactions shall constitute Net Proceeds unless such proceeds shall exceed $5.0 million, (B) no proceeds shall constitute Net Proceeds in any fiscal year until the aggregate amount of all such proceeds in such fiscal year shall exceed $10.0 million and (C) at any time during the reinvestment period contemplated in Section 2.09(a), if, on a Pro Forma Basis after giving effect to the Asset Sale or Recovery Event and the application of the proceeds thereof, the Senior Secured Net Leverage Ratio is less than or equal to 3.50 to 1.00, up to $50.0 million of such proceeds shall not constitute Net Proceeds (the proceeds described in clauses (A) through (C), “Below Threshold Asset Sale Proceeds”); ~~and~~

(b)                              100% of the cash proceeds from the incurrence, issuance or sale by Parent or any Subsidiary Loan Party of any Indebtedness (other than Excluded Indebtedness), net of all taxes and fees (including investment banking fees), underwriting discounts, commissions, costs and other expenses, in each case incurred in connection with such incurrence, issuance or sale~~.~~; and

(c)                               100% of the cash proceeds from the incurrence, issuance or sale of Equity Interests or capital contributions, net of all taxes and fees (including investment banking fees), underwriting discounts, commissions, costs and other expenses, in each case incurred in connection with such incurrence, issuance or sale.

For purposes of calculating the amount of any Net Proceeds, fees, commissions and other costs and expenses payable to Parent or any Affiliate of Parent shall be disregarded, except for financial advisory fees customary in type and amount paid to Sponsor or any Sponsor Affiliates and otherwise not prohibited from being paid hereunder.

“New York Courts” shall have the meaning assigned to such term in Section 9.15.

“No MNPI Representation” shall mean, with respect to any person, a representation that such person is not in possession of any MNPI.

“Non-Consenting Lender” shall have the meaning assigned to such term in Section 2.17(c).

“Non-Debt Fund Affiliate” shall mean any Affiliated Lender other than a Debt Fund Affiliate.

“Non-Debt Fund Affiliate Assignment and Acceptance” shall have the meaning assigned to such term in Section 9.04(k).

“Non-Ratio-Based Incremental Facility Cap” shall have the meaning assigned to such term in Section 2.19(a).

“Note” shall have the meaning assigned to such term in Section 2.06(e).

“Obligations” shall mean (a) all amounts owing to any Agent or any Lender pursuant to the terms of this Agreement or any other Loan Agreement, including all interest and expenses accrued or accruing (or that would, absent the commencement of an insolvency or liquidation proceeding, accrue) after the commencement by or against any Loan Party of any proceeding under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law naming such Loan Party as the debtor in such proceeding, in accordance with and at the rate specified in this Agreement, whether or not the claim for such interest or expense is allowed or allowable as a claim in such proceeding, (b) all amounts owing to any Qualified Counterparty under any Specified Hedge Agreement and (c) any Cash Management Obligations; provided that (i) the Obligations of the Loan Parties under any Specified Hedge Agreement and Cash Management Obligations shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (ii) any release of Collateral or Guarantors (as defined in the Collateral Agreement) effected in the manner permitted by this Agreement or any Security Document shall not require the consent of any Cash Management Bank or Qualified Counterparty pursuant to any Loan Document; provided that the Obligations shall exclude any Excluded Swap Obligations.

“OFAC” shall have the meaning assigned to such term in Section 3.22(b).

“Original Term Loan Installment Date” shall have the meaning assigned to such term in Section 2.07(a).

“Other Applicable Indebtedness” shall have the meaning assigned to such term in Section 2.09(a).

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise, transfer, sales, property, all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.17).

“Other Term Loans” shall have the meaning assigned to such term in Section 2.20(a).

“Other Term Loan Installment Date” shall have the meaning assigned to such term in Section 2.07(b).

“Parent” shall have the meaning assigned to such term in the introductory paragraph hereof.

“Parent Entity” shall mean any direct or indirect parent of the Borrower.

“Participant” shall have the meaning assigned to such term in Section 9.04(d).

“Participant Register” shall have the meaning assigned to such term in Section 9.04(d).

“Payment Office” shall mean the office of the Administrative Agent located at 1585 Broadway, New York, New York 10036 or such other office as the Administrative Agent may designate to the Borrower and the Lenders from time to time.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA, or any successor thereto.

“Perfection Certificate” shall mean the Perfection Certificate with respect to the Loan Parties in a form reasonably satisfactory to the Administrative Agent.

“Permitted Amendment” shall mean any Incremental Facility Amendment, Refinancing Amendment or Extension Amendment.

“Permitted Business Acquisition” shall mean any acquisition of all or substantially all the assets of, or all the Equity Interests (other than directors’ qualifying shares) in, or merger, consolidation or amalgamation with, a person or division or line of business of a person (or any subsequent investment made in a person, division or line of business previously acquired in a Permitted Business Acquisition) if, immediately after giving effect thereto:  (i) no Event of Default shall have occurred and be continuing; (ii) any assets acquired shall be utilized in, and if the acquisition involves a merger, consolidation or stock acquisition, the person that is the subject of such acquisition shall be engaged in, a business otherwise permitted to be engaged in by the Borrower under this Agreement; (iii) all transactions related thereto shall be consummated in accordance with applicable laws; (iv) any acquired or newly formed Subsidiary shall not be liable for any Indebtedness except for Indebtedness permitted by Section 6.01; (v) to the extent required by Section 5.10, any person acquired in such acquisition, if acquired by the Borrower or any other Domestic Subsidiary, shall be merged into the Borrower or any other Subsidiary Loan Party or become upon consummation of such acquisition a Subsidiary Loan Party; and (vi) the aggregate amount of such acquisitions and investments in assets that are not owned by the Borrower or any other Subsidiary Loan Party or in Equity Interests in persons that are not Subsidiary Loan Parties or persons that do not become Subsidiary Loan Parties upon consummation of such acquisition, shall not exceed the greater of $50.0 million and 4.0% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such acquisition or investment for which financial statements have been delivered pursuant to Section 5.04.

“Permitted Debt Fund Affiliate Investors” shall mean (a) Sponsor, (b) each of the Affiliates and investment managers of Sponsor, (c) any fund or account managed by any of the persons described in clause (a) or (b) of this definition, (d) any employee benefit plan of Parent or any of the Subsidiaries and any person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan and (e) investment vehicles of members of management of Parent or the Borrower, but excluding natural persons.

“Permitted Holder” shall mean each of Sponsor, the Sponsor Affiliates and the Management Group.

“Permitted Investments” shall mean:

(a)                               Dollars, Canadian dollars, pounds sterling, euros or, in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business and not for speculation;

(b)                              direct obligations of the United States of America or any member of the European Union or any agency thereof or obligations guaranteed by the United States of America or any member of the European Union or any agency thereof, in each case, with maturities not exceeding two years;

(c)                               time deposits, eurodollar time deposits, certificates of deposit and money market deposits, in each case, with maturities not exceeding one year from the date of acquisition thereof, and overnight bank deposits, in each case, with any commercial bank having capital, surplus and undivided profits of not less than $250.0 million and whose long term debt, or whose parent holding company’s long term debt, is rated at least “A-2” by Moody’s or at least “A” by S&P (or reasonably equivalent ratings of another internationally recognized rating agency);

(d)                             repurchase obligations for underlying securities of the types described in clauses (b) and (c) above entered into with a bank meeting the qualifications described in clause (c) above;

(e)                               commercial paper maturing not more than one year after the date of acquisition issued by a corporation (other than an Affiliate of the Borrower) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating, at the time any investment therein is made, of at least “P-1” by Moody’s or at least “A-1” by S&P (or reasonably equivalent ratings of another internationally recognized rating agency);

(f)                                securities with maturities of two years or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, having one of the two highest rating categories obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized rating agency);

(g)                              Indebtedness issued by persons (other than Sponsor or any Sponsor Affiliates) with a rating of at least “A-2” by Moody’s or “A” by S&P (or reasonably equivalent ratings of another internationally recognized rating agency), in each case, with maturities not exceeding one year from the date of acquisition;

(h)                              shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (a) through (g) above;

(i)                                  money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated “Aaa” by Moody’s and “AAA” by S&P (or reasonably equivalent ratings of another internationally recognized rating agency) and (iii) have portfolio assets of at least $5,000.0 million; and

(j)                                  instruments equivalent to those referred to in clauses (a) through (j) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction.

“Permitted Junior Secured Refinancing Debt” shall mean any secured Indebtedness incurred by the Borrower in the form of one or more series of junior lien secured notes or junior lien secured loans; provided that (i) such Indebtedness is secured by the Collateral on a junior priority basis to the Obligations and is not secured by any property or assets of the Borrower or any other Subsidiary other than the Collateral, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness, (iii) the security agreements relating to such Indebtedness are substantially similar to or the same as the Security Documents and (iv) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to or otherwise subject to the provisions of a Junior Lien Intercreditor Agreement; provided that if such Indebtedness is the initial Permitted Junior Secured Refinancing Debt incurred by the Borrower, then the Administrative Agent and the Senior Representative for such Indebtedness shall have executed and delivered a Junior Lien Intercreditor Agreement.  Permitted Junior Secured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.

“Permitted Pari Passu Secured Refinancing Debt” shall mean any secured Indebtedness incurred by the Borrower in the form of one or more series of senior secured notes or loans; provided that (i) such Indebtedness is secured by the Collateral on a pari passu basis with the Obligations, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness, (iii) the security agreements relating to such Indebtedness are substantially similar to or the same as the Security Documents and (iv) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to or otherwise subject to the provisions of a First Lien Intercreditor Agreement; provided that if such Indebtedness is the initial Permitted Pari Passu Secured Refinancing Debt incurred by the Borrower, then the Administrative Agent and the Senior Representative for such Indebtedness shall have executed and delivered a First Lien Intercreditor Agreement.  Permitted Pari Passu Secured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Refinancing Indebtedness” shall mean any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”) the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses), (b) except with respect to Section 6.01(i), the Weighted Average Life to Maturity of such Permitted Refinancing Indebtedness is greater than or equal to the shorter of (i) the Weighted Average Life to Maturity of the Indebtedness being Refinanced and (ii) the Weighted Average Life to Maturity that would result if all payments of principal on the Indebtedness being Refinanced that were due on or after the date that is one year following the Latest Maturity Date were instead due on the date that is one year following the Latest Maturity Date; provided that no Permitted Refinancing Indebtedness incurred in reliance on this subclause (ii) shall have any scheduled principal payments due prior to the Latest Maturity Date in excess of, or prior to, the scheduled principal payments due prior to such Latest Maturity Date for the Indebtedness being Refinanced, (c) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations under this Agreement, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced and (d) no Permitted Refinancing Indebtedness shall have different obligors, or greater guarantees or security, than the Indebtedness being Refinanced; provided, further, that (i) with respect to a Refinancing of any Indebtedness permitted hereunder that is subordinated, such Permitted Refinancing Indebtedness shall (A) be subordinated to the guarantee by Parent and the Subsidiary Loan Parties of the Term

Facility and (B) be otherwise on terms not materially less favorable to the Lenders than those contained in the documentation governing the Indebtedness being Refinanced, and (ii) with respect to a Refinancing of the ABL Obligations, the Liens, if any, securing such Permitted Refinancing Indebtedness shall be (A) subject to the ABL/Term Loan Intercreditor Agreement or another intercreditor agreement that is substantially consistent with and no less favorable to the Lenders in any material respect than the ABL/Term Loan Intercreditor Agreement and (B) on terms not materially less favorable to the Lenders than those contained in the documentation governing the Indebtedness being Refinanced; provided further, that Indebtedness constituting Permitted Refinancing Indebtedness shall not cease to constitute Permitted Refinancing Indebtedness as a result of the subsequent extension of the Latest Maturity Date.

“Permitted Unsecured Refinancing Debt” shall mean any unsecured Indebtedness incurred by the Borrower in the form of one or more series of unsecured notes or loans; provided that (i) such Indebtedness is not secured by any property or assets of the Borrower or any other Subsidiary and (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness.  Permitted Unsecured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company, government, individual or family trust, Governmental Authority or other entity of whatever nature.

“Plan” shall mean any “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) that is (a) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA and (b) either (i) sponsored or maintained (at the time of determination or at any time within the five years prior thereto) by Parent or any of its Subsidiaries or any ERISA Affiliate or (ii) in respect of which Parent or any of its Subsidiaries or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” shall have the meaning assigned to such term in Section 9.17(a).

“Pledged Collateral” shall have the meaning assigned to such term in the Collateral Agreement.

“Prepayment Premium” shall have the meaning assigned to such term in Section 2.08(b).

“Pro Forma Basis” shall mean, with respect to any person, for any events described below that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the four consecutive fiscal quarter period ended on or before the occurrence of such event (the “Reference Period”):  (i) in making any determination of Consolidated EBITDA, effect shall be given to any Asset Sale or other disposition, acquisition, Investment, merger, amalgamation, consolidation (including the Transactions) (or any similar transaction not otherwise permitted under Section 6.04 or 6.05 that requires a waiver or consent of the Required Lenders and such waiver or consent has been obtained), any Restricted Payment, any designation of any Subsidiary as an Unrestricted Subsidiary and any Subsidiary Redesignation, and any other adjustments set forth in the definition of “Consolidated EBITDA”, including clauses (g) and (l) thereof, and similar operational and other cost savings, which adjustments the Borrower determines are reasonable and set forth in a certificate duly executed by a Financial Officer of the Borrower (the foregoing, together with any transactions related thereto or in connection therewith, the “relevant transactions”), in each case, that occurred during the Reference Period or thereafter and through and including the date upon which the applicable Investment, Restricted Payment or the incurrence of the applicable Indebtedness or Liens is consummated), (ii) in making any determination on a Pro Forma Basis, (A) all Indebtedness (including Indebtedness issued, incurred or assumed as a result of, or to finance, any relevant transactions and for which the financial effect is being calculated, whether incurred under this Agreement or otherwise, but excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes and not to finance any acquisition) issued, incurred, assumed or permanently repaid during the Reference Period or thereafter and through and including the date upon which the applicable Investment, Restricted Payment or the incurrence of the applicable Indebtedness or Liens is consummated) shall be deemed to have been issued, incurred, assumed or permanently repaid at the beginning of such period and (B) Consolidated Interest Expense of such person attributable to interest on any Indebtedness, for which pro forma effect is being given as provided in preceding clause (A), bearing floating interest rates shall be computed on a pro forma basis as if the rates that would have been in effect during the period for which pro forma effect is being given had been actually in effect during such periods and (iii) (A) any Subsidiary Redesignation then being designated, effect shall be given to such Subsidiary Redesignation and all other Subsidiary Redesignations after the first day of the relevant Reference Period and on or prior to the date of the respective Subsidiary Redesignation then being designated, collectively, and (B) any designation of a Subsidiary as an Unrestricted Subsidiary, effect shall be given to such designation and all other designations of Subsidiaries as Unrestricted Subsidiaries after the first day of the relevant Reference Period and on or prior to the date of the then applicable designation of a Subsidiary as an Unrestricted Subsidiary, collectively.

Pro forma calculations made pursuant to the definition of the term “Pro Forma Basis” shall be determined in good faith by a Responsible Officer of the Borrower and may include adjustments to reflect the full “run-rate” effect of any operating expense reductions and other operating improvements, synergies or cost savings reasonably expected to result from such relevant pro forma event (including, to the extent applicable, the Transactions), subject in the case of any calculation of Consolidated EBITDA to the maximum addbacks under clauses (g) and (l) of the definition of “Consolidated EBITDA”.  The Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer of the Borrower setting forth such demonstrable or additional operating expense reductions and other operating improvements, synergies or cost savings and information and calculations supporting them in reasonable detail (it being understood that pro forma adjustments need not be prepared in compliance with Regulation S-X of the Exchange Act).

“Pro Forma Financial Statements” shall have the meaning assigned to such term in Section 4.01(d).

“Projections” shall mean the projections of Parent and the Subsidiaries included in the Information Memorandum and any other projections and any forward looking statements of such entities furnished to the Lenders or the Administrative Agent by or on behalf of Parent or any of the Subsidiaries prior to the Closing Date.

“Public Lender” shall have the meaning assigned to such term in Section 9.17.

“Purchase Agreement” shall have the meaning assigned to such term in the recitals hereto.

“Purchase Documents” shall mean the collective reference to the Purchase Agreement, all material exhibits and schedules thereto and all agreements expressly contemplated thereby.

“Purchasing Borrower Party” shall mean Parent or any Subsidiary that becomes an Assignee or Participant pursuant to Section 9.04(o).

“Qualified CFC Holding Company” shall mean a Wholly Owned Subsidiary of Parent (a) the primary asset of which consists of Equity Interests in either (i) one or more Foreign Subsidiaries that constitute CFCs or (ii) one or more other Qualified CFC Holding Companies and (b) that has no outstanding Guarantee of Indebtedness of Parent or any Domestic Subsidiary; provided that any such Wholly Owned Subsidiary of Parent that is treated as a corporation for U.S. federal income tax purposes shall only be considered a Qualified CFC Holding Company if the pledge of 66 2/3% or more of the voting Equity Interests of such Subsidiary could result in adverse tax consequences to a Loan Party, as determined in good faith by the Borrower.

“Qualified Counterparty” shall mean any counterparty to any Specified Hedge Agreement that, at the time such Qualified Hedge Agreement was entered into or on the Closing Date, was an Agent, an Arranger, a Lender or an Affiliate of the foregoing, whether or not such person subsequently ceases to be an Agent, an Arranger, a Lender or an Affiliate of the foregoing.

“Qualified ECP Guarantor” shall mean, in respect of any Swap Obligation, each Loan Party with total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person that qualifies as an “eligible contract participant” under the Commodity Exchange Act and can cause another person to qualify as an “eligible contract participant” at such time under §1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Equity Interests” shall mean any Equity Interests other than Disqualified Stock.

“Qualified IPO” shall mean an underwritten public offering (other than a public offering pursuant to a registration statement on Form S-8) of the Equity Interests of any Parent Entity which generates cash proceeds of at least $50.0 million.

“Quarterly Financial Statements” shall have the meaning assigned to such term in

Section 5.04(b).

“Ratio-Based Incremental Facility” shall have the meaning assigned to such term in Section 2.19(a).

“Ratio Debt” shall have the meaning assigned to such term in Section 6.01(q).

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned in fee or leased by any Loan Party, together with, in each case, all easements, hereditaments and appurtenances relating thereto, and all improvements and appurtenant fixtures incidental to the ownership or lease thereof.

“Recipient” shall mean the Administrative Agent and any Lender, as applicable.

“Recovery Event” shall mean any settlement of, or payment in respect of, any property or casualty insurance claim or any condemnation proceeding relating to any asset of Parent, the Borrower or any other Subsidiary.

“Reference Period” shall have the meaning assigned to such term in the definition of the term “Pro Forma Basis”.

“Refinance” shall have the meaning assigned to such term in the definition of the term “Permitted Refinancing Indebtedness”, and “Refinanced” shall have a meaning correlative thereto.

“Refinancing Amendment” shall mean an amendment to this Agreement executed by each of (a) the Borrower, Borrower Holdco and Parent, (b) the Administrative Agent and (c) each Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 2.20.

“Register” shall have the meaning assigned to such term in Section 9.04(b).

“Registered Equivalent Notes” shall mean, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act, substantially identical notes (having the same guarantees and collateral provisions) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Reinvestment Deferred Amount” shall mean, with respect to any Reinvestment Event, the aggregate amount of Net Proceeds received by the Borrower or any other Subsidiary in connection therewith that are not applied to prepay the Term Loans as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event” shall mean any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice” shall mean a written notice executed by a Responsible Officer stating that the Borrower or any other Subsidiary intends and expects to use all or a portion of the amount of Net Proceeds of an Asset Sale or Recovery Event to restore, rebuild, repair, construct, improve, replace or otherwise acquire assets useful in the Borrower’s or such other Subsidiary’s business.

“Reinvestment Prepayment Amount” shall mean, with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to restore, rebuild, repair, construct, improve, replace or otherwise acquire assets useful in the Borrower’s or any other Subsidiary’s business.

“Reinvestment Prepayment Date” shall mean, with respect to any Reinvestment Event, the earlier of (a) the date occurring one year after such Reinvestment Event (or, if the Borrower or any other Subsidiary shall have entered into a legally binding commitment within one year after such Reinvestment Event to restore, rebuild, repair, construct, improve, replace or otherwise acquire assets useful in the Borrower’s or such other Subsidiary’s business with the applicable Reinvestment Deferred Amount, the date occurring two years after such Reinvestment Event) and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, restore, rebuild, repair, construct, improve, replace or otherwise acquire assets useful in the Borrower’s or such other Subsidiary’s business with all or any portion of the relevant Reinvestment Deferred Amount.

“Related Parties” shall mean, with respect to any specified person, such person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such person and such person’s Affiliates.

“Related Sections” shall have the meaning assigned to such term in Section 6.04.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating in, into, upon, onto or through the environment.

“Remaining Present Value” shall mean, as of any date with respect to any lease, the present value as of such date of the scheduled future lease payments with respect to such lease, determined with a discount rate equal to a market rate of interest for such lease reasonably determined at the time such lease was entered into.

“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30 day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).

“Repricing Transaction” shall mean, other than in the context of a transaction involving a Change in Control, the prepayment, refinancing, substitution or replacement of all or a portion of the Term Loans with the incurrence of any debt financing by Parent or any of its Subsidiaries having an “effective yield” at the time of incurrence thereof (with the comparative determinations to be made by the Administrative Agent in good faith and in consultation with the Borrower consistent with generally accepted financial practices, after giving effect to, among other factors, margin, interest rate floors, upfront or similar fees or original issue discount shared with all providers of such financing, but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all providers of such financing) that is less than the “effective yield” (as determined by the Administrative Agent on the same basis as provided in the preceding parenthetical) of such Term Loans at the time of incurrence thereof, including, without limitation, as may be effected through any amendment to this Agreement relating to the interest rate for, or weighted average yield of, such Term Loans.

“Required Financial Statements” shall have the meaning assigned to such term in Section 5.04(b).

“Required Lender Consent Items” shall have the meaning assigned to such term in Section 9.04(m).

“Required Lenders” shall mean, at any time, Lenders having Term Loans outstanding and unused Commitments that, taken together, represent more than 50.0% of the sum of all Term Loans outstanding and Commitments at such time.  The Term Loans and Commitments of any Defaulting Lender shall be disregarded in determining Required Lenders; provided that subject to the Borrower’s right to replace Defaulting Lenders as set forth herein, Defaulting Lenders shall be included in determining Required Lenders with respect to (a) any amendment that would disproportionately affect the obligation of the Borrower to make payment of the Term Loans or Commitments of such Defaulting Lender as compared to other Lenders holding the same Class of Term Loans or Commitments and (b) any amendment relating to (i) increases in the Commitment of such Defaulting Lender, (ii) reductions of principal, interest, fees or premium applicable to the Term Loans or Commitments of such Defaulting Lender, (iii) extensions of final maturity or the due date of any amortization, interest, fee or premium payment applicable to the Term Loans or Commitments of such Defaulting Lender and (c) matters requiring the approval of each Lender under Sections 9.08(b)(v) and (vi).

“Required Percentage” shall mean, with respect to any Excess Cash Flow Period (or Excess Cash Flow Interim Period), 50.0%; provided that (a) if the Senior Secured Net Leverage Ratio at the end of the Applicable Period is less than or equal to 3.50 to 1.00 but greater than 3.00 to 1.00, such percentage shall be 25.0%, and (b) if the Senior Secured Net Leverage Ratio at the end of the Applicable Period is less than or equal to 3.00 to 1.00, such percentage shall be 0%.

“Responsible Officer” shall mean, with respect to any Loan Party, the chief executive officer, president, vice president, secretary, assistant secretary or any Financial Officer of such Loan Party or any other individual designated in writing to the Administrative Agent by an existing Responsible Officer of such Loan Party as an authorized signatory of any certificate or other document to be delivered hereunder.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payments” shall have the meaning assigned to such term in Section 6.06.

“Retained Excess Cash Flow Overfunding” shall mean, at any time, in respect of any Excess Cash Flow Interim Period as to which the corresponding Excess Cash Flow Period has ended at such time, a portion of the cumulative Excess Cash Flow for such Excess Cash Flow Interim Period equal to the amount, if any, by which the Retained Percentage of Excess Cash Flow for such Excess Cash Flow Interim Period exceeds the Retained Percentage of Excess Cash Flow for such corresponding Excess Cash Flow Period.

“Retained Percentage” shall mean, with respect to any Excess Cash Flow Period (or Excess Cash Flow Interim Period), 100% minus the Required Percentage with respect to such Excess Cash Flow Period (or Excess Cash Flow Interim Period).

“S&F Holdings” shall mean Smart & Final Holdings Corp., a Delaware corporation (and, following the Conversion, its successor, a Delaware limited liability company).

“S&F Stores” shall have the meaning assigned to such term in the recitals hereto.

“S&P” shall mean Standard & Poor’s Ratings Services or any successor entity thereto.

“Sale and Lease-Back Transaction” shall have the meaning assigned to such term in Section 6.03.

“Sale/Lease-Back Documents” shall mean each of the documents set forth on Schedule 1.01C.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Second Amendment” means that certain Amendment No. 2 to Credit Agreement and Incremental Facility Amendment, dated as of December 19, 2013, among Parent, the Borrower, the other Loan Parties party thereto, the Administrative Agent, the Lenders party thereto, and the other parties thereto.

“Second Amendment Effective Date” means the date on which all of the conditions contained in Section 4 of the Second Amendment have been satisfied or waived by the Administrative Agent.

~~“Second Amendment Incremental Facility” shall mean the “Incremental Facility” consisting of the tranche of Incremental Term Loans made on the Second Amendment Effective Date, pursuant to the Second Amendment.~~

“Second Lien Loan Documents” shall mean the Second Lien Term Loan Credit Agreement and the other “Loan Documents” under and as defined in the Second Lien Term Loan Credit Agreement, as each such document may be amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof and of this Agreement.

“Second Lien Obligations” shall mean the “Obligations” as defined in the Second Lien Term Loan Credit Agreement.

“Second Lien Prepayment” shall have the meaning assigned to such term in the recitals hereto.

“Second Lien Term Loan Credit Agreement” shall mean the Second Lien Term Loan Credit Agreement, dated as of the Closing Date, among Parent, Borrower Holdco, the lenders party thereto and Morgan Stanley Senior Funding, Inc., as administrative agent, initially in respect of up to $195.0 million of second priority secured term loans, as such document may be amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof and of this Agreement.

“Second Lien Term Loan Facility” shall mean the “Term Facility” as defined in the Second Lien Term Loan Credit Agreement.

“Secured Parties” shall mean the collective reference to the “Secured Parties” as defined in the Collateral Agreement.

“Security Documents” shall mean the Collateral Agreement and each of the security agreements and other instruments and documents executed and delivered by any Loan Party pursuant thereto or pursuant to Section 5.10.

“Senior Representative” shall mean, with respect to any series of Permitted Pari Passu Secured Refinancing Debt or Permitted Junior Secured Refinancing Debt, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Senior Secured First Lien Net Leverage Ratio” shall mean the ratio of Consolidated First Lien Net Debt to Consolidated EBITDA for the trailing four fiscal quarter period.  For the avoidance of doubt, Incremental Term Loans shall be treated as secured debt for purposes of calculation of the Senior Secured First Lien Net Leverage Ratio governing the incurrence of Incremental Term Loans even if incurred as unsecured or junior secured debt.

“Senior Secured Net Leverage Ratio” shall mean the ratio of Consolidated Senior Secured Net Debt to Consolidated EBITDA for the trailing four fiscal quarter period.  For the avoidance of doubt, debt incurred with respect to any Incremental Facilities shall be treated as secured debt for purposes of calculation of the Senior Secured Net Leverage Ratio governing the incurrence of debt under the Incremental Term Loans even if incurred as unsecured or junior secured debt.

“SF CC” shall have the meaning assigned to such term in the recitals hereto.

“Specified Event of Default” shall mean any Event of Default under Section 7.01(b), 7.01(c), 7.01(h) or 7.01(i).

“Specified Hedge Agreement” shall mean any Hedge Agreement entered into or assumed between or among the Borrower or any other Subsidiary and any Qualified Counterparty and designated by the Qualified Counterparty and the Borrower in writing to the Administrative Agent as a “Specified Hedge Agreement”.

“Specified Purchase Agreement Representations” shall mean such of the representations and warranties made with respect to S&F Holdings and its subsidiaries in the Purchase Agreement as are material to the interests of the Lenders, but only to the extent Parent has the right to terminate its obligations under the Purchase Agreement or decline to consummate the Acquisition as a result of a breach of such representations or warranties in the Purchase Agreement.

“Specified Representations” shall mean the representations and warranties with respect to Parent, the Borrower and the other Loan Parties set forth in Section 3.01 (but solely with respect to organizational status and organizational power and authority), Section 3.02 (but solely with respect to clause (a) and clause (b)(i)(A) thereof), Section 3.03 (but solely with respect to the Loan Documents), Section 3.10 (but solely with respect to clause (b)(ii) thereof), Section 3.11, Section 3.17, Section 3.19, and Section 3.22.

“Sponsor” shall have the meaning assigned to such term in the recitals hereto.

“Sponsor Affiliate” shall mean each Affiliate of Sponsor and each individual who is a partner or employee of Sponsor.

“Statutory Reserves” shall mean, with respect to any currency, any reserve, liquid asset or similar requirements established by any Governmental Authority of the United States of America or of the jurisdiction of such currency or any jurisdiction in which Term Loans in such currency are made to which banks in such jurisdiction are subject for any category of deposits or liabilities customarily used to fund loans in such currency or by reference to which interest rates applicable to Term Loans in such currency are determined.

“Subagent” shall have the meaning assigned to such term in Section 8.02.

“subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, limited liability company or other entity of which (a) Equity Interests having ordinary voting power (other than Equity Interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors of such corporation, partnership, limited liability company or other entity are at the time owned by such parent or (b) more than 50.0% of the Equity Interests are at the time owned by such parent.

“Subsidiary” shall mean, unless the context otherwise requires, a subsidiary of Parent.  Notwithstanding the foregoing, except for purposes of the definition of “Unrestricted Subsidiary”, an Unrestricted Subsidiary shall be deemed not to be a Subsidiary of Parent or any other Subsidiaries for purposes of this Agreement.

“Subsidiary Loan Parties” shall mean (a) each Wholly Owned Domestic Subsidiary of Parent on the Closing Date (other than (i) any Wholly Owned Domestic Subsidiary that is a Subsidiary of a Foreign Subsidiary and (ii) any Immaterial Subsidiary) and (b) each Wholly Owned Domestic Subsidiary of Parent (other than any Wholly Owned Domestic Subsidiary that is a Subsidiary of a Foreign Subsidiary) that becomes, or is required to become, a party to the Collateral Agreement after the Closing Date.

“Subsidiary Redesignation” shall have the meaning assigned to such term in the definition of “Unrestricted Subsidiary”.

“Swap Obligations” means with respect to any Loan Party any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, withholdings or similar charges imposed by any Governmental Authority and any and all interest and penalties related thereto.

“Term Facility” shall mean the facility and commitments utilized in making Term Loans hereunder.  Following the establishment of any Incremental Term Loans, Other Term Loans or Extended Term Loans, such Incremental Term Loans, Other Term Loans or Extended Term Loans shall be considered a separate Term Facility hereunder.

“Term Loan Installment Date” shall mean, as the context requires, an Original Term Loan Installment Date, an Incremental Term Loan Installment Date, an Other Term Loan Installment Date and/or an Extended Term Loan Installment Date.

“Term Loan Intercreditor Agreement” shall mean the Intercreditor Agreement, dated as of the Closing Date, by and among the Collateral Agent, Morgan Stanley Senior Funding, Inc., as collateral agent under the Second Lien Term Loan Credit Agreement, Parent and the Subsidiary Loan Parties, as in effect on the Closing Date and as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof.

“Term Loan Priority Collateral” shall have the meaning assigned to such term in the ABL/Term Loan Intercreditor Agreement.

“Term Loans” shall mean the term loans made to the Borrower on the Closing Date pursuant hereto, any Incremental Term Loans, any Other Term Loans and any Extended Term Loans, collectively (or if the context so requires, any of them individually).

~~“Term Priority Collateral” shall have the meaning assigned to such term in the ABL/Term Loan Intercreditor Agreement.~~

“Third Amendment” means that certain Amendment No. 3 to Credit Agreement, dated as of May 12, 2015, among Parent, the Borrower, the other Loan Parties party thereto, the Administrative Agent, the Lenders party thereto, and the other parties thereto.

“Third Amendment Effective Date” means the date on which all of the conditions contained in Section 3 of the Third Amendment have been satisfied or waived by the Administrative Agent.

“Total Net Leverage Ratio” shall mean the ratio of Consolidated Total Net Debt to Consolidated EBITDA for the trailing four fiscal quarter period.

“Transaction Documents” shall mean the Purchase Documents, the ABL Loan Documents, the Second Lien Loan Documents and the Loan Documents.

“Transactions” shall mean, collectively, the transactions to occur pursuant to the Transaction Documents, including (a) the consummation of the Acquisition, (b) the execution and delivery of the Loan Documents, the creation of the Liens pursuant to the Security Documents and the initial borrowings hereunder, (c) the Equity Contribution, (d) the execution and delivery of the ABL Loan Documents, the creation of the Liens pursuant to the ABL Security Documents and the initial borrowings under the ABL Credit Agreement, (e) the execution and delivery of the Second Lien Loan Documents, the creation of the Liens pursuant to the Second Lien Security Documents and the borrowing under the Second Lien Term Loan Credit Agreement, (f) the repayment in full and termination of the Existing Facilities and (g) the payment of all fees and expenses incurred or paid by Sponsor, any Parent Entity, the Borrower or any of the other Subsidiaries in connection with the foregoing.

“Type” shall mean, when used in respect of any Term Loan or Borrowing, the Rate by reference to which interest on such Term Loan or on the Term Loans comprising such Borrowing is determined.  For purposes hereof, the term “Rate” shall mean Adjusted LIBO Rate or ABR, as applicable.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“Unrestricted Cash” shall mean cash or cash equivalents of Borrower Holdco or any of its Subsidiaries that would not appear as “restricted” on the Required Financial Statements.

“Unrestricted Subsidiary” shall mean any Subsidiary of Borrower Holdco (other than the Borrower) designated by the Borrower as an Unrestricted Subsidiary hereunder by written notice to the Administrative Agent; provided that the Borrower shall only be permitted to so designate a new Unrestricted Subsidiary after the Closing Date if (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) such Unrestricted Subsidiary is capitalized (to the extent capitalized by Parent or any of the Subsidiaries) through Investments as permitted by, and in compliance with, Section 6.04(j), and any prior or concurrent Investments in such Subsidiary by Borrower Holdco or any of its Subsidiaries shall be deemed to have been made under Section 6.04(j), (iii) without duplication of clause (ii), any assets owned by such Unrestricted Subsidiary at the time of the initial designation thereof are treated as Investments pursuant to Section 6.04(j) and (iv) such Subsidiary has been designated an

“unrestricted subsidiary” (or otherwise not be subject to the covenants and defaults) under the ABL Credit Agreement, all other Indebtedness permitted to be incurred hereunder and all Permitted Refinancing Indebtedness in respect of any of the foregoing and all Disqualified Stock; provided that at the time of the initial investment by Borrower Holdco or any of its Subsidiaries in such Subsidiary, the Borrower shall designate such entity as an Unrestricted Subsidiary in a written notice to the Administrative Agent.  The Borrower may designate any Unrestricted Subsidiary to be a Subsidiary for purposes of this Agreement (each, a “Subsidiary Redesignation”); provided that (a) such Unrestricted Subsidiary, both before and after giving effect to such designation, shall be a Wholly Owned Subsidiary of Borrower Holdco, (b) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (c) all representations and warranties contained herein and in the Loan Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Subsidiary Redesignation (both before and after giving effect thereto), unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date, and (d) the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by a Responsible Officer of the Borrower, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clauses (a) through (c), inclusive.

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal (excluding nominal amortization), including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest 1/12) that will elapse between such date and the making of such payment by (b) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Domestic Subsidiary” shall mean, with respect to any person, a Domestic Subsidiary of such person that is a Wholly Owned Subsidiary.

“Wholly Owned Subsidiary” shall mean, with respect to any person, a subsidiary of such person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such person or another Wholly Owned Subsidiary of such person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Working Capital” shall mean, with respect to Borrower Holdco and its Subsidiaries on a consolidated basis at any date of determination, Current Assets at such date of determination minus Current Liabilities at such date of determination; provided that, for purposes of calculating Excess Cash Flow, increases or decreases in Working Capital shall be calculated without regard to any changes in Current Assets or Current Liabilities as a result of (a) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and non-current or (b) the effects of purchase accounting.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02                   Terms Generally.  The definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  Unless the context requires otherwise, (a) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (b) in the computation of periods of time from a specified date to a later specified date, the word “from” shall mean “from and including;” the words “to” and “until” each mean “to but excluding” and the word “through” shall mean “to and including”, (c) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (d) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (e) the word “or” shall be construed to mean “and/or”, (f) any reference to any person shall be construed to include such person’s legal successors and permitted assigns and (g) the words “asset” and “property” shall be construed to have the same meaning and effect.  All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require.  Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document or organizational document of the Loan Parties shall mean such document as amended, restated, supplemented or otherwise modified from time to time (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document).  Any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

SECTION 1.03                   Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, (i) notwithstanding anything to the contrary herein, all accounting or financial terms used herein shall be construed, and all financial computations pursuant hereto shall be made, without giving effect to any election under Statement of Financial Accounting Standards Board Accounting Standards Codification 825-10 (or any other Statement of Financial Accounting Standards Board Accounting Standards Codification having a similar effect) to value any Indebtedness or other liabilities of Parent or any Subsidiary at “fair value”, as defined therein and (ii) for purposes of determinations of the Senior Secured First Lien Net Leverage Ratio, the Senior Secured Net Leverage Ratio and the Total Net Leverage Ratio, GAAP shall be construed as in effect on the Closing Date.  In the event that any Accounting Change (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then upon the written request of the Borrower or the Administrative Agent, the Borrower, the Administrative Agent and the Lenders shall enter into good faith negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Change as if such Accounting Change had not occurred; provided that provisions of this Agreement in effect on the date of such Accounting Change shall remain in effect until the effective date of such amendment.  “Accounting Change” shall mean any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants.  Notwithstanding anything to the contrary above or in the definition of Capital Lease Obligations or Capital Expenditures, in the event of a change under GAAP (or the application thereof) requiring all leases to be capitalized, only those leases that would result or would have resulted in Capital Lease Obligations or Capital Expenditures on the Closing Date (assuming for purposes hereof that they were in existence on the date hereof) hereunder shall be considered capital leases hereunder and all calculations and deliverables under this Agreement or any other Loan Document shall be made in accordance therewith.

SECTION 1.04                   Effectuation of Transfers.  Each of the representations and warranties of Parent Borrower Holdco and the Borrower contained in this Agreement (and all corresponding definitions) is made after giving effect to the Transactions, unless the context otherwise requires.

SECTION 1.05                   Currencies.  Unless otherwise specifically set forth in this Agreement, monetary amounts shall be in Dollars.  Notwithstanding anything to the contrary herein, no Default or Event of Default shall arise as a result of any limitation or threshold set forth in Dollars in Article VI or paragraph (f) or (j) of Section 7.01 or any related definition being exceeded solely as a result of changes in currency exchange rates from those rates applicable on the first day of the fiscal quarter in which such determination occurs or in respect of which such determination is being made.

ARTICLE II

The Credits

SECTION 2.01                   [Reserved].

SECTION 2.02                   Term Loans and Borrowings.  (a) Subject to the terms and conditions set forth herein, each Lender severally agrees to make to the Borrower Term Loans denominated in Dollars equal to such Lender’s Commitment on the Closing Date.  The failure of any Lender to make any Term Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Term Loans as required.  Amounts paid or prepaid in respect of Term Loans may not be reborrowed.

(b)                              Subject to Section 2.11, each Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Borrower may request in accordance herewith.  Each

Lender at its option may make any ABR Loan or Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Term Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Term Loan in accordance with the terms of this Agreement and such Lender shall not be entitled to any amounts payable under Section 2.13 or 2.15 solely in respect of increased costs resulting from such exercise and existing at the time of such exercise.

(c)                               Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

(d)                             Subject to the terms and conditions set forth in the Fourth Amendment, each Lender listed on Schedule I to the Fourth Amendment severally agrees to make to the Borrower additional Term Loans (such additional Term Loans to be drawn as Incremental Term Loans, with the same terms and conditions as the Term Loans outstanding on the Fourth Amendment Effective Date), denominated in Dollars, in a principal amount equal to the principal amount set forth opposite such Lender’s name on Schedule I to the Fourth Amendment, on the Fourth Amendment Effective Date.  The failure of any such Lender to make any such additional Term Loan required to be made by it shall not relieve any other such Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Term Loans as required.  Amounts paid or prepaid in respect of Term Loans may not be reborrowed.

SECTION 2.03                   Request for Borrowing.  (a) The Borrower shall deliver to the Administrative Agent a Borrowing Request not later than 2:00 p.m., New York City time, one Business Day before the anticipated Closing Date, requesting that the Lenders make Term Loans on the Closing Date.  The Borrowing Request must specify (i) the principal amount of Term Loans to be borrowed, (ii) the requested date of the Borrowing (which shall be a Business Day), (iii) the Type of Term Loans to be borrowed, (iv) in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period” and (v) the location and number of the Borrower’s account to which funds are to be disbursed.  Upon receipt of such Borrowing Request, the Administrative Agent shall promptly notify each Lender thereof.  The proceeds of the Term Loans requested under this Section 2.03 shall be disbursed by the Administrative Agent in immediately available funds by wire transfer to such bank account or accounts as designated by the Borrower in the Borrowing Request.

SECTION 2.04                   Funding of Borrowings.  (a) Each Lender shall make each Term Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 10:00 a.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders.  The Administrative Agent will make such Term Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower as specified in the Borrowing Request.

(b)                              Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the

Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section 2.04 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent, forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent at (i) in the case of such Lender, the greater of (A) the Federal Funds Rate and (B) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans at such time.  If such Lender pays such amount to the Administrative Agent then such amount shall constitute such Lender’s Term Loan included in such Borrowing.

SECTION 2.05                   Interest Elections.  (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.05.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Term Loans comprising such Borrowing, and the Term Loans comprising each such portion shall be considered a separate Borrowing.

To make an election pursuant to this Section 2.05 following the Closing Date, the Borrower shall notify the Administrative Agent of such election by telephone (i) in the case of an election to convert to or continue a Eurocurrency Borrowing, not later than 2:00 p.m., New York City time, three Business Days before the effective date of such election or (ii) in the case of an election to convert to or continue an ABR Borrowing, not later than 2:00 p.m., New York City time, one Business Day before the effective date of such election.  Each such telephonic Interest Election Request shall be confirmed promptly by hand delivery, facsimile transmission or e-mail to the Administrative Agent of a written Interest Election Request substantially in the form of Exhibit D and signed by the Borrower.

(b)                              Each telephonic and written Interest Election Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(i)                                  the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)                              the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)                          whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv)                          if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of “Interest Period”.

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(c)                               Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(d)                             If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing two Business Days prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a Eurocurrency Borrowing having an Interest Period of one month’s duration.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the written request (including a request through electronic means) of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing, (i) no outstanding Borrowing may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.06                   Promise to Pay; Evidence of Debt.  (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.07.

(b)                              Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Term Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)                               The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Term Loan made hereunder, the Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) any amount received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)                             The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section 2.06 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Term Loans in accordance with the terms of this Agreement.

(e)                               Any Lender may request that Term Loans made by it be evidenced by a promissory note (a “Note”).  In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent and reasonably acceptable to the Borrower.  Thereafter, the Term Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more Notes in such form payable to the payee named therein (or, if requested by such payee, to such payee and its registered assigns).

SECTION 2.07                   Repayment of Term Loans.  (a) The Borrower shall repay to the Administrative Agent for the ratable account of the Lenders on the last Business Day of each March, June, September and December, commencing with the last Business Day of March 2013, an aggregate principal amount equal to 0.25% of the aggregate principal amount of the Term Loans outstanding on the Closing Date (which payments shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.08 or 2.09, as applicable, it being understood and agreed that all optional prepayments of Term Loans made prior to the Fourth Amendment Effective Date shall be deemed to have been applied to reduce such payments in direct order of maturity up to (but not including) the Maturity Date) (each such date being referred to as an “Original Term Loan Installment Date”);

(b)                              (i) in the event that any Incremental Term Loans are made, the Borrower shall repay Borrowings consisting of Incremental Term Loans on the dates (each an “Incremental Term Loan Installment Date”) and in the amounts set forth in the applicable Incremental Facility Amendment, it being understood and agreed that all optional prepayment of Term Loans made prior to the Fourth Amendment Effective Date shall be deemed to have been applied to reduce such payments in direct order of maturity up to (but not including) the Maturity Date, (ii) in the event that any Other Term Loans are made, the Borrower shall repay Borrowings consisting of Other Term Loans on the dates (each an “Other Term Loan Installment Date”) and in the amounts set forth in the applicable Refinancing Amendment and (iii) in the event that any Extended Term Loans are made, the Borrower shall repay Borrowings consisting of Extended Term Loans on the dates (each an “Extended Term Loan Installment Date”) and in the amounts set forth in the applicable Extension Amendment; and

(c)                               to the extent not previously paid, all outstanding Term Loans shall be due and payable on the applicable Maturity Date.

SECTION 2.08                   Optional Prepayment of Term Loans.  (a) The Borrower shall have the right at any time and from time to time to prepay the Term Loans in whole or in part, without premium or penalty other than the Prepayment Premium (but subject to Section 2.14), in an aggregate principal amount, (i) in the case of Eurocurrency Rate Loans, that is an integral multiple of $500,000 and not less than $2.5 million, and (ii) in the case of ABR Loans, that is an integral multiple of $100,000 and not less than $1.0 million, or, if less, the amount outstanding.  The Borrower shall notify the Administrative Agent by telephone (confirmed by hand delivery, facsimile transmission or e-mail) of such election not later than 2:00 p.m., New York City time, (i) in the case of an ABR Borrowing, one Business Day before the anticipated date of such prepayment and (ii) in the case of a Eurocurrency Borrowing, three Business Days before the anticipated date of such prepayment.  Any such notice shall be irrevocable except to the extent conditioned on a refinancing of all or any portion of the Term Facility.  Any optional prepayments of Term Loans pursuant to this Section 2.08 shall be applied to the remaining scheduled amortization payments as directed by the Borrower (or in the absence of such direction, in direct order of maturity).

(b)                              If the Borrower (i) prepays, refinances, substitutes or replaces any Term Loans in connection with a Repricing Transaction or (ii) effects any amendment of this Agreement resulting in a Repricing Transaction, in each case, after the ~~Third~~Fourth Amendment Effective Date but on or prior to the date that occurs six months following the ~~Third~~Fourth Amendment Effective Date, the Borrower shall pay to the Administrative Agent, for the ratable account of each of the Lenders holding Term Loans immediately prior to the consummation of such Repricing Transaction (including each Lender holding Term Loans immediately prior to the consummation of such Repricing Transaction that withholds its consent to such Repricing Transaction and is replaced pursuant to Section 2.17), (A) in the case of clause (i), a prepayment premium equal to 101% of the aggregate principal amount of the Term Loans so prepaid, refinanced, substituted or replaced (the “Applicable Prepayment Percentage”) and (B) in the case of clause (ii), a fee equal to the Applicable Prepayment Percentage of the aggregate principal amount of the applicable Term Loans outstanding immediately prior to such amendment.  Such amounts (as applicable, the “Prepayment Premium”) shall be due and payable on the date of effectiveness of the applicable Repricing Transaction; provided that the Borrower shall not be subject to the requirements of this Section 2.08(b) with respect to any Repricing Transaction occurring after the date that occurs six months following the ~~Third~~Fourth Amendment Effective Date.

SECTION 2.09                   Mandatory Prepayment of Term Loans.  (a) The Borrower shall apply all Net Proceeds (other than Net Proceeds of ABL Priority Collateral Asset Sales and Net Proceeds described in clause (c) of the definition of “Net Proceeds”) to prepay Term Loans within five Business Days following receipt of such Net Proceeds (unless the Borrower shall have delivered a Reinvestment Notice on or prior to such fifth Business Day); provided that (i) on or prior to the fifth Business Day following receipt thereof, such Net Proceeds shall be deposited in an Asset Sale Proceeds Account, (ii) notwithstanding the foregoing, in the case of Net Proceeds received from an Asset Sale or a Recovery Event, on each Reinvestment Prepayment Date an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied to the prepayment of the Term Loans (together with accrued interest thereon), (iii) if at the time that any such prepayment would be required, the Borrower shall be required to, or to offer to, repurchase or redeem or repay or prepay Credit Agreement Refinancing Indebtedness, Indebtedness permitted under Section 6.01(b) or Indebtedness that is subject to a Lien permitted under Section 6.02(t)(i), in each case, that is secured on a pari passu basis with the Obligations pursuant to the terms of the documentation governing such Indebtedness with proceeds of such Asset Sale or Recovery Event (such Credit Agreement Refinancing Indebtedness required to be offered to be so repurchased, “Other Applicable Indebtedness”)), then the Borrower may apply such Net Proceeds on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other Applicable Indebtedness at such time) and (iv) no payments under Section 2.14 shall be required in connection with any prepayment under this clause (a); provided, further, that the portion of such Net Proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of such Net Proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such Net Proceeds shall be allocated to the Term Loans (in accordance with the terms hereof) to the prepayment of the Term Loans and to the repurchase or repayment of Other Applicable Indebtedness, and the amount of the prepayment of the Term Loans that would have otherwise been required pursuant to this clause (a) shall be reduced accordingly; provided further, that to the extent the holders of Other Applicable Indebtedness decline to have such Indebtedness repurchased or repaid with such Net Proceeds, the declined amount of such Net Proceeds shall promptly (and in any event within ten Business Days after the date of such rejection) be applied to prepay the Term Loans in accordance with the terms hereof (to the extent such Net Proceeds would otherwise have been required to be so applied if such Other Applicable Indebtedness was not then outstanding).

(b)                              Commencing with the fiscal year ending December 29, 2013, not later than 90 days after the end of each Excess Cash Flow Period, the Borrower shall calculate Excess Cash Flow for such Excess Cash Flow Period and shall apply an amount equal to (i) the Required Percentage of such Excess Cash Flow, minus (ii) to the extent not financed with the proceeds of the incurrence of Indebtedness having a maturity not less than 12 months from the date of incurrence thereof, the amount of any voluntary prepayments during such Excess Cash Flow Period or on or prior to the 90th day after the end of such Excess Cash Flow Period of (A) Term Loans, (B) revolving loans under the ABL Credit Agreement, any Incremental ABL Loans or other revolving credit facility (to the extent commitments in respect thereof are permanently reduced by the amount of such prepayments) and (C) Credit Agreement Refinancing Indebtedness, Indebtedness created under Incremental Facilities, Incremental Equivalent First Lien Term Debt, Indebtedness permitted under Section 6.01(b) or Indebtedness subject to a Lien permitted under Section 6.02(t)(i), and any Permitted Refinancing Indebtedness in respect of any of the foregoing, in each case, permitted hereunder.  Not later than the date on which the Borrower is required to deliver financial statements with respect to the end of each Excess Cash Flow Period under Section 5.04(a), the Borrower will deliver to the Administrative Agent a certificate signed by a Financial Officer of the Borrower setting forth the amount, if any, of Excess Cash Flow for such fiscal year and the calculation thereof in reasonable detail.

(c)                               Notwithstanding anything in this Section 2.09 to the contrary, any Lender may elect, by notice to the Administrative Agent by telephone (confirmed by hand delivery, facsimile transmission or e-mail) at least one Business Day prior to the required prepayment date, to decline all or any portion of any mandatory prepayment of its Term Loans pursuant to this Section 2.09, in which case the aggregate amount of the prepayment that would have been applied to prepay Term Loans but was so declined shall be retained by the Borrower.

(d)                             Prepayment of the Term Loans from Net Proceeds and Excess Cash Flow shall be applied as directed by the Borrower (or, absent such direction, to each Term Facility, pro rata, pursuant to Sections 2.09(a) and (b) to reduce in direct order of maturity the next eight quarterly scheduled amortization payments of Term Loans under Section 2.07(a) and, thereafter, to reduce on a pro rata basis (based on the amount of such amortization payments) the remaining scheduled amortization payments of Term Loans under Section 2.07(a); provided that any Incremental Term Loans, Other Term Loans or Extended Term Loans shall be applied in the order specified in the applicable Permitted Amendment.

SECTION 2.10                   Fees.  (a) The Borrower agrees to pay to the Administrative

Agent, for its own account, the agency fees set forth in the Fee Letter at the times specified therein (the “Administrative Agent Fees”).

(b)                              All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent at the Payment Office for distribution, if and as appropriate, among the Lenders.  Once paid, none of the Fees shall be refundable under any circumstances.

SECTION 2.11                   Interest.  (a) The Term Loans comprising each ABR Borrowing shall bear interest at the ABR plus the Applicable Margin.

(b)                              The Term Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c)                               Following the occurrence and during the continuation of a Specified Event of Default, the Borrower shall pay interest on overdue amounts hereunder at a rate per annum equal to (i) in the case of overdue principal of, or interest on, any Term Loan, 2.0% plus the rate otherwise applicable to such Term Loan as provided in the preceding paragraphs of this Section 2.11 or (ii) in the case of any other overdue amount, 2.0% plus the rate applicable to ABR Loans as provided in clause (a) of this Section 2.11.

(d)                             Accrued interest on each Term Loan shall be payable in arrears (i) on each Interest Payment Date for such Term Loan and (ii) on the applicable Maturity Date; provided that (A) interest accrued pursuant to paragraph (c) of this Section 2.11 shall be payable on demand, (B) in the event of any repayment or prepayment of any Term Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (C) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Term Loan shall be payable on the effective date of such conversion.

(e)                               All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the ABR at times when the ABR is based on the prime rate, shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and, in each case, shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable ABR, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.12                   Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(a)                               the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b)                              the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Term Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the applicable Lenders by telephone, facsimile transmission or e-mail as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any applicable Borrowing to, or continuation of any such Borrowing as, a Eurocurrency Borrowing shall be ineffective and such Borrowing shall be converted to or continued as on the last day of the Interest Period applicable thereto an ABR Borrowing and (ii) if any Borrowing Request requests a Eurocurrency Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.13                   Increased Costs.  (a) If any Change in Law shall:

(i)                                  impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii)                              impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurocurrency Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Term Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)                              If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Term Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)                               A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section 2.13 shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within ten days after receipt thereof.

(d)                             Promptly after any Lender has determined that it will make a request for increased compensation pursuant to this Section 2.13, such Lender shall notify the Borrower thereof.  Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.13 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.13 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.14                   Break Funding Payments.  In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.17, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to be the amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Term Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Term Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue a Eurocurrency Loan, for the period that would have been the Interest Period for such Term Loan) over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in Dollars of a comparable amount and period from other banks in the Eurocurrency market.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.14 shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within ten days after receipt thereof.

SECTION 2.15                   Taxes.  (a) Any and all payments by or on account of any obligation of any Loan Party hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if a Loan Party shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.15) the Administrative Agent or any Lender, as applicable, receives an amount equal to the amount it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)                              In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)                               Each Loan Party shall indemnify the Administrative Agent and each Lender, within ten days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, on or with respect to any payment by or on account of any obligation of such Loan Party hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.15) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to such Loan Party by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)                             As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)                               Each Foreign Lender shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two original copies of whichever of the following is applicable:  (i) duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (or any subsequent versions thereof or successors thereto), claiming eligibility for benefits of an income tax treaty to which the United States of America is a party, (ii) duly completed copies of Internal Revenue Service Form W-8ECI (or any subsequent versions thereof or successors thereto), (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or 881(c) of the Code, (A) a certificate to the effect that such Foreign Lender is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3) or 881(c)(3)(B) of the Code, or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (B) duly completed copies of Internal Revenue Service Form W-8BEN (or any subsequent versions thereof or successors thereto), (iv) duly completed copies of Internal Revenue Service Form W-8IMY, together with forms and certificates described in clauses (i) through (iii) above (and additional Form W-8IMYs) as may be required or (v) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.  In addition, in each of the foregoing circumstances, each Foreign Lender shall deliver such forms, if legally entitled to deliver such forms, promptly upon the obsolescence, expiration or invalidity of any form previously delivered by such Foreign Lender.  Each Foreign Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the United States of America or other taxing authorities for such purpose).  In addition, each Lender that is not a Foreign Lender shall deliver to the Borrower and the Administrative Agent two copies of Internal Revenue Service Form W 9 (or any subsequent versions thereof or successors thereto) on or before the date such Lender becomes a party and upon the expiration of any form previously delivered by such

Lender.  Notwithstanding any other provision of this paragraph, a Lender shall not be required to deliver any form pursuant to this paragraph (e) that such Lender is not legally able to deliver.

(f)                                If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.  For purposes of determining U.S. federal withholding Taxes imposed by FATCA, from and after the Third Amendment Effective Date, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) the Term Loans as not qualifying as a “grandfathered obligation” within the meaning of Section 1.1471-2(b)(2)(i) of the United States Treasury Regulations.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)                              If the Administrative Agent or any Lender receives a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which such Loan Party has paid additional amounts pursuant to this Section 2.15, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.15 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender (including any Taxes imposed with respect to such refund) as is determined by the Administrative Agent or such Lender in good faith, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Loan Party, upon the request of the Administrative Agent or such Lender, agrees to repay as soon as reasonably practicable the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  This Section 2.15 shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems, in good faith, to be confidential) to the Loan Parties or any other person.

SECTION 2.16                   Payments Generally; Pro Rata Treatment; Sharing of Set-offs.  (a) Unless otherwise specified, the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or otherwise) prior to 2:00 p.m., New York City time, at the Payment Office, except that payments pursuant to Sections 2.13, 2.14, 2.15 and 9.05 shall be made directly to the persons entitled thereto, on the date when due, in immediately available funds, without condition or deduction for any defense, recoupment, set-off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof and shall make settlements with the Lenders with respect to other payments at the times and in the manner provided in this Agreement.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b)                              Except as otherwise provided in this Agreement, if (i) at any time insufficient funds are received by and available to the Administrative Agent from the Borrower to pay fully all amounts of principal, interest and fees then due from the Borrower hereunder or (ii) at any time an Event of Default shall have occurred and be continuing and the Administrative Agent shall receive proceeds of Term Loan Priority Collateral in connection with the exercise of remedies, such funds shall be applied in accordance with Section 5.02 of the Collateral Agreement (subject to the application of proceeds provisions contained in the ABL/Term Loan Intercreditor Agreement).

(c)                               Except as otherwise provided in this Agreement, if any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Class of Term Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Class of Term Loans than the proportion received by any other Lender in such Class, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Term Loans of such Class of other Lenders in such Class to the extent necessary so that the benefit of all such payments shall be shared by the Lenders in such Class ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loans of such Class; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph (c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Term Loans to any assignee or participant, other than to the Borrower or any other Subsidiary or Affiliate thereof (as to which the provisions of this paragraph (c) shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)                             Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)                               If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(b) or 2.16(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under Section 2.04(b) or 2.16(b), as applicable, until all such unsatisfied obligations are fully paid.

SECTION 2.17                   Mitigation Obligations; Replacement of Lenders.  (a) If any Lender requests compensation under Section 2.13, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Term Loans hereunder or assign its rights and obligations hereunder to another of its offices, branches or Affiliates if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or 2.14, as applicable, in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)                              If any Lender requests compensation under Section 2.13 or is a Defaulting Lender, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, either (i) prepay such Lender’s outstanding Term Loans hereunder in full on a non-pro rata basis without premium or penalty or (ii) require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (A) in the case of clause (ii) above, the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Term Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments.  Nothing in this Section 2.17 shall be deemed to prejudice any rights that the Borrower may have against any Lender that is a Defaulting Lender.

(c)                               If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which, pursuant to the terms of Section 9.08, requires the consent of all of the Lenders affected and with respect to which the Required Lenders shall have granted their consent, then the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) at its sole expense, to either (i) prepay such Lender’s outstanding Term Loans hereunder in full on a non-pro rata basis without premium or penalty (including with respect to the processing and recordation fee referred to in Section 9.04(b)(ii)(B)) or (ii) replace such Non-Consenting Lender by deeming such Non-Consenting Lender to have assigned its Term Loans and its Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent; provided that (A) all Obligations of the Borrower owing to such Non-Consenting Lender (including accrued Fees and any amounts due under Section 2.08(b), 2.13, 2.14 or 2.15) being removed or replaced shall be paid in full to such Non-Consenting Lender concurrently with such removal or assignment and (B) in the case of clause (ii) above, the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon.  No action by or consent of the Non-Consenting Lender shall be necessary in connection with such removal or assignment, in the case of clause (ii) above, which shall be immediately and automatically effective upon payment of such purchase price.  In connection with any such assignment, the Borrower, the Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 9.04; provided that if such Non-Consenting Lender does not comply with Section 9.04 within three Business Days after the Borrower’s request, compliance with Section 9.04 shall not be required to effect such assignment.

SECTION 2.18                   Illegality.  If any Lender reasonably determines that any change in law has made it unlawful, or if any Governmental Authority has asserted after the Closing Date that it is unlawful, for any Lender or its applicable lending office to make or maintain any Eurocurrency Loans, then, upon notice thereof by such Lender to the Borrower through the Administrative Agent, any obligations of such Lender to make or continue Eurocurrency Loans or to convert ABR Borrowings to Eurocurrency Borrowings shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrower shall upon demand from such Lender (with a copy to the Administrative Agent), either convert all Eurocurrency Borrowings of such Lender to ABR Borrowings, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Term Loans.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

SECTION 2.19                   Incremental Facilities.  (a) At any time and from time to time, subject to the terms and conditions set forth herein, the Borrower may, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request to add additional Term Loans or add one or more additional tranches of term loans (the “Incremental Term Loans”; each such increase or tranche, an “Incremental Facility).  Notwithstanding anything to the contrary herein, the aggregate amount of the Incremental Facilities which may be incurred after the Second Amendment Effective Date shall not exceed an amount equal to $75.0 million (such amount, the “Non-Ratio-Based Incremental Facility Cap”); provided that the Borrower may incur additional Incremental Facilities without regard to the Non-Ratio-Based Incremental Facility Cap (each such Incremental Facility, a “Ratio-Based Incremental Facility”) so long as (A) with respect to any such Incremental Facility secured on a pari passu basis with the Obligations, the Senior Secured First Lien Net Leverage Ratio, determined on a Pro Forma Basis, is equal to or less than the Closing Date Senior Secured First Lien Net Leverage Ratio, (B) with respect to any such Incremental Facility secured on a junior basis to the Obligations, the Senior Secured Net Leverage Ratio, determined on a Pro Forma Basis, is equal to or less than the Closing Date Senior Secured Net Leverage Ratio or (C) with respect to any such unsecured Incremental Facility, the Total Net Leverage Ratio, determined on a Pro Forma Basis, is equal to or less than the Closing Date Total Net Leverage Ratio.  Each tranche of Incremental Term Loans shall be in an integral multiple of $1.0 million and in an aggregate principal amount that is not less than $15.0 million (or such lesser minimum amount approved by the Administrative Agent in its reasonable discretion); provided that such amount may be less than the applicable minimum amount or integral multiple amount if such amount represents all the remaining availability under the Non-Ratio-Based Incremental Facility Cap or in respect of Ratio-Based Incremental Facilities.

(b)                              Each notice from the Borrower pursuant to this Section 2.19 shall set forth the requested amount and proposed terms of the relevant Incremental Term Loans.  Incremental Term Loans may be provided by any existing Lender (it being understood that no existing Lender will have an obligation to provide Incremental Term Loans), in each case, on terms permitted under this Section 2.19 or any Additional Lender; provided that the Administrative Agent shall have consented (in each case, such consent not to be unreasonably withheld, delayed or conditioned) to any Additional Lender’s providing such Incremental Term Loans if such consent by the Administrative Agent would be required under Section 9.04 for an assignment of Term Loans to such Additional Lender.  Each Incremental Facility shall become effective pursuant to an amendment (each, an “Incremental Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Lender or Additional Lender providing such Incremental Facility and the Administrative Agent.  The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Facility Amendment.  Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Facility Amendment, this Agreement and the other Loan Documents, as applicable, shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Facility and the Incremental Term Loans evidenced thereby.

(c)                               (i) Any Incremental Facility may, at the discretion of the Borrower, (A) rank pari passu in right of payment with the Obligations, (B) be subordinated in right of payment to the Obligations, (C) be secured on a pari passu basis with the Obligations, (D) be secured on a junior basis to the Obligations or (E) be unsecured; provided that (1) if subordinated or secured (except to the extent incurred under the terms of this Agreement), any intercreditor or lien subordination arrangements shall be reasonably satisfactory to the Administrative Agent and (2) if secured on a pari passu basis with the Obligations, such Incremental Facility shall be on terms and pursuant to documentation applicable to the Obligations (and if not secured on a pari passu basis with the Obligations, shall be pursuant to separate documentation), (ii) any Incremental Facility may provide for the ability of the Lenders or Additional Lenders providing such Incremental Facility to participate on a pro rata basis or less than pro rata basis in any voluntary or mandatory prepayments of the Term Loans, (iii) the interest rate, upfront fees and original issue discount for any Incremental Term Loans shall be as determined by the Borrower and the Lenders or Additional Lenders providing such Incremental Facility; provided that in the event that the yield on such Incremental Facility (taking into account interest margins, minimum Adjusted LIBO Rate, minimum ABR, upfront fees and original issue discount on such Incremental Term Loans, with upfront fees and original issue discount being equated to interest margins based on an assumed four year life to maturity, but exclusive of any arrangement, syndication, structuring, commitment or other fees payable in connection therewith) (the “Incremental Yield”) exceeds the yield on the Term Loans hereunder (determined as provided in the immediately preceding parenthetical) by more than 0.50%, then the interest margins for the Term Loans hereunder shall automatically be increased to a level such that the yield on such Term Loans is 0.50% below the Incremental Yield (it being agreed that any increase in yield to any existing facility required due to the application of an Adjusted LIBO Rate or ABR “floor” on any Incremental Facility shall be effected solely through an increase therein (or implementation thereof, as applicable)) and (iv) except as otherwise provided in this Section 2.19, all other terms of such Incremental Facility, if not consistent with the terms of the existing Term Loans, will be as agreed between the Borrower and the Lenders or Additional Lenders providing such Incremental Facility, with such other terms not consistent with the Term Loans hereunder to be reasonably satisfactory to the Administrative Agent.

(d)                             Without the prior written consent of the Required Lenders, (i) the final maturity date of any Incremental Facility shall be no earlier than the Latest Maturity Date, (ii) the Weighted Average Life to Maturity of any Incremental Facility shall be no shorter than the remaining Weighted Average Life to Maturity of the then outstanding Term Facility with the longest Weighted Average Life to Maturity and (iii) subject to clauses (i) and (ii), the amortization schedules applicable to such Incremental Facility shall be as determined by the Borrower and the Lenders or Additional Lenders thereunder.

(e)                               Notwithstanding the foregoing, no Incremental Facility Amendment shall become effective unless, on the date of such effectiveness (each, an “Incremental Facility Closing Date”), (i) the representations and warranties set forth in the Loan Documents are true and correct in all material respects (or, in the case of any representations and warranties qualified by materiality or Material Adverse Effect, in all respects) as of such date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which such case such representations and warranties shall be true and correct in all material respects as of such earlier date) and (ii) at the time of and immediately after such effectiveness, no Default or Event of Default has occurred and is continuing or would result from the incurrence of such Incremental Term Loans; provided that if the proceeds of such Incremental Term Loans are, substantially concurrently with the receipt thereof, to be used by the Borrower or any Loan Party to finance, in whole or in part, a Permitted Business Acquisition, then the only representations and warranties that will be required to be true and correct in all material respects as of the applicable Incremental Facility Closing Date shall be (A) the Specified Representations and (B) such of the representations and warranties made by or on behalf of the applicable acquired company or business in the applicable acquisition agreement as are material to the interests of the Lenders, but only to the extent that Parent, the Borrower or any other Subsidiary has the right to terminate the obligations of Parent, the Borrower or such other Subsidiary under such acquisition agreement or not consummate such acquisition as a result of a breach of such representations or warranties in such acquisition agreement).  The proceeds of any Incremental Term Loans will be used for general corporate purposes (including financing capital expenditures, Permitted Business Acquisitions, Restricted Payments, refinancing of Indebtedness and any other transaction not prohibited hereunder).

(f)                                At any time and from time to time, subject to the terms and conditions set forth herein, the Borrower may, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy of such notice to each of the Lenders), request to issue one or more series of Incremental Equivalent First Lien Term Debt in an aggregate principal amount not to exceed, as of the date of and after giving effect to the issuance of any such Incremental Equivalent First Lien Term Debt, the aggregate amount of Incremental Facilities then permitted to be incurred under Section 2.19(a); provided that the incurrence of any Incremental Equivalent First Lien Term Debt shall reduce, on a dollar-for-dollar basis, the aggregate amount of Incremental Facilities permitted to be incurred under Section 2.19(a).  As a condition precedent to the issuance of any Incremental Equivalent First Lien Term Debt pursuant to this Section 2.19(f), (i) the Borrower shall deliver to the Administrative Agent a certificate of the Borrower dated as of the date of issuance of the Incremental Equivalent First Lien Term Debt signed by a Responsible Officer of the Borrower, certifying and attaching the resolutions adopted by the Borrower approving or consenting to the execution and delivery of the applicable financing documentation in respect of such Incremental Equivalent First Lien Term Debt and the issuance of such Incremental Equivalent First Lien Term Debt, and certifying that the conditions precedent set forth in the following subclauses (ii) through (vii) have been satisfied, (ii) such Incremental Equivalent First Lien Term Debt shall rank pari passu or junior in right of payment to the Obligations and shall not have guarantees from any Subsidiary that is not a Subsidiary Loan Party, (iii) such Incremental Equivalent First Lien Term Debt shall have a final maturity no earlier than the Latest Maturity Date at the time of issuance, (iv) the Weighted Average Life to Maturity of such Incremental Equivalent First Lien Term Debt shall not be (A) shorter than the Weighted Average Life to Maturity of any remaining Term Loans or (B) subject to any amortization prior to the final maturity thereof or subject to any mandatory redemption or prepayment provisions or rights (except customary asset sale or change of control provisions), except to the extent arising on the Latest Maturity Date at the time of issuance, (v) no Event of Default shall have occurred and be continuing or would result from the incurrence of such Incremental Equivalent First Lien Term Debt and (vi) the covenants, events of default, guarantees and other terms of such Incremental Equivalent First Lien Term Debt shall be customary for similar debt securities in light of then-prevailing market conditions at the time of issuance and in any event not more restrictive, taken as a whole, to Parent, the Borrower and the other Subsidiaries than those set forth in this Agreement (other than with respect to interest rate and redemption provisions), except for covenants or other provisions applicable only to periods after the Latest Maturity Date at the time of issuance (provided that a certificate of a Responsible Officer delivered to the Administrative Agent in good faith prior to the incurrence of such Incremental Equivalent First Lien Term Debt, together with a reasonably detailed description of the material terms and conditions of such Incremental Equivalent First Lien Term Debt or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement set forth in this clause (vi), shall be conclusive evidence that such terms and conditions satisfy such requirement).  This Section 2.19 shall supersede any provisions in Section 9.08 to the contrary.  For the avoidance of doubt, no existing Lender will be required to participate in any Incremental Equivalent First Lien Term Debt.

SECTION 2.20                   Refinancing Amendments.  At any time and from time to time, the Borrower may obtain, from any Lender or any Additional Lender, Credit Agreement Refinancing Indebtedness in respect of all or any portion of the Term Loans then outstanding under this Agreement, in each case, pursuant to a Refinancing Amendment, which Credit Agreement Refinancing Indebtedness may, at the election of the Borrower, take the form of new Term Loans under an additional Term Facility hereunder (“Other Term Loans”); provided that there shall be no obligors in respect of any Credit Agreement Refinancing Indebtedness that are not Loan Parties.  Any Other Term Loans may participate on a pro rata basis or on a less than pro rata basis (but not on a greater than pro rata basis) in any voluntary or mandatory prepayments hereunder, as specified in the applicable Refinancing Amendment (provided that if the Lenders or Additional Lenders providing such Credit Agreement Refinancing Indebtedness have the ability to decline mandatory prepayments, any such mandatory prepayment that is not accepted by such Lenders or Additional Lenders shall be applied, subject to the right of any applicable Lender to decline mandatory prepayments (if any), to the non-refinanced Term Loans of the Class being refinanced).  The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.01 (including, solely to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of customary legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Closing Date under Section 4.01 (other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent)).  Each incurrence of Credit Agreement Refinancing Indebtedness under this Section 2.20 shall be in an aggregate principal amount of not less than $75.0 million.  The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment.  Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Term Loans subject thereto as Other Term Loans).  Any Refinancing Amendment may, without the consent of any person other than the Administrative Agent, the Borrower and the Lenders or Additional Lenders providing the applicable Credit Agreement Refinancing Indebtedness, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.20.  This Section 2.20 shall supersede any provisions in Section 9.08 to the contrary.  It is understood that (a) any Lender approached to provide all or a portion of Credit Agreement Refinancing Indebtedness may elect or decline, in its sole discretion, to provide such Credit Agreement Refinancing Indebtedness (it being understood that there is no obligation to approach any existing Lenders to provide any such commitment to provide Other Term Loans) and (b) the Administrative Agent shall have consented (such consent not to be unreasonably withheld, delayed or conditioned) to such person’s providing such Credit Agreement Refinancing Indebtedness if such consent would be required under Section 9.04 for an assignment of Term Loans to such person.

SECTION 2.21                   Extensions of Term Loans.  (a) Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders of Term Loans with a like Maturity Date on a pro rata basis (based on the aggregate outstanding principal amount of the respective Term Loans with a like Maturity Date) and on the same terms to each such Lender, the Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the Maturity Date of each such Lender’s Term Loans and otherwise modify the terms of such Term Loans pursuant to the terms of the relevant Extension Offer (including by increasing the interest rate or fees payable in respect of such Term Loans and/or modifying the amortization schedule in respect of such Lender’s Term Loans) (each, an “Extension”, and each group of Term Loans so extended, as well as the original Term Loans not so extended, being a “tranche”).  Any Extended Term Loans shall constitute a separate tranche of Term Loans from the tranche of Term Loans from which they were converted, so long as the following terms are satisfied:  (i) no Event of Default shall have occurred and be continuing at the time the offering document in respect of an Extension Offer is delivered to the Lenders; (ii) except as to pricing (interest rate, fees, funding discounts and prepayment premiums) and maturity (which shall be set forth in the relevant Extension Offer), the Term Loans of any Lender that agrees to an Extension with respect to such Term Loans (an “Extending Term Lender”) extended pursuant to any Extension (“Extended Term Loans”) shall have the same terms as the tranche of Term Loans subject to such Extension Offer (except for covenants or other provisions contained therein applicable only to periods after the then Latest Maturity Date of the Term Loans); (iii) the final maturity date of any Extended Term Loans shall be no earlier than the then Latest Maturity Date of the Term Loans; (iv) the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Class extended thereby; (v) any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, in each case, as specified in the respective Extension Offer (provided that if the applicable Extending Term Lenders have the ability to decline mandatory prepayments, any such mandatory prepayment that is not accepted by the applicable Extending Term Lenders shall be applied, subject to the right of any applicable Lender to decline mandatory prepayments (if any), to the non-extended Term Loans of the Class being extended); (vi) if the aggregate principal amount of Term Loans (calculated on the face amount thereof) in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans offered to be extended by the Borrower pursuant to such Extension Offer, then the Term Loans of such Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Extension Offer; (vii) the Extended Term Loans may not be guaranteed by any Subsidiary of Parent other than the Loan Parties; (viii) no assets or property shall secure the Extended Term Loans unless such assets or property constitute Collateral; and (ix) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower.

(b)                              With respect to all Extensions consummated by the Borrower pursuant to this Section 2.21, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of this Agreement and (ii) each Extension Offer shall specify the minimum amount of Term Loans to be tendered, which shall be with respect to Term Loans of a

Class an integral multiple of $1.0 million and an aggregate principal amount that is not less than $50.0 million (or if less, the remaining outstanding principal amount thereof) (or such lesser minimum amount reasonably approved by the Administrative Agent) (a “Minimum Extension Condition”).  The transactions contemplated by this Section 2.21 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans on such terms as may be set forth in the relevant Extension Offer) shall not require the consent of any Lender or any other person (other than as set forth in clause (c) of this Section 2.21), and the requirements of any provision of this Agreement (including Sections 2.09 and 2.16) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.21 shall not apply to any of the transactions effected pursuant to this Section 2.21.

(c)                               The consent (such consent not to be unreasonably withheld, delayed or conditioned) of the Administrative Agent shall be required to effectuate any Extension.  No consent of any Lender or any other person shall be required to effectuate any Extension, other than the consent of the Borrower and each Lender agreeing to such Extension with respect to one or more of its Term Loans (or a portion thereof).  The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents (an “Extension Amendment”) with the Borrower as may be necessary in order to establish new tranches in respect of Term Loans so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section 2.21.  This Section 2.21 shall supersede any provisions in Section 9.08 to the contrary.

ARTICLE III

Representations and Warranties

Each of Parent (solely in respect of Sections 3.01, 3.02, 3.03, 3.04 and 3.17, and solely regarding Parent and each Intermediate Parent as such provision relates to its respective Guarantee of the Obligations, its respective pledge of the Equity Interests of the Borrower, Borrower Holdco or other Intermediate Parents, as applicable, and Article VIA) and the Borrower, with respect to itself and each of its Subsidiaries, represents and warrants to each Agent and to each of the Lenders that:

SECTION 3.01                   Organization; Powers.  Each of Parent, each Intermediate Parent, the Borrower and each other Subsidiary (i) is a partnership, limited liability company or corporation duly organized, validly existing and in good standing (or in any foreign jurisdiction where an equivalent status exists, enjoys the equivalent status under the laws of such foreign jurisdiction of organization) under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (iii) is qualified to do business in each jurisdiction where such qualification is required, except where the failure so to qualify would not reasonably be expected to have a Material Adverse Effect, and (iv) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrower, to borrow and otherwise obtain credit hereunder.

SECTION 3.02                   Authorization.  The execution, delivery and performance by the Loan Parties of each of the Loan Documents to which it is a party, the borrowings hereunder and the transactions forming a part of the Transactions (a) have been duly authorized by all corporate, stockholder, partnership or limited liability company action required to be taken by the Loan Parties and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents (including any partnership, limited liability company or operating agreement or by-laws) of any Loan Party, (B) any applicable order of any court or any rule, regulation or order of any Governmental Authority or (C) any provision of any indenture, certificate of designation for preferred stock, agreement or other instrument to which any Loan Party is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of, constitute (alone or with notice or lapse of time or both) a default under, or give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a material benefit under, any such indenture, certificate of designation for preferred stock, agreement or other instrument, other than with respect to the constitutive documents of any Loan Party, where any such conflict, violation, breach or default referred to in clause (i) or (ii) of this Section 3.02(b) would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (iii) result in the creation or imposition of any Lien upon any property or assets of any Loan Party, other than the Liens created by the Loan Documents and Permitted Liens.

SECTION 3.03                   Enforceability.  This Agreement has been duly executed and delivered by Parent, Borrower Holdco and the Borrower and constitutes, and each other Loan Document when executed and delivered by each Loan Party that is party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against each such Loan Party in accordance with its terms, subject to (a) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), (c) implied covenants of good faith and fair dealing and (d) any foreign laws, rules and regulations as they relate to pledges of Equity Interests in Foreign Subsidiaries that are not Loan Parties.

SECTION 3.04                   Governmental Approvals.  No action, consent or approval of, registration or filing with or any other action by any Governmental Authority or third party is or will be required in connection with the Transactions, the perfection or maintenance of the Liens created under the Security Documents or the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral, except for (a) the filing of Uniform Commercial Code financing statements and equivalent filings in foreign jurisdictions, (b) filings with the United States Patent and Trademark Office and the United States Copyright Office and comparable offices in foreign jurisdictions and equivalent filings in foreign jurisdictions, (c) filings which may be required under Environmental Laws, (d) such as have been made or obtained and are in full force and effect, (e) such actions, consents and approvals the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect and (f) filings or other actions listed on Schedule 3.04.

SECTION 3.05                   [Reserved].

SECTION 3.06                   [Reserved].

SECTION 3.07                   Title to Properties; Possession Under Leases.  (a) Each of the Borrower and the Subsidiaries of Borrower Holdco that are Subsidiary Loan Parties has valid fee simple title to, or valid leasehold interests in, or easements or other limited property interests in, all of its Real Properties and has valid title to its personal property and assets, in each case, except for Permitted Liens and defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except where the failure to have such title would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  All such properties and assets are free and clear of Liens, other than Permitted Liens.

(b)                              Neither the Borrower nor any of its Subsidiaries has defaulted under any lease to which it is a party, except for such defaults as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Each of the Borrower’s and its Subsidiaries’ leases is in full force and effect, except leases in respect of which the failure to be in full force and effect would not reasonably be expected to have a Material Adverse Effect.  Except as set forth on Schedule 3.07(b), the Borrower and each of its Subsidiaries enjoys peaceful and undisturbed possession under all such leases, other than leases in respect of which the failure to enjoy peaceful and undisturbed possession would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.08                   Subsidiaries.  (a) Schedule 3.08(a) sets forth as of the Closing Date the name and jurisdiction of incorporation, formation or organization of each direct or indirect subsidiary of Parent and, as to each such subsidiary, the percentage of each class of Equity Interests owned by Parent or by any such subsidiary.

(b)                              As of the Closing Date, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Equity Interests owned or held by Parent, the Borrower or any of the other Subsidiaries.

SECTION 3.09                   Litigation; Compliance with Laws.  (a) There are no actions, suits or proceedings at law or in equity or by or on behalf of any Governmental Authority or in arbitration now pending, or, to the knowledge of the Borrower, threatened in writing against or affecting the Borrower or any of its Subsidiaries or any business, property or rights of any such person (but excluding any actions, suits or proceedings arising under or relating to any Environmental Laws, which are subject to Section 3.16) which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)                              To the knowledge of the Borrower, none of the Borrower, its Subsidiaries or their respective properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) any law, rule or regulation (including any zoning, building, ordinance, code or approval, or any building permit, but excluding any Environmental Laws, which are subject to Section 3.16) or any restriction of record or agreement affecting any property, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.10                   Federal Reserve Regulations.  (a) None of Parent or any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b)                              No part of the proceeds of any Term Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or Regulation X.

SECTION 3.11                   Investment Company Act.  None of Parent or any Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

SECTION 3.12                   Use of Proceeds.  The Borrower shall use the proceeds of the Term Loans made on the Closing Date to finance a portion of the Transactions.

SECTION 3.13                   Tax Returns.  Except as set forth on Schedule 3.13:

(a)                               Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each of Parent and its Subsidiaries has filed or caused to be filed all federal, state, local and non-U.S. Tax returns required to have been filed by it and each such Tax return is true and correct;

(b)                              Each of Parent and its Subsidiaries has timely paid or caused to be timely paid all Taxes shown to be due and payable by it on the returns referred to in clause (a) of this Section 3.13 and all other Taxes or assessments (or made adequate provision (in accordance with GAAP) for the payment of all Taxes due) with respect to all periods or portions thereof ending on or before the Closing Date (except Taxes or assessments that are being contested in good faith by appropriate proceedings in accordance with Section 5.03 and for which Parent or any of its Subsidiaries (as the case may be) has set aside on its books adequate reserves in accordance with GAAP), which Taxes, if not paid or adequately provided for, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and

(c)                               Other than as would not be, individually or in the aggregate, reasonably expected to have a Material Adverse Effect, as of the Closing Date, with respect to each of Parent and any of its Subsidiaries, there are no claims being asserted in writing with respect to any Taxes.

SECTION 3.14                   No Material Misstatements.  (a) All written information (other than the Projections, estimates and information of a general economic nature or general industry nature) (the “Information”) concerning Parent or any of its Subsidiaries, the Transactions and

any other transactions contemplated hereby included in the Information Memorandum or otherwise prepared by or on behalf of the foregoing or their representatives and made available to any Lender or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby, when taken as a whole, was true and correct in all material respects as of the date such Information was furnished to such person and as of the Closing Date and did not, taken as a whole, contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances under which such statements were made.

(b)                              The Projections and estimates and information of a general economic nature prepared by or on behalf of the Borrower or any of its representatives and that have been made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby (i) have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable as of the date thereof (it being understood that actual results may vary materially from the Projections), as of the date such Projections and estimates were furnished to the Lenders and as of the Closing Date, and (ii) as of the Closing Date, have not been modified in any material respect by the Borrower.

SECTION 3.15                   Employee Benefit Plans.  (a) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect:  (i) each Plan is in compliance in all material respects with the applicable provisions of ERISA and the Code; (ii) no Reportable Event has occurred during the past five years as to which Parent or any of its Subsidiaries or any ERISA Affiliate was required to file a report with the PBGC, other than reports that have been filed; (iii) no ERISA Event has occurred or is reasonably expected to occur; (iv) none of the Borrower or the other Subsidiaries has engaged in a “prohibited transaction” (as defined in Section 406 of ERISA and Code Section 4975) in connection with any employee pension benefit plan (as defined in Section 3(2) of ERISA) that would subject Parent or any of its Subsidiaries to tax or other penalty; (iv) none of the Borrower, any other Subsidiary or, to the knowledge of Parent or the Borrower, any ERISA Affiliate has received any written notification that any Multiemployer Plan is in reorganization or has been terminated within the meaning of Title IV of ERISA, or has knowledge that any Multiemployer Plan is reasonably expected to be in reorganization (within the meaning of Section 4242 of ERISA), terminated, insolvent (within the meaning of Section 4245 of ERISA), or in endangered or in, or reasonably expected to be in, critical status (within the meaning of Section 305 of ERISA); and (v) none of the Borrower, any other Subsidiary or, to the knowledge of Parent or the Borrower, any ERISA Affiliate has incurred, and neither the Borrower nor any other Subsidiary is reasonably expected to incur, any withdrawal liability to any Multiemployer Plan.

(b)                              Each of Parent and its Subsidiaries is in compliance with (i) all applicable provisions of law and all applicable regulations and published interpretations thereunder with respect to any employee pension benefit plan or other employee benefit plan governed by the laws of a jurisdiction other than the United States and (ii) the terms of any such plan, except, in each case, for such noncompliance that would not reasonably be expected to have a Material Adverse Effect.

(c)                               Within the last five years, no Plans of Parent or any of its Subsidiaries or,

to the knowledge of Parent or the Borrower, the ERISA Affiliates have been terminated, whether or not in a “standard termination” (as such term is used in Section 404(b)(1) of ERISA) that would reasonably be expected to result in liability to the Borrower, any other Subsidiaries or the ERISA Affiliates in excess of $15.0 million, nor has any Plan of Parent or any of its Subsidiaries or, to the knowledge of Parent or the Borrower, the ERISA Affiliates (determined at any time within the past five years) with an Insufficiency been transferred outside of the “controlled group” (within the meaning of Section 4001(a)(14) of ERISA) of the Borrower, any other Subsidiaries or the ERISA Affiliates that has or would reasonably be expected to result in a Material Adverse Effect.

(d)                             Except as would not reasonably be expected to result in a Material Adverse Effect, there are no pending, or to the knowledge of the Borrower, threatened claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any Plan or any person as fiduciary or sponsor of any Plan that could result in liability to Parent or any of its Subsidiaries.

(e)                               Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, each Foreign Benefit Plan is in compliance in all material respects with all requirements of law applicable thereto and the respective requirements of the governing documents of such plan.  With respect to each Foreign Benefit Plan, none of Parent or any of its Subsidiaries or Affiliates or any of their respective directors, officers, employees or agents has engaged in a transaction which would subject Parent or any of its Subsidiaries or Affiliates, directly or indirectly, to a tax or civil penalty which reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

SECTION 3.16                   Environmental Matters.  Except as set forth on Schedule 3.16 or as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) the Borrower and each of its Subsidiaries is in compliance with all Environmental Laws (including having obtained all permits, licenses and other approvals required under any Environmental Law for the operation of its business and being in compliance with the terms of such permits, licenses and other approvals), (b) neither the Borrower nor any of its Subsidiaries has received notice of or is subject to any pending, or to Borrower’s knowledge, threatened action, suit or proceeding alleging a violation of, or liability under, any Environmental Law that remains outstanding or unresolved, (c) to the Borrower’s knowledge, no Hazardous Material is located at, on or under any property currently or formerly owned, operated or leased by the Borrower or any other Subsidiary and no Hazardous Material has been generated, owned, treated, stored, handled or controlled by the Borrower or any other Subsidiary and transported to or Released at any location which, in each case, described in this clause (c), would reasonably be expected to result in liability to the Borrower or its Subsidiaries and (d) there are no agreements in which the Borrower or any other Subsidiary has expressly assumed or undertaken responsibility for any known or reasonably likely liability or obligation of any other person arising under or relating to Environmental Laws or Hazardous Materials.

SECTION 3.17                   Security Documents.  (a) The Collateral Agreement is effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof.  In the case of the Pledged Collateral described in the Collateral Agreement, when certificates or promissory notes, as applicable, representing such Pledged Collateral are delivered to the Collateral Agent (or a designated bailee thereof), and in the case of the other Collateral described in the Collateral Agreement (other than the Intellectual Property (as defined in the Collateral Agreement)), when financing statements and other filings specified in the Perfection Certificate are filed in the offices specified in the Perfection Certificate, the Collateral Agent (for the benefit of the Secured Parties) shall have a perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and, subject to Section 9-315 of the New York Uniform Commercial Code, the proceeds thereof, as security for the Obligations to the extent perfection can be obtained by filing Uniform Commercial Code financing statements, in each case prior and superior in right to the Lien of any other person (except for Permitted Liens).

(b)                              When the Collateral Agreement or a summary thereof is properly filed in the United States Patent and Trademark Office and the United States Copyright Office, and, with respect to Collateral in which a security interest cannot be perfected by such filings, upon the proper filing of the financing statements referred to in paragraph (a) of this Section 3.17, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties thereunder in the domestic Intellectual Property, in each case prior and superior in right to the Lien of any other person (except for Permitted Liens) (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the grantors after the Closing Date).

(c)                               Notwithstanding anything herein (including this Section 3.17) or in any other Loan Document to the contrary, neither the Borrower nor any other Loan Party makes any representation or warranty as to the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary that is not a Loan Party, or as to the rights and remedies of the Agents or any Lender with respect thereto, under foreign law.

SECTION 3.18                   Location of Real Property and Leased Premises.
(a) Schedule 3.18 correctly identifies, in all material respects, as of the Closing Date, all material Real Property owned by the Loan Parties.  As of the Closing Date, the Loan Parties own in fee all the Real Property set forth as being owned by them on Schedule 3.18.

(b)                              Schedule 3.18 lists correctly in all material respects, as of the Closing Date, all material Real Property leased by any Loan Party and the addresses thereof.  As of the Closing Date, the Loan Parties have in all material respects valid leases in all the Real Property set forth as being leased by them on Schedule 3.18.

SECTION 3.19                   Solvency.  On the Closing Date, after giving effect to the consummation of the Transactions, including the making of the Term Loans hereunder, and after giving effect to the application of the proceeds of such Indebtedness:  (a) the fair value of the assets of the Borrower and its subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, direct, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Borrower and its subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Borrower and its subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and (d) the Borrower and its subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital For purposes of determining Solvency, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

SECTION 3.20                   No Material Adverse Effect.  Since December 31, 2011, there has been no change in the financial condition, business, operations, assets or liabilities of Parent and/or its Subsidiaries that has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

SECTION 3.21                   Insurance.  Schedule 3.21 sets forth a true, complete and correct description of all material insurance maintained by or on behalf of Parent or any of its Subsidiaries as of the Closing Date.  As of such date, such insurance is in full force and effect.

SECTION 3.22                   USA PATRIOT Act; FCPA; OFAC.  (a) To the extent applicable, each of Parent and its Subsidiaries is in compliance, in all material respects, with the USA PATRIOT Act.

(b)                              Neither Parent nor any of its Subsidiaries is any of the following:

(i)                                  a person that is listed in the annex to, or it otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing effective September 24, 2001 (the “Executive Order”);

(ii)                              a person owned or Controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii)                          a person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any laws with respect to terrorism or money laundering;

(iv)                          a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v)                              a person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list and none of the proceeds of the Term Loans will be, directly or indirectly, offered, lent, contributed or otherwise made available to any Subsidiary, joint venture partner or other person for the purpose of financing the activities of any person currently the subject of sanctions administered by OFAC.

SECTION 3.23                   Intellectual Property; Licenses, Etc.  Except as would not reasonably be expected to have a Material Adverse Effect and as set forth on Schedule 3.23, (a) the Borrower and each of its Subsidiaries owns, or possesses the right to use, all of the patents, patent rights, trademarks, service marks, trade names, copyrights or mask works, domain names, applications and registrations for any of the foregoing (collectively, “Intellectual Property Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other person, (b) to the knowledge of the Borrower, neither the Borrower nor any of its Subsidiaries nor any intellectual property right, proprietary right, product, process, method, substance, part or other material now employed, sold or offered by or contemplated to be employed, sold or offered by the Borrower or its Subsidiaries is interfering with, infringing upon, misappropriating or otherwise violating Intellectual Property Rights of any person, and (c) no claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Borrower, threatened.

It is understood and agreed that the only representations and warranties contained in this Article III that are required to be made on the Closing Date are the Specified Representations in accordance with Section 4.01(m).

ARTICLE IV

Conditions of Lending

SECTION 4.01                   Conditions Precedent.  The agreement of each Lender to make Term Loans on the Closing Date is subject to the satisfaction or waiver by the Administrative Agent, prior to or concurrently with the making of the Term Loans on the Closing Date, of the following conditions precedent:

(a)                               Loan Documents.  The Administrative Agent shall have received (i) this Agreement, the Collateral Agreement, the ABL/Term Loan Intercreditor Agreement and the Term Loan Intercreditor Agreement and each other Security Document required to be delivered on the Closing Date, in each case, duly executed and delivered by a Responsible Officer of each Loan Party party thereto and (ii) for the account of each Lender that has requested the same at least three Business Days prior to the Closing Date, a Note executed and delivered by a Responsible Officer of the Borrower.

(b)                              Borrowing Request.  Prior to the Closing Date, the Administrative Agent shall have received a Borrowing Request meeting the requirements of Section 2.03(a).

(c)                               Acquisition Transactions.  The following transactions shall have been consummated, or shall be consummated substantially contemporaneously with the initial Borrowing on the Closing Date:

(i)                                  the Acquisition, in all material respects in accordance with the terms of the Purchase Agreement;

(ii)                              the Equity Contribution in accordance with the definition thereof; provided that the portion of the Equity Contribution made by Sponsor shall not be less than 51.0% of the aggregate Equity Contribution of all Investors; and

(iii)                          the refinancing of the Existing Facilities (and the Borrower shall have provided to the Administrative Agent reasonable evidence thereof, including reasonably satisfactory payoff letters, mortgage releases, Intellectual Property releases and UCC-3 termination statements).

(d)                             Pro Forma Balance Sheet; Financial Statements.  The Administrative Agent shall have received (i) the pro forma consolidated balance sheet and the related pro forma income statement of S&F Holdings, prepared after giving effect to the Transactions (the “Pro Forma Financial Statements”), (ii) audited consolidated balance sheets and related statements of income and cash flows of S&F Holdings for the 2009, 2010 and 2011 fiscal years and (iii) unaudited consolidated balance sheets and related statements of income and cash flows of S&F Holdings for each fiscal quarter (that is not the last fiscal quarter of a fiscal year) commencing on or after January 2, 2012 and ended at least 45 days prior to the Closing Date.

(e)                               Fees.  All fees required to be paid on the Closing Date pursuant to the Fee Letter and all reasonable, documented and invoiced out-of-pocket expenses payable by Parent to the Lenders, the Arrangers and the Agents on or before the Closing Date (as previously agreed upon in writing by Parent) shall have been paid to the extent due and payable, to the extent invoiced at least three Business Days prior to the Closing Date.

(f)                                Solvency Certificate.  The Administrative Agent shall have received a solvency certificate substantially in the form attached hereto as Exhibit B executed by a Financial Officer of the Borrower.

(g)                              Closing Date Certificates.  The Administrative Agent shall have received a certificate of a Responsible Officer of each Loan Party dated the Closing Date and certifying:

(i)                                  that attached thereto is a true and complete copy of the charter or other similar organizational document of each Loan Party and each amendment thereto, certified (as of a date reasonably near the date of the initial extension of credit) as being a true and correct copy thereof by the Secretary of State or other applicable Governmental Authority of the jurisdiction in which each such Loan Party is organized;

(ii)                              that attached thereto is a true and complete copy of a certificate of the Secretary of State or other applicable Governmental Authority of the jurisdiction in which each such Loan Party is organized, dated reasonably near the date of the initial extension of credit, listing the charter or other similar organizational document of such Loan Party and each amendment thereto on file in such office and, if available, certifying that (A) such amendments are the only amendments to such person’s charter on file in such office, (B) such person has paid all franchise taxes to the date of such certificate and (C) such person is duly organized and in good standing or full force and effect under the laws of such jurisdiction;

(iii)                          that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which it is a party or any other document delivered in connection herewith and that such resolutions have not been modified, rescinded or amended and are in full force and effect; and

(iv)                          as to the incumbency and specimen signature of each Responsible Officer executing the Loan Documents or any other document delivered in connection herewith on behalf of such Loan Party (together with a certificate of a another officer as to the incumbency and specimen signature of the Responsible Officer executing the certificate pursuant to this Section 4.01(g)).

(h)                              Legal Opinions.  The Administrative Agent shall have received the legal opinion of (i) Proskauer Rose LLP, New York and California counsel to the Loan Parties, and (ii) Perkins Coie, Oregon counsel to the Loan Parties, in each case, in form and substance reasonably satisfactory to the Administrative Agent.

(i)                                  Pledged Equity Interests; Pledged Notes.  Except as otherwise agreed by the Administrative Agent, the Administrative Agent shall have received (i) the certificates representing the Equity Interests pledged pursuant to the Collateral Agreement (if such Equity Interests are certificated), together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) subject to the last sentence of Section 4.01, each promissory note required to be delivered by the Loan Parties pursuant to the Collateral Agreement endorsed in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(j)                                  No Material Adverse Effect.  Since June 17, 2012, no event or development shall have occurred that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as defined in the Purchase Agreement).

(k)                              Security Interests.  The Administrative Agent shall have received a completed Perfection Certificate dated as of the Closing Date and signed by a Responsible Officer of each Loan Party, together with, if requested by the Administrative Agent, all attachments contemplated thereby, including the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Loan Parties in the applicable jurisdiction of organization of each Loan Party (subject to the last sentence of this Section 4.01) and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted by Section 6.02 or have been or will contemporaneously with the initial funding of the Loans on the Closing Date be released or terminated.  Subject to the last sentence of this Section 4.01, each document (including any UCC financing statement) required by the Security Documents or reasonably requested by the Administrative Agent (subject to the terms of the Collateral Agreement) to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other person (other than with respect to Permitted Liens), shall have been filed, registered or recorded or shall have been delivered to the Administrative Agent in proper form for filing, registration or recordation.

(l)                                  Know Your Customer and Other Required Information.  The Administrative Agent and the Arrangers shall have received, no later than five days prior to the Closing Date, all documentation and other information about the Loan Parties that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations including the Act as has been reasonably requested in writing by the Administrative Agent and the Arrangers at least ten Business Days prior to the Closing Date.

(m)                          Representations and Warranties.  The Specified Purchase Agreement Representations and the Specified Representations shall be true and correct in all material respects as of the Closing Date, except in the case of any Specified Purchase Agreement Representation or Specified Representation which expressly relates to a given date or period, in which case such representation and warranty shall be true and correct in all material respects as of the respective date or respective period, as the case may be (provided that, in each case such materiality qualifier shall not be applicable to any representations or warranties that already are qualified by materiality or Material Adverse Effect (as defined in the Purchase Agreement)).

Notwithstanding anything to the contrary herein or otherwise, to the extent any Collateral, including the perfection of any security interest, is not or cannot be provided on the Closing Date (other than (A) the pledge and perfection of security interests, to the extent required hereunder and under the Collateral Agreement, in the Equity Interests of the Borrower and the other Subsidiaries (including the Subsidiary Loan Parties) with respect to which a lien may be perfected by the delivery of a certificate representing such Equity Interests, if any, and (B) the pledge and perfection of security interests in Collateral with respect to which a lien may be perfected by the filing of financing statements under the Uniform Commercial Code in the office of the Secretary of State (or equivalent filing office of the relevant State(s)) of the Borrower’s or any other Subsidiary Loan Party’s respective jurisdiction of organization) after the Borrower’s use of commercially reasonable efforts to do so without undue burden or expense, then the provision of any such Collateral shall not constitute a condition precedent to the availability of the Term Facility on the Closing Date, but may instead be provided after the Closing Date in accordance with Section 5.14.

ARTICLE V

Affirmative Covenants

Each of Parent (solely as set forth below), Borrower Holdco and the Borrower covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the Obligations (other than Obligations in respect of Specified Hedge Agreements, Cash Management Obligations and contingent indemnification and reimbursement obligations that are not yet due and payable and for which no claim has been asserted) shall have been paid in full, unless the Required Lenders shall otherwise consent in writing, the Borrower will, and will cause its Subsidiaries to (and solely in respect of Sections 5.01(a), 5.11 and 5.14, Parent will and will cause each Intermediate Parent to):

SECTION 5.01                   Existence; Businesses and Properties.  (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except, in the case of a Subsidiary other than the Borrower, where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and except as otherwise expressly permitted under Section 6.05; provided that Parent or the Borrower may liquidate or dissolve one or more Subsidiaries (other than the Borrower) if the assets of such Subsidiaries to the extent they exceed estimated liabilities are acquired by Parent or a Subsidiary of Parent (in the case of any Subsidiary that is not (i) the Borrower or (ii) a Subsidiary of the Borrower), the Borrower or a Subsidiary of the Borrower in such liquidation or dissolution, except that Subsidiary Loan Parties may not be liquidated into Subsidiaries that are not Loan Parties and Domestic Subsidiaries may not be liquidated into Foreign Subsidiaries.

(b)                              Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, do or cause to be done all things necessary to (i) lawfully obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, Intellectual Property Rights, licenses and rights with respect thereto necessary to the normal conduct of its business and (ii) at all times maintain and preserve all property necessary to the normal conduct of its business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times (in each case except as expressly permitted by this Agreement).

SECTION 5.02                   Insurance.  (a) Maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations and cause the Collateral Agent to be listed as a co-loss payee on property and casualty policies and as an additional insured on liability policies.

(b)                              In connection with the covenants set forth in this Section 5.02, it is understood and agreed that:

(i)                                  neither the Agents, the Lenders, nor their respective agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 5.02, it being understood that (A) the Borrower and its Subsidiaries shall look solely to their insurance companies or any other parties other than the aforesaid parties for the recovery of such loss or damage and (B) such insurance companies shall have no rights of subrogation against the Agents, the Lenders or their agents or employees.  If, however, the insurance policies, as a matter of the internal policy of such insurer, do not provide waiver of subrogation rights against such parties, as required above, then the Borrower hereby agrees, to the extent permitted by law, to waive, and further agrees to cause each of its Subsidiaries, to the extent permitted by law, to waive, its right of recovery, if any, against the Administrative Agent, the Lenders and their agents and employees;

(ii)                              the designation of any form, type or amount of insurance coverage by the Administrative Agent or the Collateral Agent under this Section 5.02 shall in no event be deemed a representation, warranty or advice by the Agents or the Lenders that such insurance is adequate for the purposes of the business of the Borrower and its Subsidiaries or the protection of their properties; and

(iii)                          (A) fire and extended coverage policies maintained with respect to any Collateral shall be endorsed or otherwise amended to include (1) a lenders’ loss payable clause (regarding personal property), in form and substance reasonably satisfactory to the Collateral Agent, which endorsements or amendments shall provide that the insurer shall pay all proceeds in respect of personal property otherwise payable to the Borrower and its Subsidiaries under the policies directly to the Collateral Agent, and (2) a provision to the effect that none of the Loan Parties, the Agents, the Lenders or any other person shall be a co-insurer; (B) commercial general liability policies shall be endorsed to name the Collateral Agent as an additional insured; and (C) business interruption policies shall name the Collateral Agent as a loss payee and shall be endorsed or amended to include (1) a provision that, from and after the Closing Date, the insurer shall pay all proceeds otherwise payable to the Borrower and its Subsidiaries under the policies directly to the Collateral Agent and (2) a provision to the effect that none of the Loan Parties, the Agents, the Lenders or any other party shall be a co-insurer.  Each such policy referred to in this Section 5.02 shall also provide that it shall not be canceled, modified or not renewed (x) by reason of nonpayment of premium except upon not less than ten days’ prior written notice thereof by the insurer to the Collateral Agent (giving the Collateral Agent the right to cure defaults in the payment of premiums) or (y) for any other reason except upon not less than 30 days’ prior written notice thereof by the insurer to the Collateral Agent.  The Borrower shall deliver to the Collateral Agent, prior to the cancellation, modification or non-renewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Collateral Agent, including an insurance binder) together with evidence reasonably satisfactory to the Collateral Agent of payment of the premium therefor.  Notwithstanding the foregoing, it is understood and agreed that no Loan Party shall be required to maintain flood insurance unless any material Real Property is required to be so insured pursuant to the Flood Disaster Protection Act of 1973 or the National Flood Insurance Act of 1968, and the regulations promulgated thereunder, because such material Real Property is located in an area which has been identified by the Secretary of Housing and Urban Development as a “special flood hazard area”.

SECTION 5.03                   Taxes.  Pay and discharge promptly when due all material Taxes imposed upon it or its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims which, if unpaid, would reasonably be expected to give rise to a Lien (other than a Permitted Lien) upon such properties or any part thereof; provided that such payment and discharge shall not be required with respect to any Tax, assessment, charge, levy or claim so long as (a) the validity or amount thereof shall be contested in good faith by appropriate proceedings and (b) Parent, the Borrower or any affected Subsidiary, as applicable, shall have set aside on its books reserves in accordance with GAAP with respect thereto.

SECTION 5.04                   Financial Statements, Reports, etc.  Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders):

(a)                               within 110 days following the end of the fiscal year ending December 30, 2012, and within 90 days following the end of each fiscal year thereafter, either (at the option of the Borrower) (i) a consolidated balance sheet and related statements of operations, cash flows and owners’ equity showing the financial position of SF CC and its Subsidiaries as of the close of such fiscal year and the consolidated results of its operations during such year or (ii) a consolidated balance sheet and related statements of operations, cash flows and owners’ equity showing the financial position of Parent and its Subsidiaries as of the close of such fiscal year and the consolidated results of its operations during such year (provided that if SF CC or Parent, as the case may be, includes the financial results of any person that is not a Loan Party or a Subsidiary of Borrower Holdco in such financial statements, the Borrower shall also provide a supplement showing consolidating information for Borrower Holdco and its Subsidiaries) and, in each case, starting with the fiscal year ending December 29, 2013, setting forth in comparative form the corresponding figures for the prior fiscal year, which consolidated balance sheet and related statements of operations, cash flows and owners’ equity shall be audited by independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which shall not be qualified as to scope of audit or as to the status of SF CC, Parent or any Material Subsidiary as a going concern other than any such qualification or exception that is solely with respect to, or resulting solely from, an upcoming maturity date under any Term Facility or the ABL Facility occurring within one year from the time such report is delivered) to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations of SF CC and its Subsidiaries on a consolidated basis in accordance with GAAP (it being understood that the delivery of annual reports on Form 10-K of SF CC or Parent and their respective consolidated Subsidiaries shall satisfy the requirements of this Section 5.04(a) to the extent such annual reports include the information specified herein) (the applicable financial statements delivered pursuant to this clause (a) being the “Annual Financial Statements”);

(b)                              within 45 days (except in the case of the first two fiscal quarters for which quarterly financial statements are required to be delivered hereunder, within 60 days) following the end of each of the first three fiscal quarters of each fiscal year, (i) either (at the option of the Borrower) (A) a consolidated balance sheet and related statements of operations and cash flows showing the financial position of SF CC and its Subsidiaries as of the close of such fiscal quarter and the consolidated and consolidating results of its operations during such fiscal quarter, or (B) a consolidated balance sheet and related statements of operations and cash flows showing the financial position of Parent and its Subsidiaries as of the close of such fiscal quarter and the consolidated results of its operations during such fiscal quarter (provided that if SF CC or Parent, as the case may be, includes the financial results of any person that is not a Loan Party or a Subsidiary of Borrower Holdco in such financial statements, the Borrower shall also provide a supplement showing consolidating information for Borrower Holdco and its Subsidiaries) and, in each case, the then-elapsed portion of the fiscal year and setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, and (ii) management’s discussion and analysis of significant operational and financial developments during such quarterly period, all of which shall be in reasonable detail and which consolidated balance sheet and related statements of operations and cash flows shall be certified by a Responsible Officer of Parent on behalf of Parent as fairly presenting, in all material respects, the financial position and results of operations of Parent and its Subsidiaries on a consolidated basis in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes) (it being understood that the delivery of quarterly reports on Form 10-Q of SF CC or Parent and their respective consolidated Subsidiaries shall satisfy the requirements of this Section 5.04(b) to the extent such quarterly reports include the information specified herein) (the applicable financial statements delivered pursuant to this clause (b) being the “Quarterly Financial Statements” and, together with the Annual Financial Statements, the “Required Financial Statements”);

(c)                               concurrently with any delivery of Required Financial Statements under paragraphs (a) and (b) of this Section 5.04, a certificate of a Financial Officer of the Borrower (i) certifying that no Default or Event of Default has occurred and is continuing or, if a Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (ii) setting forth the calculation and uses of the Cumulative Credit for the fiscal period then ended if the Borrower shall have used the Cumulative Credit for any purpose during such fiscal period, (iii) certifying a list of all Immaterial Subsidiaries, that each Subsidiary set forth on such list individually qualifies as an Immaterial Subsidiary and that all such Subsidiaries in the aggregate do not exceed the limitation set forth in clause (b) of the definition of the term “Immaterial Subsidiary” and (iv) certifying a list of all Unrestricted Subsidiaries at such time and that each Subsidiary set forth on such list qualifies as an Unrestricted Subsidiary;

(d)                             promptly after the same become publicly available, copies of all periodic and other publicly available reports, proxy statements and, to the extent requested by the Administrative Agent, other materials filed by SF CC, Parent, the Borrower or any other Subsidiary with the SEC or, after an initial public offering, distributed to its stockholders generally, as applicable; provided that such reports, proxy statements, filings and other materials required to be delivered pursuant to this clause (d) shall be deemed delivered for purposes of this Agreement when posted to the website of the Borrower;

(e)                               within 90 days after the beginning of each fiscal year, a reasonably detailed consolidated annual budget for such fiscal year (including a projected consolidated balance sheet of Parent and the Subsidiaries as of the end of each fiscal quarter for the following fiscal year and annual consolidated statements of projected cash flow and projected income), including a description of underlying assumptions with respect thereto (collectively, the “Budget”), which Budget shall in each case be accompanied by the statement of a Financial Officer of Parent to the effect that the Budget is based on assumptions believed by such Financial Officer to be reasonable as of the date of delivery thereof;

(f)                                upon the reasonable request of the Collateral Agent, concurrently with the delivery of the Annual Financial Statements, an updated Perfection Certificate (or, to the extent such request relates to specified information contained in the Perfection Certificate, such information) reflecting all changes since the date of the information most recently received pursuant to this paragraph (f) or Section 5.10(e);

(g)                              promptly, from time to time, such other information regarding the operations, business affairs and financial condition of Parent or any Subsidiary, or compliance with the terms of any Loan Document, in each case, as the Administrative Agent may reasonably request (for itself or on behalf of any Lender);

(h)                              promptly upon request by the Administrative Agent (so long as the following are obtainable using commercially reasonable measures), copies of (i) each Schedule SB (Single-Employer Defined Benefit Plan Actuarial Information) to the most recent annual report (Form 5500 Series) filed with the Internal Revenue Service with respect to a Plan, (ii) the most recent actuarial valuation report for any Plan, (iii) all notices received from a Multiemployer Plan sponsor, a plan administrator or any governmental agency, or provided to any Multiemployer Plan by the Borrower, any other Subsidiary or any ERISA Affiliate, concerning an ERISA Event and (iv) with respect to each Foreign Benefit Plan, any available annual reports, actuarial valuation reports or notices from plan sponsors, plan administrators or any Governmental Authority with respect to such plan; and

(i)                                  promptly following any request therefor by the Administrative Agent (so long as the following are obtainable using commercially reasonable measures), copies of (i) any documents described in Section 101(k)(1) of ERISA that Parent, the Borrower, any other Subsidiary or any ERISA Affiliate may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l)(1) of ERISA that Parent, the Borrower, any other Subsidiary or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided that if Parent, the Borrower, any other Subsidiary or any ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, Parent, the Borrower, such other Subsidiary or such ERISA Affiliate shall promptly make a request for such documents or notices from the such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof;

provided that in the event that Parent and/or any Parent Entity, as applicable, is not engaged in any business or activity, and does not own any assets or have other liabilities, other than those incidental to its ownership directly or indirectly of the Equity Interests of the Borrower and the other Subsidiaries, such consolidated reporting at a Parent Entity’s level in a manner consistent with that described in paragraphs (a) and (b) of this Section 5.04 for Parent will satisfy the requirements of such paragraphs.

SECTION 5.05                   Litigation and Other Notices.  Furnish to the Administrative Agent (which will promptly thereafter furnish to the Lenders) written notice of the following promptly after any Responsible Officer of the Borrower obtains actual knowledge thereof:

(a)                               any Default or Event of Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(b)                              the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against Parent or any of its Subsidiaries as to which an adverse determination is reasonably probable and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

(c)                               any other development specific to Parent or any of its Subsidiaries that is not a matter of general public knowledge and that has had, or would reasonably be expected to have, a Material Adverse Effect; and

(d)                             the development of any ERISA Event that, together with all other ERISA Events that have developed or occurred, would reasonably be expected to have a Material Adverse Effect.

SECTION 5.06                   Compliance with Laws.  Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including ERISA and the PATRIOT Act), except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; provided that this Section 5.06 shall not apply to Environmental Laws, which are the subject of Section 5.09, or laws related to Taxes, which are the subject of Section 5.03.

SECTION 5.07                   Maintaining Records; Access to Properties and Inspections.  Maintain all financial records in accordance with GAAP and permit any persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender, to visit and inspect the financial records and the properties of the Borrower or any of its Subsidiaries at reasonable times, upon reasonable prior notice to the Borrower, and as often as reasonably requested, to make extracts from and copies of such financial records, and permit any persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender, upon reasonable prior notice to the Borrower to discuss the affairs, finances and condition of Parent or any of its Subsidiaries with the officers thereof and independent accountants therefor (subject to reasonable requirements of confidentiality, including requirements imposed by law or by contract).

SECTION 5.08                   Use of Proceeds.  Use the proceeds of the Term Loans made on the Closing Date to finance a portion of the funding for the Transactions.

SECTION 5.09                   Compliance with Environmental Laws.  Comply, and make reasonable efforts to cause all lessees and other persons occupying its fee-owned Real Properties to comply, with all Environmental Laws applicable to its operations and properties, and obtain and renew all material authorizations and permits required pursuant to Environmental Law for its operations and properties, in each case in accordance with Environmental Laws, except, in each case, to the extent the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.10                   Further Assurances; Additional Security.  (a) Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents and recordings of Liens in stock registries), that may be required under any applicable law, or that the Collateral Agent may reasonably request, to satisfy the Collateral and Guarantee Requirement and to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Borrower, and provide to the Collateral Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Collateral Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b)                              If Borrower Holdco or any of its Subsidiaries that are Loan Parties directly or indirectly acquires fee-owned Real Property after the Closing Date that, combined with all other fee-owned Real Property owned by Borrower Holdco and its Subsidiaries that are Loan Parties at such time, has an aggregate fair market value of $35.0 million or more, (i) notify the Collateral Agent thereof, (ii) cause each such fee-owned Real Property that has a fair market value of $3.0 million or more to be subjected to a mortgage or deed of trust securing the Obligations, in form and substance reasonably acceptable to the Collateral Agent, (iii) obtain fully paid American Land Title Association Lender’s Extended Coverage title insurance policies in form and substance, with endorsements (including zoning endorsements where available) and in amounts reasonably acceptable to the Collateral Agent (the “Mortgage Policies”), (iv) to the extent necessary to issue the Mortgage Policies, obtain American Land Title Association/American Congress on Surveying and Mapping form surveys, dated no more than 30 days before the date of their delivery to the Collateral Agent, certified to the Collateral Agent and the issuer of the Mortgage Policies in a manner reasonably satisfactory to the Collateral Agent, (v) provide evidence of insurance (including all insurance required to comply with applicable flood insurance laws) naming the Collateral Agent as loss payee and additional insured with such responsible and reputable insurance companies or associations, and in such amounts and covering such risks, as are reasonably satisfactory to the Collateral Agent, including, without limitation, the insurance required by the terms of any mortgages or deeds of trust, (vi) obtain customary mortgage or deed of trust enforceability opinions of local counsel for the Loan Parties in the states in which such fee-owned Real Properties are located and (vii) take, and cause the applicable Subsidiary to take, such actions as shall be necessary or reasonably requested by the Collateral Agent to perfect such Liens, including actions described in paragraph (a) of this Section 5.10, in each case, at the expense of the Loan Parties, subject to paragraph (e) of this Section 5.10.

(c)                               If any additional Subsidiary of Borrower Holdco is formed or acquired after the Closing Date (with any Subsidiary Redesignation resulting in an Unrestricted Subsidiary becoming a Subsidiary being deemed to constitute the acquisition of a Subsidiary), within five Business Days after the date such Subsidiary is formed or acquired, notify the Collateral Agent and the Lenders thereof and, within 20 Business Days after the date such Subsidiary is formed or acquired (or such longer period as the Collateral Agent shall agree), cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of Borrower Holdco or any of its Subsidiaries that is a Loan Party, subject to paragraph (e) of this Section 5.10.

(d)                             (i) In each case other than in connection with the Contribution, furnish to the Collateral Agent five Business Days prior written notice of any change in any Loan Party’s (A) corporate or organization name, (B) organizational structure or (C) organizational identification number (or equivalent); provided that the Borrower shall not effect or permit any such change unless all filings have been made, or will have been made within any statutory period, under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all Collateral for the benefit of the applicable Secured Parties and (ii) promptly notify the Collateral Agent if any material portion of the Collateral is damaged or destroyed.

(e)                               The Collateral and Guarantee Requirement and the other provisions of this Section 5.10 need not be satisfied with respect to any Excluded Assets or Excluded Equity Interests (each as defined in the Collateral Agreement) or any exclusions and carve-outs from the perfection requirements set forth in the Collateral Agreement.

SECTION 5.11                   Fiscal Year; Accounting.  In the case of Parent, cause its fiscal year to end on December 31 or the Sunday closest to December 31, unless prior written notice of a change is given to the Administrative Agent.

SECTION 5.12                   Credit Ratings.  Use commercially reasonable efforts to maintain at all times a credit rating by each of S&P and Moody’s in respect of the Term Facility and a corporate rating by S&P and a corporate family rating by Moody’s for the Borrower, in each case, with no requirement to maintain any specific minimum rating.

SECTION 5.13                   Lender Calls.  Following receipt by the Borrower of a request by the Required Lenders, use commercially reasonable efforts to hold an update call (which call shall take place on or prior to the date that is ten Business Days following the receipt of such notice) with a Financial Officer of the Borrower and such other members of senior management of the Borrower as the Borrower deems appropriate (with such other details to be reasonably agreed between the Borrower and the Administrative Agent) and the Lenders and their respective representatives and advisors to discuss the state of the Borrower’s business, including, but not limited, to recent performance, cash and liquidity management, operational activities, current business and market conditions and material performance changes; provided that in no event shall more than one such call be requested in any fiscal year (in total with respect to this Agreement and the ABL Credit Agreement).

SECTION 5.14                   Post-Closing Matters.  Deliver to Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, the items described on Schedule 5.14 hereof on or before the dates specified with respect to such items on Schedule 5.14 (or, in each case, such later date as may be agreed to by Administrative Agent in its sole discretion).  All representations and warranties contained in this Agreement and the other Loan Documents shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described on Schedule 5.14 within the time periods specified thereon, rather than as elsewhere provided in the Loan Documents).

ARTICLE VI

Negative Covenants

Each of Borrower Holdco and the Borrower covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the Obligations (other than Obligations in respect of Specified Hedge Agreements, Cash Management Obligations and contingent indemnification and reimbursement obligations that are not yet due and payable and for which no claim has been asserted) have been paid in full, unless the Required Lenders shall otherwise consent in writing, Borrower Holdco will not and will not permit any of its Subsidiaries to:

SECTION 6.01                   Indebtedness.  Incur, create, assume or permit to exist any Indebtedness, except:

(a)                               [reserved];

(b)                              Indebtedness created hereunder or under the other Loan Documents, Credit Agreement Refinancing Indebtedness, Indebtedness created under Incremental Facilities, Incremental Equivalent First Lien Term Debt and any Permitted Refinancing Indebtedness incurred to Refinance any of the foregoing Indebtedness;

(c)                               Indebtedness pursuant to Hedge Agreements;

(d)                             Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to Borrower Holdco or any of its Subsidiaries pursuant to reimbursement or indemnification obligations to such person, in each case, in the ordinary course of business; provided that upon the incurrence of Indebtedness with respect to reimbursement obligations regarding workers’ compensation claims, such obligations shall be reimbursed not later than 30 days following such incurrence;

(e)                               intercompany Indebtedness between or among Borrower Holdco and any of its Subsidiaries; provided that Indebtedness owing by any Subsidiary of Borrower Holdco that is not a Loan Party to Borrower Holdco or another Subsidiary Loan Party (together with investments in non-Subsidiary Loan Parties permitted under Section 6.04(b)) shall not exceed the greater of (a) $30.0 million and (b) 2.25% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date such Indebtedness is incurred for which Required Financial Statements have been delivered pursuant to Section 5.04 at any time outstanding and, in the case of Indebtedness owing by Borrower Holdco or any other Subsidiary Loan Party to any Subsidiary that is not a Loan Party, to be subordinated to the Obligations pursuant to customary subordination provisions;

(f)                                Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations, in each case, provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(g)                              (i) to the extent constituting Indebtedness, Cash Management Obligations and other Indebtedness in respect of Cash Management Services in the ordinary course of business, (ii) other Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds, so long as such Indebtedness (other than credit or purchase cards) is extinguished within ten Business Days after notification received by the Borrower of its incurrence and (iii) any other cash management services entered in the ordinary course of business;

(h)                              (i) Indebtedness incurred or assumed in connection with Permitted Business Acquisitions and (ii) any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness; provided that, in each case, (A) no Event of Default shall have occurred and be continuing immediately before such Permitted Business Acquisition or would result immediately after giving pro forma effect to such Permitted Business Acquisition and any related transactions, (B) the Borrower shall be able to incur $1 of Ratio Debt and (C) (1) if such Indebtedness incurred or assumed is Consolidated First Lien Net Debt, the Senior Secured First Lien Net Leverage Ratio shall not exceed the Closing Date Senior Secured First Lien Net Leverage Ratio and (2) if such Indebtedness incurred or assumed is secured Indebtedness other than Consolidated First Lien Net Debt, the Senior Secured Net Leverage Ratio shall not exceed the Closing Date Senior Secured Net Leverage Ratio, in each case, immediately after giving pro forma effect to such incurrence or assumption of Indebtedness;

(i)                                  Capital Lease Obligations, Indebtedness with respect to mortgage financings and purchase money Indebtedness in an aggregate principal amount not to exceed the greater of (i) $35.0 million and (ii) 2.75% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date ~~of~~ such Indebtedness is incurred for which Required Financial Statements have been delivered pursuant to Section 5.04, at any time outstanding, and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness; provided that such Indebtedness shall be incurred within 270 days after the acquisition, lease or improvement of the property that is the subject of such Indebtedness;

(j)                                  Capital Lease Obligations in respect of any Sale and Lease-Back Transaction that is permitted under Section 6.03, and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness;

(k)                              other Indebtedness; provided that the aggregate principal amount of Indebtedness incurred pursuant to this clause (k) shall not exceed the greater of (i) $30.0 million and (ii) 2.25% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such incurrence for which Required Financial Statements have been delivered pursuant to Section 5.04, at any time outstanding;

(l)                                  Indebtedness consisting of (i) (A) ABL Commitments on the ~~Closing~~Fourth Amendment Effective Date and (B) Incremental ABL Commitments and (ii) Permitted Refinancing Indebtedness incurred to Refinance any of the foregoing

Indebtedness;

(m)                          Guarantees (i) of the Indebtedness of the Borrower described in clause (l) of this Section 6.01 so long as any Liens securing the Guarantee of the ABL Obligations or any Permitted Refinancing Indebtedness in respect thereof are subject to the ABL/Term Loan Intercreditor Agreement (in the case of the ABL Obligations) or other intercreditor agreement(s) substantially consistent with and no less favorable to the Lenders in any material respect than the ABL/Term Loan Intercreditor Agreement, (ii) of any Indebtedness of Borrower Holdco or any of its Subsidiaries permitted to be incurred under this Agreement, (iii) of Indebtedness otherwise permitted hereunder of Borrower Holdco or any Subsidiary that is not a Subsidiary Loan Party to the extent such Guarantees are permitted by Section 6.04 (other than Section 6.04(v)), (iv) by any Subsidiary that is not a Loan Party of Indebtedness of another Subsidiary that is not a Loan Party and (v) of Indebtedness of Foreign Subsidiaries incurred for working capital purposes in the ordinary course of business on ordinary business terms so long as such Indebtedness is permitted to be incurred under Section 6.01(r) to the extent such Guarantees are permitted by 6.04 (other than Section 6.04(v)); provided that Guarantees by Borrower Holdco or any Loan Party under this clause (m) of any Indebtedness of a person that is subordinated to other Indebtedness of such person shall be expressly subordinated to the Obligations to at least the same extent as such underlying Indebtedness is subordinated;

(n)                              Indebtedness arising from agreements of Borrower Holdco or any of its Subsidiaries providing for indemnification, adjustment of purchase or acquisition price or similar obligations, in each case, incurred or assumed in connection with the Transactions, any Permitted Business Acquisition or the disposition of any business, assets or Subsidiaries not prohibited by this Agreement, other than Guarantees of Indebtedness incurred by any person acquiring all or any portion of such business, assets or Subsidiaries for the purpose of financing any such Permitted Business Acquisition;

(o)                              Indebtedness supported by a Letter of Credit, in a principal amount not in excess of the stated amount of such Letter of Credit;

(p)                              Indebtedness consisting of (i) the financing of insurance premiums or (ii) take or pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(q)                              (i) other Indebtedness so long as, immediately after giving pro forma effect to the issuance, incurrence or assumption of such Indebtedness, the Interest Coverage Ratio is 2.00 to 1.00 or greater (“Ratio Debt”) and (ii) any Permitted Refinancing Indebtedness incurred to Refinance such Ratio Debt;

(r)                                 Indebtedness of Foreign Subsidiaries; provided that the aggregate principal amount of Indebtedness incurred pursuant to this clause (r) shall not exceed the greater of (i) $20.0 million and (ii) 1.75% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such incurrence for which Required Financial Statements have been delivered pursuant to Section 5.04, at any time outstanding;

(s)                                unsecured Indebtedness in respect of obligations to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services so long as such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms (which require that all such payments be made within 60 days after the incurrence of the related obligations) in the ordinary course of business and not in connection with the borrowing of money or any Hedge Agreements;

(t)                                 Indebtedness representing deferred compensation to employees incurred in the ordinary course of business;

(u)                              Indebtedness incurred on behalf of, or representing Guarantees of Indebtedness of, joint ventures; provided that the aggregate principal amount of Indebtedness incurred pursuant to this clause (u) shall not exceed the greater of (i) $25.0 million and (ii) 2.0% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such incurrence for which the Required Financial Statements have been delivered pursuant to Section 5.04, at any time outstanding;

(v)                              Indebtedness issued to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Parent or any Parent Entity permitted by Section 6.06;

(w)                          Indebtedness consisting of obligations under deferred compensation or other similar arrangements incurred by Borrower Holdco or any of its Subsidiaries in connection with the Transactions or Permitted Business Acquisitions or any other Investment permitted hereunder;

(x)                              unsecured Indebtedness in a principal amount not to exceed an amount equal to the Net Proceeds received from the issuance or sale of Equity Interests of Borrower Holdco or any of its Subsidiaries and any cash or cash equivalents consisting of a capital contribution received from equityholders of Borrower Holdco or any of its Subsidiaries (other than in respect of Disqualified Stock or any equity contributed as Permitted Cure Securities (as defined in the ABL Credit Agreement)) so long as (i) such Indebtedness does not require any scheduled payment of principal (including pursuant to a sinking fund obligation) other than amortization or mandatory redemption or redemption at the option of the holders thereof or similar prepayment (other than (A) upon the occurrence of an Asset Sale or other asset sale or Recovery Event (subject to reinvestment rights that are in the aggregate no less favorable to the Borrower than those under this Agreement and to rights in respect of the application of the Net Proceeds thereof to the prior repayment of, or offer to repay, the Term Loans), (B) upon the occurrence of a change of control event, (C) customary acceleration rights following an event of default and (D) upon the incurrence of Indebtedness that is not permitted thereunder) prior to the then Latest Maturity Date of the Term Loans and (ii) the Weighted Average Life to Maturity of such Indebtedness is not less than the then Weighted Average Life to Maturity of the Term Loans;

(y)                              all premium (if any, including tender premiums), defeasance costs, interest (including post petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (x) of this Section 6.01.

SECTION 6.02                   Liens.  Create, incur, assume or permit to exist any Lien on any of its property or assets (including Equity Interests or other securities of any person) at the time owned by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, “Permitted Liens”):

(a)                               (i) Liens existing on the Closing Date (or created following the Closing Date pursuant to agreements in existence on the Closing Date requiring the creation of such Liens) and, in each case, set forth on Schedule 6.02(a); provided that such Liens shall secure only those obligations that they secure on the Closing Date (and any Permitted Refinancing Indebtedness in respect of such obligations permitted by Section 6.01(a)) and shall not subsequently apply to any other property or assets of Borrower Holdco or any of its Subsidiaries other than (A) after-acquired property that is affixed to or incorporated into the property covered by such Lien and (B) proceeds and products thereof and (ii) Liens securing property or assets having a fair market value not to exceed $5.0 million in the aggregate and, in each case, any modifications, replacements, renewals or extensions thereof;

(b)                              any Lien created under the Loan Documents, and any Lien created under the definitive documentation evidencing any other Indebtedness permitted under Section 6.01(b);

(c)                               any Lien securing Indebtedness or Permitted Refinancing Indebtedness permitted by Section 6.01(h); provided that in the case of a Lien securing Permitted Refinancing Indebtedness, such Lien shall be permitted subject to compliance with clause (d) of the definition of “Permitted Refinancing Indebtedness”;

(d)                             Liens for Taxes, assessments or other governmental charges or levies not yet delinquent or that are being contested in compliance with Section 5.03;

(e)                               Liens imposed by law, including landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business securing obligations that are not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, Borrower Holdco or any of its Subsidiaries shall have set aside on its books reserves in accordance with GAAP;

(f)                                (i) pledges and deposits and other Liens made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self insurance arrangements in respect of such obligations and (ii) pledges and deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Borrower Holdco or any of its Subsidiaries;

(g)                              deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with utilities, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof) incurred by Borrower Holdco or any of its Subsidiaries in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(h)                              survey exceptions and such matters as an accurate survey would disclose, easements, trackage rights, leases (other than Capital Lease Obligations), licenses, special assessments, rights of way covenants, conditions, restrictions and declarations on or with respect to the use of Real Property, servicing agreements, development agreements, site plan agreements and other similar encumbrances incurred in the ordinary course of business and title defects or irregularities that are of a minor nature and that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of Borrower Holdco or any of its Subsidiaries;

(i)                                  Liens securing Indebtedness permitted by Section 6.01(i) (limited to the assets subject to such Indebtedness);

(j)                                  Liens arising out of Sale and Lease-Back Transactions permitted under Section 6.03, so long as such Liens attach only to the property sold and being leased in such Sale and Lease-Back Transaction and any accessions thereto or proceeds thereof and related property;

(k)                              Liens securing judgments that do not constitute an Event of Default under Section 7.01(j);

(l)                                  Liens disclosed by the title insurance policies delivered on or subsequent to the Closing Date pursuant to Section 5.10 and any replacement, extension or renewal of any such Lien (so long as the Indebtedness and other obligations secured by such replacement, extension or renewal Lien are permitted by this Agreement); provided that such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal;

(m)                          any interest or title of a lessor or sublessor under any leases or subleases entered into by Borrower Holdco or any of its Subsidiaries in the ordinary course of business;

(n)                              Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of Borrower Holdco or any of its Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Borrower Holdco or any of its Subsidiaries or

(iii) relating to purchase orders and other agreements entered into with customers of Borrower Holdco or any of its Subsidiaries in the ordinary course of business;

(o)                              Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;

(p)                              leases or subleases, licenses or sublicenses (including with respect to intellectual property and software) granted to others in the ordinary course of business that do not interfere in any material respect with the business of Borrower Holdco and any of its Subsidiaries, taken as a whole;

(q)                              Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(r)                                 Liens solely on any cash earnest money deposits made by Borrower Holdco or any of its Subsidiaries in connection with any letter of intent or purchase agreement in respect of any Investment permitted hereunder;

(s)                                Liens with respect to property or assets of any Subsidiary that is not a Loan Party securing Indebtedness of any Subsidiary that is not a Loan Party permitted under Section 6.01;

(t)                                 (i) Liens securing Indebtedness of Borrower Holdco or any of its Subsidiaries which Liens rank pari passu with the Liens securing the Obligations (or otherwise constituting Consolidated First Lien Net Debt), so long as the Senior Secured First Lien Net Leverage Ratio is less than or equal to the Closing Date Senior Secured First Lien Net Leverage Ratio and (ii) Liens securing Indebtedness of Borrower Holdco or any of its Subsidiaries, which Liens rank junior to the Liens securing the Obligations (and other secured Indebtedness constituting Consolidated First Lien Net Debt), so long as after giving effect to the incurrence of such Indebtedness on a Pro Forma Basis, the Total Net Leverage Ratio is less than or equal to the Closing Date Total Net Leverage Ratio;

(u)                              the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(v)                              Liens arising from precautionary Uniform Commercial Code financing statements;

(w)                          Liens on Equity Interests of any joint venture (i) securing obligations of such joint venture or (ii) pursuant to the relevant joint venture agreement or arrangement;

(x)                              Liens on securities that are the subject of repurchase agreements constituting Permitted Investments under clause (d) of the definition thereof;

(y)                              Liens securing insurance premium financing arrangements so long as such Liens are limited to the applicable unearned insurance premiums;

(z)                               Liens in favor of Borrower Holdco or any of its Subsidiaries; provided that if any such Lien shall cover any Collateral, the holder of such Lien shall execute and deliver to the Administrative Agent a subordination agreement in form and substance reasonably satisfactory to the Administrative Agent;

(aa)                        Liens securing obligations permitted under Section 6.01(l) (including, without limitation, Liens created under the ABL Security Documents securing obligations in respect of (i) Specified Hedge Agreements (as defined in the ABL Credit Agreement) and (ii) Cash Management Obligations (as defined in the ABL Credit Agreement)), to the extent such Liens are subject to the ABL/Term Loan Intercreditor Agreement (in the case of Liens securing the ABL Obligations or Permitted Refinancing Indebtedness in respect thereof) or, in each case, other intercreditor agreement(s) substantially consistent with and no less favorable to the Lenders in any material respect than the ABL/Term Loan Intercreditor Agreement; and

(bb)                      other Liens securing obligations in an aggregate principal amount outstanding at any time not to exceed the greater of (i) $30.0 million and (ii) 2.25% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such incurrence for which the Required Financial Statements have been delivered pursuant to Section 5.04.

SECTION 6.03                   Sale and Lease-Back Transactions.  Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Lease-Back Transaction”); provided that Sale and Lease-Back Transactions shall be permitted (a) pursuant to the Sale/Lease-Back Documents, (b) with respect to property owned (i) by Borrower Holdco or any of its Domestic Subsidiaries that is acquired after the Closing Date so long as such Sale and Lease-Back Transaction is consummated within 270 days of the acquisition of such property or (ii) by any Foreign Subsidiary of Borrower Holdco regardless of when such property was acquired and (c) with respect to any property owned by Borrower Holdco or any of its Domestic Subsidiaries, if at the time the lease in connection therewith is entered into, and after giving effect to the entering into of such lease, the Remaining Present Value of such lease, together with Indebtedness outstanding pursuant to Section 6.01(i) and the Remaining Present Value of outstanding leases previously entered into under this Section 6.03(c), would not exceed $35.0 million.

SECTION 6.04                   Investments, Loans and Advances.  Purchase, hold or acquire (including pursuant to any merger, consolidation or amalgamation with a person that is not a Wholly Owned Subsidiary immediately prior to such merger, consolidation or amalgamation) any Equity Interests, evidences of Indebtedness or other securities of, make or permit to exist any loans or advances to or Guarantees of the obligations of, or make or permit to exist any investment or any other interest in (each, an “Investment”), any other person, except:

(a)                               the Transactions (including payment of the purchase consideration under the Purchase Agreement and the Contribution);

(b)                              (i) Investments in the Equity Interests of Borrower Holdco or any other Subsidiary, (ii) intercompany loans to Borrower Holdco or any other Subsidiary and (iii) Guarantees of Indebtedness expressly permitted hereunder; provided that in the case of an Investment by Borrower Holdco or any of its Subsidiaries in a Subsidiary that is not a Loan Party, at the time such Investment is made, no Event of Default shall have occurred and be continuing; provided further, that the sum of (A) Investments (valued at the time of the making thereof and without giving effect to any write downs or write offs thereof) made after the Closing Date in Subsidiaries that are not Loan Parties pursuant to clause (i) plus (B) intercompany loans made after the Closing Date to Subsidiaries that are not Loan Parties pursuant to clause (ii) plus (C) Guarantees of Indebtedness after the Closing Date of Subsidiaries that are not Loan Parties pursuant to clause (iii) shall not exceed an aggregate net amount equal to the greater of (1) $30.0 million and (2) 2.25% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such Investment for which Required Financial Statements have been delivered pursuant to Section 5.04; provided, further, that (x) intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of Borrower Holdco or any of its Subsidiaries and (y) intercompany loans, advances or Indebtedness having a term not exceeding 364 days (inclusive of any roll-overs or extensions of terms) and made in the ordinary course of business consistent with past practice shall not be included in calculating the limitation in this clause (b) at any time;

(c)                               Permitted Investments and Investments that were Permitted Investments when made;

(d)                             Investments arising out of the receipt by Borrower Holdco or any of its Subsidiaries of non-cash consideration for the sale of assets permitted under Section 6.05;

(e)                               loans and advances to officers, directors, employees or consultants of any Parent Entity, Borrower Holdco or any of its Subsidiaries (i) not to exceed $10.0 million in the aggregate at any time outstanding (calculated without regard to write downs or write offs thereof), (ii) in respect of payroll payments and expenses in the ordinary course of business or (iii) in connection with the purchase of Equity Interests of any Parent Entity solely to the extent that the amount of such loans and advances shall be contributed to Borrower Holdco or any of its Subsidiaries in cash as common equity;

(f)                                accounts receivable, security deposits and prepayments arising and trade credit granted in the ordinary course of business and any assets or securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the ordinary course of business;

(g)                              Hedge Agreements;

(h)                              Investments existing on, or contractually committed as of, the Closing Date and set forth on Schedule 6.04 and any extensions, renewals or reinvestments thereof, so long as the aggregate amount of all Investments pursuant to this clause (h) is not increased at any time above the amount of such Investments existing or committed on the Closing Date (other than pursuant to an increase as required by the terms of any such Investment as in existence on the Closing Date);

(i)                                  Investments resulting from pledges and deposits under Sections 6.02(a), (f), (g), (k), (q), (r), (t) and (bb);

(j)                                  other Investments in an aggregate amount (valued at the time of the making thereof, and without giving effect to any write downs or write offs thereof) not to exceed (i) the greater of (A) $40.0 million and (B) 3.25% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such Investment for which Required Financial Statements have been delivered pursuant to Section 5.04 (plus any returns of capital actually received by the respective investor in respect of Investments theretofore made by it pursuant to this clause (j)) plus (ii) so long as no Event of Default has occurred and is continuing as of the making of such Investment, the portion, if any, of the Cumulative Credit on the date of such election that the Borrower elects to apply to this Section 6.04(j)(ii), such election to be specified in a written notice of a Responsible Officer of the Borrower calculating in reasonable detail the amount of Cumulative Credit immediately prior to such election and the amount thereof elected to be so applied; provided that if any Investment pursuant to this clause (j) is made in any person that is not a Subsidiary at the date of the making of such Investment and such person thereafter becomes a Subsidiary pursuant to another Investment, the amount of which, when taken together with the amount of the prior Investment, would be permitted under another provision of this Section 6.04, then any Investment in such person outstanding under this clause (j) shall thereafter be deemed to have been made pursuant to such other provision and shall cease to have been made pursuant to this clause (j) for so long as such person continues to be a Subsidiary;

(k)                              Investments constituting Permitted Business Acquisitions;

(l)                                  intercompany loans among Foreign Subsidiaries and Guarantees by Foreign Subsidiaries permitted by Section 6.01(m);

(m)                          Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case, in the ordinary course of business and Investments acquired as a result of a foreclosure by Borrower Holdco or any of its Subsidiaries with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(n)                              Investments of a Subsidiary of Borrower Holdco acquired after the Closing Date or of an entity merged into, or consolidated or amalgamated with, Borrower Holdco or the Borrower or merged into or consolidated or amalgamated with any other Subsidiary of Borrower Holdco after the Closing Date, in each case, (i) to the extent permitted under this Section 6.04, (ii) in the case of any acquisition, merger, consolidation or amalgamation, in accordance with Section 6.05, and (iii) to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, consolidation or amalgamation and were in existence on the date of such acquisition, merger, consolidation or amalgamation;

(o)                              acquisitions of obligations of one or more officers or other employees of any Parent Entity, Borrower Holdco or any other Subsidiary in connection with such officer’s or employee’s acquisition of Equity Interests of any Parent Entity, so long as no cash is actually advanced by Borrower Holdco or any of its Subsidiaries to such officers or employees in connection with the acquisition of any such obligations;

(p)                              Guarantees of operating leases (for the avoidance of doubt, excluding Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case, entered into by Borrower Holdco or any of its Subsidiaries in the ordinary course of business;

(q)                              Investments to the extent that payment for such Investments is made with Equity Interests of any Parent Entity;

(r)                                 Investments in the Equity Interests of one or more newly formed persons that are received in consideration of the contribution by Parent or any of its Subsidiaries of assets (including Equity Interests and cash) to such person or persons; provided that (i) the fair market value of such assets, determined on an arm’s-length basis, so contributed pursuant to this clause (r) shall not in the aggregate exceed $10.0 million and (ii) in respect of each such contribution, a Responsible Officer of the Borrower shall certify (A) that, after giving effect to such contribution, no Default or Event of Default shall have occurred and be continuing, (B) the fair market value of the assets so contributed and (C) that the requirement of clause (i) of this proviso is satisfied;

(s)                                Investments consisting of the redemption, purchase, repurchase or retirement of any Equity Interests permitted under Section 6.06;

(t)                                 Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers consistent with past practices;

(u)                              Investments in Foreign Subsidiaries not to exceed $10.0 million, valued at the fair market value of such Investment at the time such Investment is made;

(v)                              Guarantees permitted under Section 6.01 (except to the extent such Guarantee is expressly subject to Section 6.04);

(w)                          advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of Borrower Holdco or any of its Subsidiaries;

(x)                              Investments, including loans and advances, to any Parent Entity so long as Borrower Holdco or any of its Subsidiaries would otherwise be permitted to make a Restricted Payment in such amount; provided that the amount of any such Investment shall also be deemed to be a Restricted Payment under the appropriate clause of Section 6.06 for all purposes of this Agreement;

(y)                              Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other persons;

(z)                               purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property in each case in the ordinary course of business, to the extent such purchases and acquisitions constitute Investments;

(aa)                        Investments received substantially contemporaneously in exchange for Equity Interests of any Parent Entity;

(bb)                      Investments in joint ventures, in the aggregate at any time outstanding not to exceed the greater of (i) $35.0 million and (ii) 2.75% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such Investment for which Required Financial Statements have been delivered pursuant to Section 5.04 (calculated without regard to write downs or write offs thereof); provided that if any Investment pursuant to this clause (bb) is made in any person that is not a Subsidiary at the date of the making of such Investment and such person becomes a Subsidiary after such date pursuant to another Investment the amount of which, when taken together with the amount of the prior Investment, would be permitted under another provision of this Section 6.04, any Investment in such person outstanding under this Section 6.04(bb) shall thereafter be deemed to have been made pursuant to such other provision and shall cease to have been made pursuant to this clause (bb) for so long as such person continues to be a Subsidiary; and

(cc)                        Investments in assets useful in the business of Borrower Holdco and any of its Subsidiaries made with the proceeds of any Reinvestment Deferred Amount or Below Threshold Asset Sale Proceeds; provided, that if the underlying Asset Sale or Recovery Event was with respect to Borrower Holdco or a Subsidiary of Borrower Holdco that is a Subsidiary Loan Party, then such Investment shall be consummated by Borrower Holdco, the Borrower or a Subsidiary of Borrower Holdco that is a Subsidiary Loan Party.

The amount of Investments that may be made at any time in Subsidiaries of Borrower Holdco that are not Subsidiary Loan Parties pursuant to Section 6.04(b) or 6.04(j) (the “Related Sections”) may, at the election of Borrower Holdco, be increased by the amount of Investments that could be made at such time under the other Related Section; provided that the amount of each such increase in respect of one Related Section shall be treated as having been used under the other Related Section.

SECTION 6.05                   Mergers, Consolidations, Sales of Assets and Acquisitions.  Merge into, or consolidate or amalgamate with, any other person, or permit any other person to merge into or consolidate with it, or sell, transfer or otherwise dispose of (in one transaction or in a series of transactions) all or any part of its assets (whether now owned or hereafter acquired), or issue, sell, transfer or otherwise dispose of any Equity Interests of any Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other person or any division, unit or business of any other person, except that this Section 6.05 shall not prohibit:

(a)                               (i) the purchase and sale of inventory in the ordinary course of business, (ii) the acquisition or lease (pursuant to an operating lease) of any other asset in the ordinary course of business, (iii) the sale of surplus, obsolete, damaged or worn out equipment or other property in the ordinary course of business or (iv) the disposition of Permitted Investments;

(b)                              if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing or would result therefrom, (i) the merger, consolidation or amalgamation of any Subsidiary into (or with) Borrower Holdco or the Borrower in a transaction in which Borrower Holdco or the Borrower is the survivor, (ii) the merger, consolidation or amalgamation of any Subsidiary into or with any Subsidiary of Borrower Holdco that is a Subsidiary Loan Party in a transaction in which the surviving or resulting entity is a Subsidiary of Borrower Holdco that is a Subsidiary Loan Party and, in the case of each of clauses (i) and (ii), no person other than Borrower Holdco, the Borrower or a Subsidiary Loan Party receives any consideration, (iv) the merger, consolidation or amalgamation of any Subsidiary that is not a Loan Party into or with any other Subsidiary that is not a Loan Party, (v) the liquidation or dissolution or change in form of entity of any Subsidiary (other than the Borrower) if the Borrower determines in good faith that such liquidation, dissolution or change in form is in the best interests of the Borrower and is not materially disadvantageous to the Lenders or (vi) the merger, consolidation or amalgamation of any Subsidiary of Borrower Holdco (other than the Borrower) with or into any other person in order to effect an Investment permitted under Section 6.04 so long as the continuing or surviving person shall be a Subsidiary of Borrower Holdco that is a Subsidiary Loan Party if the merging, consolidating or amalgamating Subsidiary was a Loan Party and which, together with each of its Subsidiaries, shall have complied with the requirements of Section 5.10;

(c)                               sales, transfers, leases or other dispositions to Borrower Holdco or any of its Subsidiaries (upon voluntary liquidation or otherwise); provided that any sales, transfers, leases or other dispositions by a Loan Party to a Subsidiary that is not a Loan Party in reliance on this clause (c) shall be made in compliance with Section 6.07 and the aggregate gross proceeds (including non-cash proceeds) of any and all assets sold, leased, transferred or leased shall not in the aggregate exceed, together with the aggregate gross proceeds of any or all assets sold, transferred or disposed of in reliance on clause (g) of this Section 6.05, in any fiscal year of Parent, the greater of (i) $35.0 million and (ii) 2.75% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such sale, transfer or other disposition for which Required Financial Statements have been delivered pursuant to Section 5.04;

(d)                             Sale and Lease-Back Transactions permitted by Section 6.03;

(e)                               Investments permitted by Section 6.04, Permitted Liens and Restricted

Payments permitted by Section 6.06;

(f)                                the sale of defaulted receivables in the ordinary course of business and not as part of an accounts receivables financing transaction;

(g)                              sales, transfers or other dispositions of assets not otherwise permitted by this Section 6.05 (or required to be included in this clause (g) pursuant to Section 6.05(c)); provided that (i) the aggregate gross proceeds (including non-cash proceeds) of any or all assets sold, transferred or otherwise disposed of in reliance upon this clause (g) shall not exceed, together with the aggregate gross proceeds of any and all assets sold, transferred or disposed of to Subsidiaries that are not Loan Parties in reliance on clause (c) of this Section 6.05, in any fiscal year of Parent, the greater of (A) $35.0 million and (B) 2.75% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such sale, transfer or other disposition for which Required Financial Statements have been delivered pursuant to Section 5.04, (ii) no Event of Default shall have occurred and be continuing or would result therefrom, (iii) the Net Proceeds thereof shall be applied in accordance with Section 2.09(a), (iv) at least 75.0% of the consideration therefor shall be in the form of cash and cash equivalents and (v) such sale, transfer or disposition shall be made for fair value (as determined by the Borrower in good faith); provided, further, that (A) any liabilities (as shown on the most recent Required Financial Statements or in the notes thereto) of Borrower Holdco or any of its Subsidiaries, other than liabilities that are by their terms subordinated to the Obligations, that are assumed by the transferee with respect to the applicable disposition and for which Borrower Holdco and its Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities received by Borrower Holdco or its Subsidiaries from such transferee shall be converted by Borrower Holdco or such Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of the applicable disposition and (C) any Designated Non-Cash Consideration received in respect of such disposition having an aggregate fair market value as determined by the Borrower in good faith, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (C) that is then outstanding, shall not exceed the greater of (x) $35.0 million and (y) 2.75% of Consolidated Total Assets (measured at the time such Designated Non-Cash Consideration is received), with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed for purposes of this clause (g) to be cash;

(h)                              Permitted Business Acquisitions (including any merger, consolidation or amalgamation in order to effect a Permitted Business Acquisition; provided that following any such merger, consolidation or amalgamation (i) involving the Borrower, the Borrower shall be the surviving ~~corporation~~entity, (ii) at least 75% of the consideration therefor shall be in the form of cash and cash equivalents or exchanged for other assets of comparable or greater market value or usefulness to the business of Borrower Holdco and its Subsidiaries, taken as a whole, and the Net Proceeds thereof shall be applied in accordance with Section 2.09(a) and (iii) involving a Foreign Subsidiary, the surviving or resulting entity shall be a Wholly Owned Subsidiary);

(i)                                  leases, licenses, or subleases or sublicenses of any real or personal property in the ordinary course of business;

(j)                                  sales, leases or other dispositions of inventory of Borrower Holdco or any of its Subsidiaries determined by the management of the Borrower to be no longer useful or necessary in the operation of the business of Borrower Holdco or such Subsidiary;

(k)                              acquisitions and purchases made with Below Threshold Asset Sale Proceeds; and

(l)                                  any exchange of assets for services and/or other assets of comparable or greater value; provided that (i) at least 90% of the consideration received by the transferor shall consist of non-cash assets that will be used in a business or business activity permitted hereunder, (ii) the aggregate gross consideration (including exchange assets, other non-cash consideration and cash proceeds) of any or all assets exchanged in reliance upon this clause (l) shall not exceed, in any fiscal year of Parent, the greater of (A) $50.0 million and (B) 4.0% of Consolidated Total Assets, (iii) no Event of Default shall exist or would result therefrom and (iv) in the event of a swap with a fair market value in excess of $15.0 million, (A) the Administrative Agent shall have received a certificate from a Responsible Officer of the Borrower with respect to such fair market value and (B) such exchange shall have been approved by at least a majority of the Board of Directors of Parent or the Borrower.

To the extent any Collateral is disposed of in a transaction expressly permitted by this Section 6.05 to any person other than Parent, Borrower Holdco or any other Subsidiary, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and the Administrative Agent shall take, and shall be authorized by each Lender to take, any actions reasonably requested by the Borrower in order to evidence the foregoing, in each case, in accordance with Section 9.18.

SECTION 6.06                   Restricted Payments.  Declare or pay any dividend or make any other distribution (by reduction of capital or otherwise), directly or indirectly, whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests (other than dividends and distributions on Equity Interests payable solely by the issuance of additional Equity Interests (other than Disqualified Stock) of the person paying such dividends or distributions) or directly or indirectly redeem, purchase, retire or otherwise acquire for value any of its Equity Interests or set aside any amount for any such purpose (other than through the issuance of additional Equity Interests (other than Disqualified Stock) of the person redeeming, purchasing, retiring or acquiring such shares) (the foregoing, “Restricted Payments”) other than:

(a)                               Restricted Payments to Borrower Holdco, the Borrower or any other Subsidiary of Borrower Holdco (or, in the case of non-Wholly Owned Subsidiaries, to Borrower Holdco and to each other owner of Equity Interests of such Subsidiary on a pro rata basis (or more favorable basis from the perspective of Borrower Holdco, the Borrower or such Subsidiary) based on their relative ownership interests so long as any repurchase of its Equity Interests from a person that is not Borrower Holdco or a Subsidiary of Borrower Holdco is permitted under Section 6.04);

(b)                              Restricted Payments to permit any Parent Entity to (i) pay operating, overhead, legal, accounting and other professional fees and expenses (including directors’ fees and expenses and administrative, legal, accounting, filings and similar expenses), (ii) pay fees and expenses related to any public offering or private placement of debt or equity securities of any Parent Entity whether or not consummated or any Investment permitted hereunder, (iii) pay franchise taxes and other fees, taxes and expenses in connection with any Parent Entity’s ownership of any Subsidiary or the maintenance of its legal existence, (iv) make payments permitted by Section 6.07 (other than Section 6.07(g)) or (v) pay customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of any Parent Entity, in each case, in order to permit such Parent Entity to make such payments;

(c)                               (i) Restricted Payments to any Parent Entity that files, or to any Parent Entity for the purpose of paying to any other Parent Entity that files, a consolidated U.S. federal or combined or unitary state tax return that includes Borrower Holdco and its Subsidiaries (or the taxable income thereof), in each case, in an amount not to exceed the amount that Borrower Holdco and its Subsidiaries would have been required to pay in respect of federal, state or local taxes (as the case may be) in respect of such fiscal year if Borrower Holdco and its Subsidiaries paid such taxes directly as a stand-alone taxpayer (or stand-alone group) and (ii) to the extent of amounts paid by Unrestricted Subsidiaries to Borrower Holdco or any of its Subsidiaries (unless (A) such cash distribution by an Unrestricted Subsidiary is prohibited or restricted by any law, (B) the Borrower is unable to obtain, through commercially reasonable efforts, any required consent, approval or authorization of any Governmental Authority for such cash distribution, or (C) such cash distribution is prohibited by any contractual obligation or the terms of any security that the Borrower, through commercially reasonable efforts, is unable to avoid), Restricted Payments to any Parent Entity necessary to pay the tax liabilities of Unrestricted Subsidiaries or of any Parent Entity attributable to Unrestricted Subsidiaries;

(d)                             Restricted Payments to any Parent Entity the proceeds of which are used to purchase or redeem, or to any Parent Entity for the purpose of paying to any other Parent Entity to purchase or redeem, the Equity Interests of such Parent Entity (including related stock appreciation rights or similar securities) held by then present or former directors, consultants, officers or employees of Parent or any of its Subsidiaries or by any Plan or any shareholders’ agreement then in effect upon such person’s death, disability, retirement or termination of employment or under the terms of any such Plan or any other agreement under which such shares of stock or related rights were issued; provided that the aggregate amount of such purchases or redemptions under this clause (d) shall not exceed (i) $10.0 million in any fiscal year (with any unused amounts in any fiscal year being carried over to the immediately succeeding fiscal year) plus (ii) the amount of Net Proceeds contributed to the Borrower or Borrower Holdco that were received by any Parent Entity during such fiscal year from sales of Equity Interests of any Parent Entity to directors, consultants, officers or employees of Parent or any of its Subsidiaries in connection with permitted employee compensation and incentive arrangements, plus (iii) the amount of net proceeds of any key man life insurance policies received during such calendar year plus (iv) the amount of any bona fide cash bonuses otherwise payable to members of management, directors or consultants of Parent or any of its Subsidiaries in connection with the Transactions that are foregone in return for the receipt of Equity Interests, the fair market value of which is equal to or less than the amount of such cash bonuses, which, if not used in any year, may be carried forward to any subsequent fiscal year; provided, further, that cancellation of Indebtedness owing to Borrower Holdco, the Borrower or any of its Subsidiaries from members of management of Parent or any of its Subsidiaries in connection with a repurchase of Equity Interests of any Parent Entity will not be deemed to constitute a Restricted Payment for purposes of this Section 6.06;

(e)                               non-cash repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(f)                                Restricted Payments in an amount not to exceed the portion, if any, of the Cumulative Credit on such date that the Borrower elects to apply to this Section 6.06(f), such election to be specified in a written notice of a Responsible Officer of the Borrower calculating in reasonable detail the amount of Cumulative Credit immediately prior to such election and the amount thereof elected to be so applied; provided that (i) at the time such Restricted Payments are made, no Event of Default shall have occurred and be continuing or would result therefrom and (ii) after giving effect to such Restricted Payments on a Pro Forma Basis, the Total Net Leverage Ratio shall be less than or equal to the Closing Date Total Net Leverage Ratio;

(g)                              Restricted Payments to consummate the Transactions and to pay any amounts pursuant to the Purchase Agreement, and Restricted Payments made by any Subsidiary in exchange for the assumption and contribution of the Obligations in connection with the Contribution;

(h)                              Restricted Payments to allow any Parent Entity to make, or to any Parent Entity for the purpose of paying to any other Parent Entity to make, payments in cash, in lieu of the issuance of fractional shares, upon the exercise of warrants or upon the conversion or exchange of Equity Interests of any such person;

(i)                                  after a Qualified IPO, Restricted Payments to any Parent Entity in an amount equal to 6.0% per annum of the Net Proceeds received from any public offering of the Equity Interests of Parent or any Parent Entity that are contributed to Borrower Holdco or the Borrower;

(j)                                  Restricted Payments to any Parent Entity to finance, or to any Parent Entity for the purpose of paying to any other Parent Entity to finance, any Investment permitted to be made pursuant to Section 6.04; provided that (i) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (ii) such Parent Entity shall, immediately following the closing thereof, cause (A) all property acquired (whether assets or Equity Interests) to be contributed to the Borrower or any other Subsidiary or (B) the merger, consolidation or amalgamation (to the extent permitted by Section 6.05) of the person formed or acquired into the Borrower or any other Subsidiary in order to consummate such Permitted Business Acquisition or Investment, in each case, in accordance with the requirements of Section 5.10; and

(k)                              so long as no Event of Default has occurred and is continuing, Restricted Payments to any Parent Entity not to exceed (i) $2.0 million in any fiscal year to pay, or to any Parent Entity for the purpose of paying to any other Parent Entity to pay, monitoring, consulting, management, transaction, advisory, termination or similar fees payable to Sponsor or any Sponsor Affiliate in accordance with the Management Agreement (it being understood that any amounts that are not paid due to the existence of an Event of Default shall accrue and may be paid when the applicable Event of Default ceases to exist or is otherwise waived; provided that such accrued amounts shall be subordinated in respect of the Obligations in accordance with the terms of the Management Agreement as in effect on the Closing Date) and (ii) indemnities, reimbursements and reasonable and documented out-of-pocket fees and expenses of Sponsor or any Sponsor Affiliate in connection therewith.

SECTION 6.07                   Transactions with Affiliates.  Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates in a transaction involving aggregate consideration in excess of $5.0 million, unless such transaction is (i) otherwise permitted (or required) under this Agreement or (ii) upon terms no less favorable to Borrower Holdco, the Borrower or their respective Subsidiaries, as applicable, than would be obtained in a comparable arm’s length transaction with a person that is not an Affiliate, except that this Section 6.07 shall not prohibit:

(a)                               any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, stock options and stock ownership plans approved by the Board of Directors of the Borrower or any Parent Entity;

(b)                              loans or advances to employees or consultants of any Parent Entity, the Borrower or any of its Subsidiaries in accordance with Section 6.04(e);

(c)                               transactions between or among the Borrower and any other Loan Party or any entity that becomes a Loan Party as a result of such transaction (including via merger, consolidation or amalgamation in which a Loan Party is the surviving entity);

(d)                             the payment of fees, reasonable out-of-pocket costs and indemnities to directors, officers, consultants and employees of Parent or any of its Subsidiaries in the ordinary course of business (limited, in the case of any Parent Entity, to the portion of such fees and expenses that are allocable to Borrower Holdco and its Subsidiaries (which shall be 100% for so long as such Parent Entity owns no assets other than the Equity Interests in the Subsidiaries and assets incidental to the ownership of Borrower Holdco and its Subsidiaries));

(e)                               the Transactions, the Contribution and transactions pursuant to the Transaction Documents and other transactions, agreements and arrangements in existence on the Closing Date and set forth on Schedule 6.07 or any amendment thereto to the extent such amendment is not adverse to the Lenders in any material respect;

(f)                                (i) any employment agreements entered into by Borrower Holdco or any of its Subsidiaries in the ordinary course of business, (ii) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with employees, officers or directors and (iii) any employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers employees, and any reasonable employment contract and transactions pursuant thereto;

(g)                              Restricted Payments permitted under Section 6.06, including payments to any Parent Entity;

(h)                              any purchase by any Parent Entity of the Equity Interests of any Wholly-Owned Subsidiary; provided that any Equity Interests of any Wholly-Owned Subsidiary purchased by such Parent Entity shall be pledged to the Collateral Agent on behalf of the Lenders pursuant to the Collateral Agreement;

(i)                                  any agreement to pay, and the payment of, monitoring, consulting, management, transaction, advisory, termination or similar fees payable to Sponsor or any Sponsor Affiliate pursuant to the Management Agreement or another similar or related agreement with Sponsor or an Sponsor Affiliate, indemnities, expenses, reimbursements and reasonable and documented out-of-pocket fees and expenses of Sponsor or any Sponsor Affiliate in connection therewith;

(j)                                  payments to Sponsor or any Sponsor Affiliate for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by the majority of the Board of Directors of the Borrower, or a majority of the Disinterested Directors of the Borrower, in good faith;

(k)                              transactions with Wholly Owned Subsidiaries for the purchase or sale of goods, products, parts and services entered into in the ordinary course of business in a manner consistent with past practice;

(l)                                  any transaction in respect of which the Borrower delivers to the Administrative Agent (for delivery to the Lenders) a letter addressed to the Board of Directors of Borrower Holdco or the Borrower from an accounting, appraisal or investment banking firm, in each case, of nationally recognized standing that is (i) in the good faith determination of the Borrower qualified to render such letter and (ii) reasonably satisfactory to the Administrative Agent, which letter states that such transaction is on terms that are no less favorable to Borrower Holdco or its Subsidiaries, as applicable, than would be obtained in a comparable arm’s length transaction with a person that is not an Affiliate;

(m)                          subject to clause (i) of this Section 6.07, the payment of all fees, expenses, bonuses and awards related to the Transactions contemplated by the Information Memorandum, including fees to Sponsor or any Sponsor Affiliate;

(n)                              transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business and in a manner consistent with past practice;

(o)                              the issuance, sale or transfer of Equity Interests of Borrower Holdco or the Borrower to any Parent Entity and capital contributions by any Parent Entity to Borrower Holdco or the Borrower;

(p)                              the issuance of Equity Interests to the management of Parent or any of its Subsidiaries in connection with the Transactions;

(q)                              payments by Parent or any of its Subsidiaries pursuant to tax sharing agreements among Parent and any of its Subsidiaries on customary terms that require each party to make payments when such taxes are due or refunds received of amounts equal to the income tax liabilities and refunds generated by each such party calculated on a separate return basis, and payments to the party generating tax benefits and credits of amounts equal to the value of such tax benefits and credits made available to the group by such party;

(r)                                 payments or loans (or cancellation of loans) to employees or consultants that are (i) approved by a majority of the Disinterested Directors of Parent, Borrower Holdco or the Borrower in good faith, (ii) made in compliance with applicable law and (iii) otherwise permitted under this Agreement;

(s)                                transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case, in the ordinary course of business and otherwise in compliance with the terms of this Agreement that are fair to Borrower Holdco and its Subsidiaries;

(t)                                 transactions between or among Borrower Holdco or any of its Subsidiaries and any person, a director of which is also a director of the Borrower or any Parent Entity, so long as (i) such director abstains from voting as a director of the Borrower or such Parent Entity, as the case may be, on any matter involving such other person and (ii) such person is not an Affiliate of the Borrower for any reason other than such director’s acting in such capacity;

(u)                              transactions permitted by, and complying with, the provisions of Section 6.04(b) and Section 6.05(b); and

(v)                              intercompany transactions undertaken in good faith (as certified by a Responsible Officer of the Borrower) for the purpose of improving the consolidated tax efficiency of Parent and its Subsidiaries and not for the purpose of circumventing any covenant set forth herein.

SECTION 6.08                   Business of Borrower Holdco and its Subsidiaries.  Notwithstanding any other provisions hereof, engage at any time in any business or business activity other than any business or business activity conducted by any Loan Party on the Closing Date and any similar, corollary, related, incidental or complementary business or business activities or a reasonable extension, development or expansion thereof or ancillary thereto.

SECTION 6.09                   Limitation on Payments and Modifications of Indebtedness; Modifications of Certificate of Incorporation, By Laws and Certain Other Agreements; etc.

(a)                               Amend or modify in any manner materially adverse to the Lenders or the Administrative Agent, or grant any waiver or release under or terminate in any manner (if such granting or termination shall be materially adverse to the Lenders), the articles or certificate of incorporation (or similar document), by-laws, limited liability company operating agreement, partnership agreement or other organizational documents of Borrower Holdco or any of its Subsidiaries or the Purchase Agreement.

(b)                              (i)  Make, or agree or offer in writing to pay or make, directly or indirectly, any payment or other distribution in cash in respect of (A) any Indebtedness permitted to be incurred hereunder that is subordinated in right of payment of the Obligations or secured by Liens that are in all respects subordinated to the Liens securing the Obligations or (B) any Permitted Refinancing Indebtedness in respect of the foregoing (“Junior Financing”) or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination in respect of any Junior Financing or such Indebtedness except for (1) the incurrence of Permitted Refinancing Indebtedness in respect thereof, (2) payments of regularly scheduled principal and interest, mandatory offers to repay, mandatory prepayments of principal, premium and interest and payments of fees, expenses and indemnification obligations with respect to such Junior Financing, (3) payments or distributions in respect of all or any portion of such Junior Financing with the proceeds contributed directly or indirectly to the Borrower or Borrower Holdco by any Parent Entity from the issuance, sale or exchange by any Parent Entity of Equity Interests made within 18 months prior thereto, (4) the conversion of any such Junior Financing to Equity Interests of any Parent Entity, (5) so long as no Event of Default has occurred and is continuing, any payment that is intended to prevent such Junior Financing or any Term Facility from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code, (6) so long as no Event of Default has occurred and is continuing or would result therefrom, payments or distributions in respect of Junior Financings made with the portion, if any, of the Cumulative Credit that the Borrower elects to apply to this Section 6.09(b)(i), (7) so long as no Event of Default has occurred and is continuing or would result therefrom, payments in respect of any amounts outstanding under the Second Lien Term Loan Credit Agreement made with the proceeds of the “2013 Incremental Term Loans” (as such term is defined in the First Amendment), and (8) so long as no Event of Default has occurred and is continuing or would result therefrom, payments in respect of any amounts outstanding under the Second Lien Term Loan Credit Agreement made with (x) the proceeds of the “2013-B Incremental Term Loans” (as such term is defined in the Second Amendment) and (y) only to the extent that the entire amount of the proceeds of such 2013-B Incremental Term Loans received by the Borrower is insufficient to prepay in full all amounts outstanding under the Second Lien Term Loan Credit Agreement and any prepayment premiums or fees required in connection with such prepayment, cash on hand of the Borrower; or

(ii)                              amend or modify, or permit the amendment or modification of, any provision of any Junior Financing or any agreement, document or instrument evidencing or relating thereto, other than amendments or modifications that (A) are not in any manner materially adverse to Lenders and that do not affect the subordination or payment provisions thereof (if any) in a manner adverse to the Lenders or (B) otherwise comply with the definition of “Permitted Refinancing Indebtedness”.

(c)                               Permit any Material Subsidiary to enter into any agreement or instrument that by its terms restricts (i) the payment of dividends or distributions or the making of cash advances to Borrower Holdco or any of its Subsidiaries that is a direct or indirect parent of such Material Subsidiary or (ii) the granting of Liens by Borrower Holdco or such Material Subsidiary pursuant to the Security Documents, in each case other than those arising under any Loan Document, except, in each case, restrictions existing by reason of:

(A)                          restrictions imposed by applicable law;

(B)                           contractual encumbrances or restrictions (i)  under the ABL Loan Documents, (ii) under the definitive documentation evidencing any Credit Agreement Refinancing Indebtedness or Credit Agreement Refinancing Indebtedness (as defined in the ABL Credit Agreement), (iii) under Indebtedness created under Incremental Facilities, Incremental Equivalent First Lien Term Debt, Indebtedness created under Incremental ~~Facilities~~Revolving Commitments (as defined in the ABL Credit Agreement ~~or~~), Indebtedness secured by a Lien permitted under Section 6.02(t) or 6.02(bb)~~,~~ or Indebtedness permitted under Section 6.01(b) of the Credit Agreement, and (iv) under any Permitted Refinancing Indebtedness in respect of any of the foregoing or any agreements related to any Permitted Refinancing Indebtedness in respect of any such Indebtedness that does not expand the scope of any such encumbrance or restriction;

(C)                           any restriction on a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Equity Interests or assets of a Subsidiary pending the closing of such sale or disposition;

(D)                          customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(E)                            any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent that such restrictions apply only to the property or assets securing such Indebtedness;

(F)                             any restrictions imposed by any agreement relating to Indebtedness incurred pursuant to Sections 6.01(h), (i), (j), (k), (m), (q), (r), (u) or (x) or Permitted Refinancing Indebtedness in respect thereof, to the extent such restrictions are not more restrictive, taken as a whole, than the restrictions contained in the Loan Documents;

(G)                          customary provisions contained in leases or licenses of intellectual property and other similar agreements entered into in the ordinary course of business;

(H)                          customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

(I)                                customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(J)                                customary restrictions and conditions contained in any agreement relating to the sale, transfer or other disposition of any asset permitted under Section 6.05 pending the consummation of such sale, transfer or other disposition;

(K)                          customary restrictions and conditions contained in the document relating to any Lien, so long as (1) such Lien is a Permitted Lien and such restrictions or conditions relate only to the specific asset subject to such Lien and (2) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 6.09;

(L)                            customary net worth provisions contained in Real Property leases entered into by Subsidiaries, so long as the Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Borrower and the other Subsidiaries to meet their ongoing obligations;

(M)                        any agreement in effect at the time any person becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary;

(N)                          restrictions in agreements representing Indebtedness permitted under Section 6.01 of a Subsidiary of Borrower Holdco that is not a Subsidiary Loan Party;

(O)                          customary restrictions on leases, subleases, licenses or Equity Interests or asset sale agreements otherwise permitted hereby as long as such restrictions relate to the Equity Interests and assets subject thereto;

(P)                             restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business; or

(Q)                          any encumbrances or restrictions of the type referred to in Sections 6.09(c)(i) and 6.09(c)(ii) imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (A) through (P) above, so long as such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower, no more restrictive with respect to or such Lien, dividend and other payment restrictions than those contained in the Lien, dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

ARTICLE VIA

Parent Covenant

Parent covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until all Obligations (other than Obligations in respect of Specified Hedge Agreements, Cash Management Obligations and contingent indemnification and reimbursement obligations that are not yet due and payable and for which no claim has been asserted) have been paid in full, unless the Required Lenders shall otherwise consent in writing, (a) Parent will not (and will not cause or permit any Intermediate Parent to) create, incur, assume or permit to exist any Lien (other than Liens of a type described in Sections 6.02(d), (e) or (k)) on any of the Equity Interests issued by Casino, S&F Holdings or Borrower Holdco other than the Liens created under the Loan Documents, the ABL Loan Documents or the definitive documentation evidencing any Credit Agreement Refinancing Indebtedness, Incremental Facilities, Incremental Equivalent First Lien Term Debt, Indebtedness permitted under Sections 6.01(b), (h), (i), (j), (k), (m), (q) or (u) or Indebtedness secured by a Lien permitted under Section 6.02(t) or 6.02(bb), and any Permitted Refinancing Indebtedness in respect of any of the foregoing, and non-consensual Liens arising by operation of law, (b) Parent shall (and except as otherwise permitted below, shall cause each Intermediate Parent to) do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence; provided that so long as no Event of Default exists or would result therefrom, Parent may merge with any other person, (c) Parent will, and will cause each Intermediate Parent to, otherwise maintain their passive holding company status; provided that notwithstanding the foregoing, Parent and each Intermediate Parent shall be permitted to be a borrower or issuer of any Indebtedness permitted under this Agreement, a Loan Party of any Indebtedness permitted under this Agreement, grant liens in connection with the foregoing except as prevented by clause (a) above, and take all other actions permitted or required under the Loan Documents, the ABL Loan Documents or the definitive documentation evidencing any Credit Agreement Refinancing Indebtedness, Incremental Facilities, Incremental Equivalent First Lien Term Debt or Indebtedness permitted under Sections 6.01(b), (h), (i), (j), (k), (m), (q), (u) or (x) or Indebtedness secured by a Lien permitted under Section 6.02(t) or 6.02(bb), and any Permitted Refinancing Indebtedness in respect of any of the foregoing, including taking actions incidental to the consummation of the Transactions, the making of Restricted Payments to the extent such Restricted Payments are permitted to be made to it under Section 6.06, and other activities incidental to compliance with applicable laws and legal, tax and accounting matters related thereto and activities relating to employees; provided, further, that notwithstanding the foregoing or any other restriction in this Agreement, Parent and/or any Intermediate Parent may enter into a merger or consolidation with Parent or any other Intermediate Parent, or may liquidate, wind up or dissolve itself, in connection with a restructuring whereby Parent, any Intermediate Parent or a newly formed Wholly Owned Domestic Subsidiary of Parent or any Intermediate Parent will directly own 100% of the Equity Interests of the Borrower; and provided, further, that, from and after the Contribution, Parent will be a Guarantor, S&F Stores will accede to the Credit Agreement pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent and thereafter be the Borrower, and Parent will thereafter cease to have any liabilities or obligations in respect of its former capacity as the Borrower.

ARTICLE VII

Events of Default

SECTION 7.01                   Events of Default.  In case of the happening of any of the following events (each, an “Event of Default”):

(a)                               any representation or warranty made or deemed made by Parent, the Borrower or any other Loan Party herein or in any other Loan Document or any certificate or document delivered pursuant hereto or thereto shall prove to have been false or misleading in any material respect when so made or deemed made;

(b)                              default shall be made in the payment of any principal of any Term Loan when and as the same shall become due and payable, whether at the due date thereof, at a date fixed for prepayment thereof, by acceleration thereof or otherwise;

(c)                               default shall be made in the payment of any interest on any Term Loan or in the payment of any Fee or any other amount (other than an amount referred to in clause (b) of this Section 7.01) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;

(d)                             default shall be made in the due observance or performance by Parent, the Borrower or any other Loan Party of any covenant, condition or agreement contained in Section 5.01(a), 5.05(a) or 5.08 or in Article VI or Article VIA (in each case solely to the extent applicable to such person);

(e)                               default shall be made in the due observance or performance by Parent, the Borrower or any other Loan Party of any covenant, condition or agreement contained in any Loan Document (other than those specified in clauses (b), (c) and (d) of this Section 7.01) (in each case solely to the extent applicable to such person) and such default shall continue unremedied for a period of 30 days) after notice thereof from the Administrative Agent to the Borrower;

(f)                                (i) any event or condition shall occur that (A) results in any Material Indebtedness becoming due prior to its scheduled maturity or (B) enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or (ii) the Borrower or any of its Subsidiaries shall fail to pay the principal of any Material Indebtedness at the stated final maturity thereof; provided that this clause (f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; provided, further, that the failure to observe or perform the financial maintenance covenant under the ABL Credit Agreement (a “Financial Covenant Default”) shall not in and of itself constitute an Event of Default hereunder until the earlier of (1) 60 days following the date of such Financial Covenant Default and

(2) the date on which the lenders under the ABL Credit Agreement shall have accelerated payment of the ABL Obligations and terminate the ABL Commitments or foreclosed upon the ABL Priority Collateral; and, provided, further, that prior to the time it becomes an Event of Default hereunder, any Financial Covenant Default may be waived, amended, terminated or otherwise modified from time to time by the Borrower and the Required Lenders (as defined in the ABL Credit Agreement);

(g)                              a Change in Control shall have occurred;

(h)                              an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Parent, the Borrower or any of the Material Subsidiaries, or of a substantial part of the property or assets of Parent, the Borrower or any Material Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Parent, the Borrower or any of the Material Subsidiaries or for a substantial part of the property or assets of Parent, the Borrower or any other Subsidiary or (iii) the winding up or liquidation of Parent, the Borrower or any Material Subsidiary (except, in the case of any Material Subsidiary, in a transaction permitted by Section 6.05) and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)                                  Parent, the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (h) of this Section 7.01, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Parent, the Borrower or any of the Material Subsidiaries or for a substantial part of the property or assets of Parent, the Borrower or any Material Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) become unable or admit in writing its inability or fail generally to pay its debts as they become due;

(j)                                  the failure by the Borrower or any other Subsidiary Loan Party to pay one or more final judgments aggregating in excess of $25.0 million (to the extent not covered by insurance), which judgments are not discharged or effectively waived or stayed for a period of 45 consecutive days, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower or any other Subsidiary Loan Party to enforce any such judgment;

(k)                              (i) a trustee shall be appointed by a United States district court to administer any Plan, (ii) an ERISA Event or ERISA Events shall have occurred with respect to any Plan or Multiemployer Plan, (iii) the PBGC shall institute proceedings (including giving notice of intent thereof) to terminate any Plan or Plans, (iv) Parent, the

Borrower or any other Subsidiary or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization (within the meaning of Section 4242 of ERISA), is being terminated, is insolvent (within the meaning of Section 4245 of ERISA) or is in endangered or critical status (within the meaning of Section 305 of ERISA) or (v) Parent, the Borrower or any other Subsidiary shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan (other than any “prohibited transaction” for which a statutory or administrative exemption is available) and, in each case, with respect to clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect;

(l)                                  (i) any material provision of any Loan Document shall cease to be, or be asserted in writing by Parent, the Borrower or any of its Subsidiaries not to be, for any reason, a legal, valid and binding obligation of any party thereto, (ii) any security interest purported to be created by any Security Document and to extend to assets that are not immaterial to Parent, the Borrower and its Subsidiaries on a consolidated basis shall cease to be, or shall be asserted in writing by the Borrower or any other Loan Party not to be, a valid and perfected security interest (perfected as or having the priority required by this Agreement or the relevant Security Document and subject to such limitations and restrictions as are set forth herein and therein) in the securities, assets or properties covered thereby, except to the extent that any such loss of perfection or priority results from the limitations of foreign laws, rules and regulations as they apply to pledges of Equity Interests in Foreign Subsidiaries or the application thereof, or from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under a Security Document or to file Uniform Commercial Code continuation statements or take the actions described on Schedule 3.04 and except to the extent that such loss is covered by a lender’s title insurance policy and the Collateral Agent shall be reasonably satisfied with the credit of such insurer or (iii) the Guarantees pursuant to the Security Documents by any Loan Party of any of the Obligations shall cease to be in full force and effect (other than in accordance with the terms thereof) or shall be asserted in writing by Parent, the Borrower or any other Subsidiary Loan Party not to be in effect or not to be legal, valid and binding obligations;

(m)                          an event of default shall have occurred and be continuing beyond any applicable grace period under the Sale/Lease-Back Documents that results in a Material Adverse Effect; or

(n)                              the failure of the Borrower to consummate the Contribution within seven Business Days of the Closing Date (except to the extent such failure results from any action or inaction by any party hereto other than the Loan Parties);

then, (i) in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Section 7.01), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by notice to the Borrower, take any or all of the following actions, at the same or different times:  (A) declare the Term Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Term Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and (B) exercise all rights and remedies granted to it under any Loan Document and all of its rights under any other applicable law or in equity, and (ii) in any event with respect to the Borrower described in clause (h) or (i) of this Section 7.01, the principal of the Term Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

SECTION 7.02                   Exclusion of Immaterial Subsidiaries.  Solely for the purposes of determining whether an Event of Default has occurred under Section 7.01(h), (i), or (k), any reference in any such Section to any Subsidiary shall be deemed not to include any Immaterial Subsidiary affected by any event or circumstance referred to in any such clause.

ARTICLE VIII

The Agents

SECTION 8.01                   Appointment.  (a)  Each Lender hereby irrevocably designates and appoints the Administrative Agent as agent of such Lender under this Agreement and the other Loan Documents, as applicable, including as the Collateral Agent for such Lender and the other applicable Secured Parties under the applicable Security Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacities, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.  In addition, to the extent required under the laws of any jurisdiction other than the United States, each of the Lenders hereby grants to the Administrative Agent any required powers of attorney to execute any Security Document governed by the laws of such jurisdiction on such Lender’s behalf.  Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.  To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax.  If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.  For the avoidance of doubt, no Borrower shall have liability for the actions of the Administrative Agent pursuant to the immediately preceding sentence.

(b)                              In furtherance of the foregoing, each Lender hereby appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on the Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.  In connection therewith, the Administrative Agent (and any Subagents appointed by the Administrative Agent pursuant to Section 8.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights or remedies thereunder at the direction of the Administrative Agent) shall be entitled to the benefits of this Article VIII (including, without limitation, Section 8.07) as though the Administrative Agent (and any such Subagents) were an “Agent” under the Loan Documents, as if set forth in full herein with respect thereto.

(c)                               Each Lender irrevocably authorizes the Administrative Agent, at its option and in its discretion:  (i) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (A) upon termination of the Commitments and payment in full of all Obligations (other than Obligations in respect of Specified Hedge Agreements, Cash Management Obligations and contingent indemnification and reimbursement obligations that are not yet due and payable and for which no claim has been asserted), (B) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document or (C) if approved, authorized or ratified in writing in accordance with Section 9.08 hereof; (ii) to release any Loan Party from its obligations under the Loan Documents if such person ceases to be a Subsidiary as a result of a transaction permitted hereunder; and (iii) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(i) or (j).  Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property, or to release any Loan Party from its obligations under the Loan Documents.

(d)                             In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, (i) the Administrative Agent (irrespective of whether the principal of any Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise (A) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of any or all of the Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agents and any Subagents allowed in such judicial proceeding and (B) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same, and (ii) any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under the Loan Documents.  Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 8.02                   Delegation of Duties.  The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of the agents or attorneys-in-fact selected by it with reasonable care.  The Administrative Agent may also from time to time, when the Administrative Agent deems it to be necessary or desirable, appoint one or more trustees, co-trustees, collateral co-agents, collateral subagents or attorneys-in-fact (each, a “Subagent”) with respect to all or any part of the Collateral; provided that no such Subagent shall be authorized to take any action with respect to any Collateral unless and except to the extent expressly authorized in writing by the Administrative Agent.  Should any instrument in writing from the Borrower or any other Loan Party be required by any Subagent so appointed by the Administrative Agent to more fully or certainly vest in and confirm to such Subagent such rights, powers, privileges and duties, the Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent.  If any Subagent, or successor thereto, shall die, become incapable of acting, resign or be removed, all rights, powers, privileges and duties of such Subagent, to the extent permitted by law, shall automatically vest in and be exercised by the Administrative Agent until the appointment of a new Subagent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agent, attorney-in-fact or Subagent that it selects in accordance with the foregoing provisions of this Section 8.02 in the absence of the Administrative Agent’s gross negligence or willful misconduct.

SECTION 8.03                   Exculpatory Provisions.  None of the Administrative Agent, its Affiliates or any of their respective officers, directors, employees, agents or attorneys-in-fact shall be (a) liable for any action lawfully taken or omitted to be taken by it or such person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party party thereto to perform its obligations hereunder or thereunder.  The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, and (b) the Administrative Agent shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 8.04                   Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) or conversation believed in good faith by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed in good faith by it to have been made by the proper person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to any Borrowing that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to such Borrowing.  The Administrative Agent may consult with legal counsel (including counsel to Parent or the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.  The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all or other Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all or other Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Term Loans.

SECTION 8.05                   Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received written notice from a Lender, Parent or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all or other Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

SECTION 8.06                   Non-Reliance on Agents and Other Lenders.  Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of a Loan Party or any Affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender.  Each Lender represents to the Agents that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates and made its own decision to make its Term Loans hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any Affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

SECTION 8.07                   Indemnification.  The Lenders agree to indemnify each Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), in the amount of its pro rata share (based on its aggregate outstanding Term Loans) (determined at the time such indemnity is sought), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Term Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the Administrative Agent’s gross negligence or willful misconduct.  The failure of any Lender to reimburse the Administrative Agent promptly upon demand for its ratable share of any amount required to be paid by the Lenders to the Administrative Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse the Administrative Agent for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse the Administrative Agent for such other Lender’s ratable share of such amount.  The agreements in this Section 8.07 shall survive the payment of the Term Loans and all other amounts payable hereunder.

SECTION 8.08                   Agent in Its Individual Capacity.  Each Agent and its affiliates may make loans to, accept deposits from, and generally engage in any kind of business with any Loan Party as though the Administrative Agent were not the Administrative Agent.  With respect to its Term Loans made or renewed by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

SECTION 8.09                   Successor Agent.  The Administrative Agent may resign as Administrative Agent upon ten days’ notice to the Lenders and the Borrower.  If the Administrative Agent resigns as the Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless a Specified Event of Default shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the reference to the resigning Administrative Agent shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans.  If no successor agent has accepted appointment as Administrative Agent by the date that is ten days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the retiring Administrative Agent hereunder shall, on behalf of the Lenders, appoint a successor agent which shall (unless a Specified Event of Default shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed).  After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 8.09 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

SECTION 8.10                   Arrangers and Co-Documentation Agents.  None of the Arrangers or the Co-Documentation Agents shall have any duties or responsibilities hereunder in their respective capacities as such.

ARTICLE IX

Miscellaneous

SECTION 9.01                   Notices; Communications.  (a)  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 9.01(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or e-mail, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, in each case, as follows:

(i)                                  if to any Loan Party or the Administrative Agent, to the address, facsimile number, e-mail address or telephone number specified for such person on Schedule 9.01; and

(ii)                              if to any other Lender, to the address, facsimile number, e-mail address or telephone number specified in its Administrative Questionnaire.

(b)                              Notices and other communications to the Lenders may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)                               Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received.  Notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices delivered through electronic communications to the extent provided in Section 9.01(b) shall be effective as provided in such Section 9.01(b).

(d)                             Any party hereto may change its address, facsimile number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.

(e)                               Documents required to be delivered pursuant to Section 5.04 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically (including as set forth in Section 9.17) and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 9.01 or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Borrower shall notify the Administrative Agent and each Lender (by facsimile or e-mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents; provided, further, that, upon reasonable request by the Administrative Agent, the Borrower shall also provide a hard copy to the Administrative Agent of any such document.  The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Loan Parties with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

SECTION 9.02                   Survival of Agreement.  All covenants, agreements, representations and warranties made by the Loan Parties herein, in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Term Loans and the execution and delivery of the Loan Documents, regardless of any investigation made by such persons or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Term Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid and so long as the Commitments have not been terminated.  Without prejudice to the survival of any other agreements contained herein, indemnification and reimbursement obligations contained herein (including pursuant to Sections 2.15, 2.17 and 9.05) shall survive the payment in full of the principal and interest hereunder and the termination of the Commitments or this Agreement.

SECTION 9.03                   Binding Effect.  This Agreement shall become effective when it has been executed by Parent, Borrower Holdco, the Borrower Parties and the Administrative Agent and when the Administrative Agent has received copies hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of Parent, Borrower Holdco, the Borrower Parties, each Agent, each Lender and their respective permitted successors and assigns.

SECTION 9.04                   Successors and Assigns.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void), except pursuant to the Acquisition or the Contribution, and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section 9.04) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement or the other Loan Documents.

(b)                              (i)  Subject to the conditions set forth in paragraph (b)(ii) of this Section 9.04, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of the Term Loans at the time owing to it with the prior written consent (such consent not to be unreasonably withheld) of:

(A)                          the Borrower; provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if a Specified Event of Default has occurred and is continuing, any other person; provided, further, that such consent shall be deemed to have been given if the Borrower has not responded within ten Business Days after notice by the Administrative Agent or the respective assigning Lender; and

(B)                           the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund.

(ii)                              Assignments shall be subject to the following additional conditions:

(A)                          except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Term Loans, the amount of the Term Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1.0 million, unless each of the Borrower and the Administrative Agent otherwise consent; provided that (1) no such consent of the Borrower shall be required if a Specified Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds (with simultaneous assignments to or by two or more Approved Funds shall be treated as one assignment for purposes of meeting the minimum assignment amount requirement), if any;

(B)                           the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent);

(C)                           the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any tax forms required to be delivered pursuant to Section 2.15; and

(D)                          the Assignor shall deliver to the Administrative Agent any Note issued to it with respect to the assigned Term Loan.

For the purposes of this Section 9.04, “Approved Fund” shall mean any person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii)                          Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section 9.04, from and after the effective date specified in each Assignment and Acceptance, the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.15 and 9.05).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 9.04.

(iv)                          The Administrative Agent, acting for this purpose as the Administrative Agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the principal amount of the Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender (solely with respect to such Lender’s Loans) at any reasonable time and from time to time upon reasonable prior notice.

(v)                              Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee, the Assignee’s completed Administrative Questionnaire (unless the Assignee shall already be a Lender hereunder), all applicable tax forms, any Note outstanding with respect to the assigned Term Loan, the processing and recordation fee referred to in paragraph (b)(ii)(B) of this Section 9.04 and any written consent to such assignment required by paragraph (b) of this Section 9.04, the Administrative Agent promptly shall accept such Assignment and Acceptance and record the information contained therein in the Register.  No assignment, whether or not evidenced by a promissory note, shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph (b)(v).

(c)                               By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows:  (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that the outstanding balances of its Term Loans, in each case, without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance; (ii) except as set forth in clause (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of Parent, the Borrower or any other Subsidiary or the performance or observance by Parent, the Borrower or any other Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) the Assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (iv) the Assignee confirms that it has received a copy of this Agreement, together with copies of the most recent Required Financial Statements delivered pursuant to Section 5.04, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) the Assignee will independently and without reliance upon the Administrative Agent or the Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) the Assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms of this Agreement, together with such powers as are reasonably incidental thereto; and (vii) the Assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d)                             (i)  Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of the Term Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided that (x) such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to Section 9.04(b)(i) or clauses (i), (ii), (iii), (iv), (v) or (vi) of the first proviso to Section 9.08(b) and (2) directly affects such Participant and (y) no other agreement with respect to amendment, modification or waiver may exist between such Lender and such Participant.  Subject to clause (d)(ii) of this Section 9.04, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.04.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender; provided that such Participant shall be subject to Section 2.16(c) as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(ii)                              A Participant shall not be entitled to receive any greater payment under Section 2.13, 2.14 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.15 to the extent such Participant fails to comply with Section 2.15(e) as though it were a Lender.

(e)                               Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank and in the case of any Lender that is an Approved Fund, any pledge or assignment to any holders of obligations owed, or securities issued, by such Lender, including to any trustee for, or any other representative of, such holders, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(f)                                The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (e) of this Section 9.04.

(g)                              [Reserved].

(h)                              If the Borrower wishes to replace the Term Loans with ones having different terms, it shall have the option, with the consent of the Administrative Agent and subject to at least three Business Days’ advance notice to the Lenders, instead of prepaying the Term Loans to be replaced, to (i) require the Lenders to assign such Term Loans to the Administrative Agent or its designees and (ii) amend the terms thereof in accordance with Section 9.08 (with such replacement, if applicable, being deemed to have been made pursuant to Section 9.08(d)).  Pursuant to any such assignment, all Term Loans to be replaced shall be purchased at par

(allocated among the Lenders in the same manner as would be required if such Term Loans were being optionally prepaid), accompanied by payment of any accrued interest and fees thereon and any amounts owing pursuant to Section 9.05(b).  By receiving such purchase price, the Lenders shall automatically be deemed to have assigned the Term Loans pursuant to the terms of the form of Assignment and Acceptance attached hereto as Exhibit A, and accordingly no other action by such Lenders shall be required in connection therewith.  The provisions of this paragraph (h) are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.

(i)                                  Notwithstanding the foregoing, no assignment may be made or participation sold to an Disqualified Institution without the prior written consent of the Borrower.

(j)                                  Notwithstanding anything to the contrary contained herein, no Non-Debt Fund Affiliate shall have any right to (i) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of Parent or the Borrower are not then present, (ii) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among Administrative Agent and one or more Lenders, except to the extent such information or materials have been made available to the Borrower or its representatives (and in any case, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans required to be delivered to Lenders pursuant to this Agreement) or (iii) make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against Administrative Agent or any other Lender with respect to any duties or obligations or alleged duties or obligations of such Agent or any other such Lender under the Loan Documents in the absence, with respect to any such person, of the gross negligence, bad faith (including a material breach of obligations under the Loan Documents) or willful misconduct by such person and its Primary Related Parties (as determined by a court of competent jurisdiction by final and nonappealable judgment).

(k)                              Notwithstanding anything to the contrary contained herein, any Lender may assign all or any portion of its Term Loans hereunder to any person who, after giving effect to such assignment, would be an Affiliated Lender; provided that:

(i)                                  such assignment shall be made pursuant to (A) an open market purchase (including, for the avoidance of doubt, any purchase made during the initial syndication of the Term Loans) on a non-pro rata basis or (B) a Dutch Auction open to all Lenders of the applicable Class on a pro rata basis;

(ii)                              in the case of an assignment to a Non-Debt Fund Affiliate, the assigning Lender and such Non-Debt Fund Affiliate purchasing such Lender’s Term Loans shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit E (a “Non-Debt Fund Affiliate Assignment and Acceptance”) in lieu of an Assignment and Acceptance;

(iii)                          in the case of an assignment to a Non-Debt Fund Affiliate, at the time of such assignment and after giving effect to such assignment, Non-Debt Fund Affiliates shall not, in the aggregate, hold Term Loans (and participating interests in

Term Loans) with an aggregate principal amount in excess of 25.0% of the principal amount of all Term Loans then outstanding;

(iv)                          in the case of an assignment to a Non-Debt Fund Affiliate, each Non-Debt Fund Affiliate shall at each of the time of its execution of a written trade confirmation in respect of, and at the time of consummation of, such assignment either (A) affirm the No MNPI Representation or (B) if it is not able to affirm the No MNPI Representation, will inform the assignor and the assignor will deliver to such Non-Debt Fund Affiliate customary written assurance that it is a sophisticated investor and is willing to proceed with the assignment; and

(v)                              in the case of an assignment to a Non-Debt Fund Affiliate, if such Non-Debt Fund Affiliate subsequently assigns the Term Loans acquired by it in accordance with this Section 9.04(k), such Non-Debt Fund Affiliate shall at the time of such assignment of such Term Loans held by it either (A) affirm the No MNPI Representation or (B) if it is not able to affirm the No MNPI Representation, the assignee will deliver to such Non-Debt Fund Affiliate customary written assurance that it is a sophisticated investor and is willing to proceed with the assignment.

(l)                                  To the extent not previously disclosed to the Administrative Agent, the Borrower shall, upon reasonable request of the Administrative Agent (but not more frequently than once per calendar quarter), report to the Administrative Agent the amount and Class of Term Loans held by Non-Debt Fund Affiliates and the identity of such holders.  Notwithstanding the foregoing, any Affiliated Lender shall be permitted to contribute any Term Loan so assigned to such Affiliated Lender pursuant to this Section 9.04(k) to Parent or any of the Subsidiaries for purposes of cancellation, which contribution may be made, subject to Section 6.07, in exchange for Equity Interests (other than Disqualified Stock) of any Parent Entity or Indebtedness of the Borrower to the extent such Indebtedness is permitted to be incurred pursuant to Section 6.01 at such time; provided that any Term Loans so contributed shall be automatically and permanently canceled upon the effectiveness of such contribution and will thereafter no longer be outstanding for any purpose hereunder.

(m)                          Notwithstanding anything in Section 9.04 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders, all affected Lenders or all Lenders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to any Loan Document or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document (collectively, “Required Lender Consent Items”):

(A)                          a Non-Debt Fund Affiliate shall be deemed to have voted its interest as a Lender in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Non-Debt Fund Affiliates, unless the result of such Required Lender Consent Item would reasonably be expected to deprive such Non-Debt Fund Affiliate of its pro rata share (compared to Lenders which are not Non-Debt Fund Affiliates) of any payments to which such

Non-Debt Fund Affiliate is entitled under the Loan Documents without such Non-Debt Fund Affiliate providing its consent or such Non-Debt Fund Affiliate is otherwise adversely affected thereby compared to Term Loan Lenders which are not Non-Debt Fund Affiliates (in which case for purposes of such vote such Non-Debt Fund Affiliate shall have the same voting rights as other Term Loan Lenders which are not Non-Debt Fund Affiliates); and

(B)                           Term Loans held by Debt Fund Affiliates may not account for more than 49.9% of the Term Loans of consenting Lenders included in determining whether the Required Lenders have consented to any action pursuant to Section 9.04.

(n)                              Additionally, the Loan Parties and each Non-Debt Fund Affiliate hereby agree that, and each Non-Debt Fund Affiliate Assignment and Assumption by a Non-Debt Fund Affiliate shall provide a confirmation that, if a case under Title 11 of the United States Code is commenced against any Loan Party, such Loan Party shall seek (and each Non-Debt Fund Affiliate shall consent) to provide that the vote of any Non-Debt Fund Affiliate (in its capacity as a Lender) with respect to any plan of reorganization of such Loan Party shall not be counted except that such Non-Debt Fund Affiliate’s vote (in its capacity as a Lender) may be counted to the extent any such plan of reorganization proposes to treat the Obligations or claims held by such Non-Debt Fund Affiliate in a manner that is less favorable to such Non-Debt Fund Affiliate than the proposed treatment of the Term Loans or claims held by Lenders that are not Affiliates of the Borrower.

(o)                              Notwithstanding anything to the contrary contained in this Agreement, any Lender may assign all or a portion of its Term Loans to any Purchasing Borrower Party; provided that:

(i)                                  the assigning Lender and the Purchasing Borrower Party purchasing such Lender’s Term Loans, as applicable, shall execute and deliver to the Administrative Agent a Non-Debt Fund Affiliate Assignment and Assumption in lieu of an Assignment and Assumption;

(ii)                              such assignment shall be made pursuant to a Dutch Auction open to all Lenders of the applicable Class on a pro rata basis;

(iii)                          any Term Loans assigned to any Purchasing Borrower Party shall be automatically and permanently cancelled upon the effectiveness of such assignment and will thereafter no longer be outstanding for any purpose hereunder;

(iv)                          immediately after giving effect to any such purchase, no Event of Default shall exist;

(v)                              the applicable Purchasing Borrower Party shall in the relevant offer document delivered by it with respect to such Dutch Auction and at the time of consummation of any purchase of Term Loans pursuant thereto affirm the No MNPI Representation;

(vi)                          no proceeds from revolving loans under the ABL Credit Agreement shall be used to fund any such purchase; and

(vii)                      the aggregate outstanding principal amount of the Term Loans of the applicable Class shall be deemed reduced by the full par value of the aggregate principal amount of the Term Loans purchased pursuant to this Section 9.08(h) and each principal repayment installment with respect to the Term Loans of such Class shall be reduced pro rata by the aggregate principal amount of Term Loans purchased.

SECTION 9.05                   Expenses; Indemnity.  (a)  The Borrower agrees to pay all reasonable, documented and invoiced out-of-pocket expenses incurred by the Administrative Agent and the Arrangers in connection with the preparation of this Agreement and the other Loan Documents, or by the Administrative Agent in connection with the preparation, execution and delivery, amendment, modification, waiver and/or enforcement of this Agreement (including expenses incurred in connection with due diligence and initial and ongoing Collateral examination to the extent incurred with the reasonable prior approval of the Borrower or provided for in this Agreement) or in connection with the administration of this Agreement and any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the Transactions hereby contemplated shall be consummated), including the reasonable, documented and invoiced fees, charges and disbursements of a single counsel for the Administrative Agent and the Arrangers (which shall be Shearman & Sterling LLP), one firm of local counsel in each appropriate jurisdiction and, in the case of any actual or perceived conflict of interest, one additional firm of counsel for the Administrative Agent and the Arrangers.

(b)                              The Borrower agrees to indemnify the Administrative Agent, each Arranger, each Lender, each of their respective Affiliates and each of their respective directors, officers, employees, agents, advisors, controlling persons, equityholders, partners, members and other representatives and each of their respective successors and permitted assigns (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and reasonable, documented and invoiced fees, charges and disbursements of one firm of counsel for all Indemnitees, taken as a whole, and, if necessary, one firm of counsel in each appropriate jurisdiction (which may include a single special counsel in multiple jurisdictions) for all Indemnitees taken as a whole (and, in the case of an actual or perceived conflict of interest, an additional counsel for all Indemnitees taken as a whole), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated hereby, (ii) the use of the proceeds of the Term Loans or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto and regardless of whether such matter is initiated by a third party or by Parent, the Borrower or any of their Subsidiaries or Affiliates; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a final, non appealable judgment of a court of competent jurisdiction to have resulted from (1) the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Related Parties or (2) a material breach of the obligations of such Indemnitee hereunder or (B) result from any proceeding between or among Indemnitees that does not involve an act or omission by the Borrower or the other Subsidiaries (other than claims against the Administrative Agent or any Arranger in its capacity or in fulfilling its role as the Administrative Agent or an Arranger or any similar role hereunder (excluding its role as a Lender)).

(c)                               Subject to and without limiting the generality of the foregoing sentence, the Borrower agrees to indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses claims, damages, liabilities and related expenses, including reasonable, documented and invoiced fees, charges and disbursements of one firm of counsel for all Indemnitees, taken as a whole, and, if necessary, one firm of counsel in each appropriate jurisdiction (which may include a single special counsel in multiple jurisdictions) for all Indemnitees taken as a whole (and, in the case of an actual or perceived conflict of interest, an additional counsel for all Indemnitees taken as a whole) and reasonable, documented and invoiced consultant fees, in each case, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result any claim related in any way to Environmental Laws and the Borrower or any of the Subsidiaries, or any actual or alleged presence, Release or threatened Release of Hazardous Materials at, under, on or from any property for which the Borrower or any of its Subsidiaries would reasonably be expected to be held liable under Environmental Laws; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a final, non appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Related Parties.

(d)                             Any indemnification or payments required by the Loan Parties under this Section 9.05 shall not be duplicative of any indemnification or payments required by the Loan Parties under Section 2.15.

(e)                               To the fullest extent permitted by applicable law, Parent and the Borrower shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Term Loan or the use of the proceeds thereof.  No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(f)                                The agreements in this Section 9.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations and the termination of this Agreement.  All amounts due under this Section 9.05 shall be payable on written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

SECTION 9.06                   Right of Set-off.  If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of Parent or any Subsidiary Loan Party against any of and all the obligations of Parent or any Subsidiary Loan Party now or hereafter existing under this Agreement or any other Loan Document held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although the obligations may be unmatured.  The rights of each Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of set-off) that such Lender may be exercised only at the direction of the Administrative Agent or the Required Lenders.

SECTION 9.07                   Applicable Law.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 9.08                   Waivers; Amendment.  (a)  No failure or delay of the Administrative Agent or any Lender in exercising any right or power hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of each Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by Parent, the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 9.08, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice or demand on Parent, the Borrower or any other Loan Party in any case shall entitle such person to any other or further notice or demand in similar or other circumstances.

(b)                              Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) as provided in Sections 2.19, 2.20 and 2.21, (y) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Parent, the Borrower and the Required Lenders, and (z) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by each party thereto and the Administrative Agent and consented to by the Required Lenders; provided, however, that except as provided in Section 2.18, 2.19 and 2.20, no such agreement shall:

(i)                                  decrease, forgive, waive or excuse the principal amount of, or any interest on, or extend the final maturity of, or decrease the rate of interest on, any Term Loan beyond the Maturity Date, without the prior written consent of each Lender directly affected thereby;

(ii)                              increase or extend the Commitment of any Lender or decrease, forgive, waive or excuse the fees of any Agent without the prior written consent of such Lender or Agent (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default shall not constitute an increase of the Commitments of any Lender);

(iii)                          extend or waive any Term Loan Installment Date or reduce the amount due on any Term Loan Installment Date or extend any date on which payment of principal or interest on any Term Loan or any Fee is due, without the prior written consent of each Lender adversely affected thereby;

(iv)                          amend the provisions of Section 2.16(b) or (c) of this Agreement, Section 5.02 of the Collateral Agreement or any analogous provision of any other Loan Document, in a manner that would by its terms alter the pro rata sharing of payments required thereby, without the prior written consent of each Lender adversely affected thereby;

(v)                              amend or modify the provisions of this Section 9.08 or the definition of the term “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each Lender (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Term Loans are included on the Closing Date); or

(vi)                          release a material portion of the Collateral or release any of Parent, the Borrower or any of the other Subsidiary Loan Parties from their respective Guarantees under the Collateral Agreement, unless, in the case of a Subsidiary Loan Party (other than the Borrower), all or substantially all the Equity Interests of such Subsidiary Loan Party is sold or otherwise disposed of in a transaction permitted by this Agreement, without the prior written consent of each Lender;

provided that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent acting as such at the effective date of such agreement, as applicable.  Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 9.08 and any consent by any Lender pursuant to this Section 9.08 shall bind any assignee of such Lender.

(c)                               Without the consent of the Administrative Agent or any Lender, the Loan Parties and the Administrative Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law.

(d)                             This Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, Parent and the Borrower

(i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

(e)                               Notwithstanding anything in this Agreement or any other Loan Document to the contrary, the Borrower may enter into Incremental Facility Amendments in accordance with Section 2.19, Refinancing Amendments in accordance with Section 2.20, Extension Amendments in accordance with Section 2.21 and Credit Agreement Refinancing Indebtedness Amendments, and such Incremental Facility Amendments, Refinancing Amendments, Extension Amendments and Credit Agreement Refinancing Indebtedness Amendments shall be effective to amend the terms of this Agreement and the other applicable Loan Documents, in each case, without any further action or consent of any other party to any Loan Document.

(f)                                Notwithstanding the foregoing, technical and conforming modifications to the Loan Documents may be made with the consent of the Borrower and the Administrative Agent to the extent necessary to integrate any Incremental Facilities on substantially the same basis as the Term Loans, as applicable.

SECTION 9.09                   Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Lender, shall be limited to the Maximum Rate; provided that such excess amount shall be paid to such Lender on subsequent payment dates to the extent not exceeding the legal limitation.

SECTION 9.10                   Entire Agreement.  This Agreement, the other Loan Documents and the agreements regarding certain Fees referred to herein constitute the entire contract between the parties relative to the subject matter hereof.  Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents.  Notwithstanding the foregoing, the Fee Letter shall survive the execution and delivery of this Agreement and remain in full force and effect.  Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

SECTION 9.11                   WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF

ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

SECTION 9.12                   Severability.  In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby.  The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9.13                   Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 9.03.  Delivery of an executed counterpart to this Agreement by facsimile or other electronic transmission (e.g., “PDF” or “TIFF”) shall be as effective as delivery of a manually signed original.

SECTION 9.14                   Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 9.15                   Jurisdiction; Consent to Service of Process.  (a)  Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York County, and any appellate court from any thereof (collectively, “New York Courts”), in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction, except that each of the Loan Parties agrees that (a) it will not bring any such action or proceeding in any court other than New York Courts (it being acknowledged and agreed by the parties hereto that any other forum would be inconvenient and inappropriate in view of the fact that more of the Lenders who would be affected by any such action or proceeding have contacts with the State of New York than any other jurisdiction), and (b) in any such action or proceeding brought against any Loan Party in any other court, it will not assert any cross-claim, counterclaim or setoff, or seek any other affirmative relief, except to the extent that the failure to assert the same will preclude such Loan Party from asserting or seeking the same in the New York Courts.

(b)                              Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 9.16                   Confidentiality.  Each of the Lenders and each of the Agents agrees that it shall maintain in confidence any information relating to Parent, the Borrower and any Subsidiary furnished to it by or on behalf of Parent, the Borrower or any other Subsidiary (other than information that (a) has become generally available to the public other than as a result of a disclosure by such party, (b) has been independently developed by such Lender or the Administrative Agent without violating this Section 9.16 or (c) was available to such Lender or the Administrative Agent from a third party having, to such person’s knowledge, no obligations of confidentiality to Parent, the Borrower or any other Loan Party) and shall not reveal the same other than to its directors, trustees, officers, employees and advisors with a need to know or to any person that approves or administers the Term Loans on behalf of such Lender (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 9.16), except:  (A) to the extent necessary to comply with law or any legal process or the requirements of any Governmental Authority, the National Association of Insurance Commissioners or of any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded, (B) as part of normal reporting or review procedures to, or examinations by, Governmental Authorities or self regulatory authorities, (C) to its parent companies, Affiliates or auditors (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 9.16), (D) in order to enforce its rights under any Loan Document in a legal proceeding, (E) to any pledge under Section 9.04(d) or any other prospective assignee of, or prospective Participant in, any of its rights under this Agreement (so long as such person shall have been instructed to keep the same confidential in accordance with this Section 9.16) and (F) to any direct or indirect contractual counterparty in Hedge Agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 9.16).  Notwithstanding the foregoing, no such information shall be disclosed to a Disqualified Institution that constitutes a Disqualified Institution at the time of such disclosure without the Borrower’s prior written consent.

SECTION 9.17                   Platform; Borrower Materials.  The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”), and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”).  The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (i) all the Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Borrower Materials “PUBLIC”, the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat the Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws, (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (iv) the Administrative Agent and the Arrangers shall be entitled to treat the Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor”.

SECTION 9.18                   Release of Liens and Guarantees.  In the event that any Loan Party conveys, sells, leases, assigns, transfers or otherwise disposes of all or any portion of any of the Equity Interests or assets of any Loan Party to a person that is not (and is not required to become) a Loan Party in a transaction not prohibited by Section 6.05, any Liens created by any Loan Document in respect of such Equity Interests or assets shall be automatically released and the Administrative Agent shall promptly (and the Lenders hereby authorize the Administrative Agent to) take such action and execute any such documents as may be reasonably requested by Parent or the Borrower and at the Borrower’s expense in connection with the release of any Liens created by any Loan Document in respect of such Equity Interests or assets, and, in the case of a disposition of the Equity Interests of any Subsidiary Loan Party (other than the Borrower) in a transaction permitted by Section 6.05 (including through merger, consolidation, amalgamation or otherwise) and as a result of which such Subsidiary Loan Party would cease to be a Subsidiary, such Subsidiary Loan Party’s obligations under the Collateral Agreement shall be automatically terminated and the Administrative Agent shall promptly (and the Lenders hereby authorize the Administrative Agent to) take such action and execute any such documents as may be reasonably requested by Parent or the Borrower to terminate such Subsidiary Loan Party’s obligations under the Collateral Agreement.  In addition, the Administrative Agent agrees to take such actions as are reasonably requested by Parent or the Borrower and at the Borrower’s expense to terminate the Liens and security interests created by the Loan Documents when all the Obligations (other than Obligations in respect of Specified Hedge Agreements, Cash Management Obligations and contingent indemnification and reimbursement obligations that are not yet due and payable and for which no claim has been asserted) are paid in full and the Commitments are terminated.

SECTION 9.19                   Release of Parent as Borrower.  From and after the effectiveness of the Contribution, Parent shall be released, automatically and without further action, from its obligations as the “Borrower” under this Agreement and each of the other Loan Documents; provided that such release shall be effective upon delivery by S&F Stores of (a) an executed joinder (in form and substance reasonably satisfactory to the Administrative Agent) pursuant to which it accedes to this Agreement and each of the other Loan Documents and becomes the “Borrower” hereunder and thereunder and (b) the executed Contribution and Assignment Agreements.

SECTION 9.20                   USA PATRIOT Act Notice.  Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act.

SECTION 9.21                   Security Documents and ABL/Term Loan Intercreditor Agreement.  The parties hereto acknowledge and agree that any provision of any Loan Document to the contrary notwithstanding, prior to the discharge in full of all ABL Claims (as defined in the ABL/Term Loan Intercreditor Agreement), the Loan Parties shall not be required to act or refrain from acting under any Security Document with respect to the ABL Priority Collateral in any manner that would result in a “Default” or “Event of Default” (as defined in any ABL Loan Document) under the terms and provisions of the ABL Loan Documents.  Each Lender hereunder (a) consents to the subordination of Liens provided for in the ABL/Term Loan Intercreditor Agreement, (b) agrees that it will be bound by and will take no actions contrary to the provisions of the ABL/Term Loan Intercreditor Agreement and (c) authorizes and instructs the Administrative Agent to enter into the ABL/Term Loan Intercreditor Agreement as “First Lien Term Loan Agent” (as defined in the ABL/Term Loan Intercreditor Agreement) and on behalf of such Lender.

SECTION 9.22                   Acknowledgment and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)                               the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)                              the effects of any Bail-In Action on any such liability, including, if applicable:

(i)                                  a reduction in full or in part or cancellation of any such liability;

(ii)                              a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)                          the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

SMART & FINAL STORES LLC, ~~INC.,~~ as Borrower

By:
Name:
Title:

SF CC INTERMEDIATE HOLDINGS, INC., as Parent

By:
Name:
Title:

MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent, Collateral Agent, a Lender, Arranger and Bookrunner

By:
Name:
Title: